UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Axon Enterprise, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Fellow shareholders,

Humanity hungers for an epic story. Violence often satiates that hunger as the exemplar of struggle, perseverance and triumph.

Culturally, whether in art, books, film or movies, we celebrate violence as if medieval trial by combat were the ultimate expression of human achievement. We may no longer gather in stadiums to watch gladiators fight to the death, but violence easily fulfills movie plot lines seeking conflict and meaning — from sword fights to gun fights to starfighters.

In the real world, it is tempting to let violence draw us in. Even as we detest it, we are captivated. We celebrate when the good guys win. But we do not ask if there could be a better way. Instead, like a movie, we focus on the plotline and the victory — why did the bad guy act badly, how did the good guys overcome?  In the real world, life is more complex than a storyline. Was the bad guy really evil? Many times we learn he was a veteran with severe mental health issues, or a teen with addiction and a drug problem. Every person is someone’s child, relative or friend, and the storylines are so much more complex than they are in the arts. This is not to excuse violent behaviors or accept them. But violence leads to sadness and loss. This is our real world.

At Axon, we constantly ask if there’s a better way. We question why when someone shows up to kill, the heroes who run in to stop the attack have to risk their own lives to save others. Today, the only way to stop a gunman is with a gunfight. We don’t dispute that is the state of the world as it exists today. But we can equally imagine a world where we have advanced technologies that don’t require sending our sons and daughters in uniform into harm’s way to stop a deadly threat. It’s not inconsistent to celebrate their sacrifice and heroism today, and look to give them better capabilities that keep everyone safer tomorrow.

How can we remove the struggle, stop the sacrifice? How can we ease the journey? Can we tip the scales and defeat violence in such a dominant fashion that violence becomes, dare I say, no longer interesting?

We are seeing some of this occur already. A few years back I talked to a sheriff who told me that in previous years, inmates were assaulting corrections officers multiple times per month in his jail. He explained that many inmates came from violent backgrounds. Within that jail community, it was seen as a badge of honor to get into a fight with officers, and if you injured them, it was a mark of achievement. You were one of the strongest warriors who stood up against the system and inflicted pain and suffering on your captors. However, the introduction of TASER devices into the jail changed the dynamic. It was one thing to get into fisticuffs with correctional officers where you may land some blows and “score some points,” but a TASER exposure led to an inglorious surrender. The user deploys the probes from a safe distance, which causes the subject’s muscles to lock up involuntarily, despite how much they want to resist or fight. Assaults on officers fell from multiple per month to only a few per year. Everyone is now much safer and the environment less violent. We made violence less interesting.

If we are to truly change the nature of violent encounters, we need to remove the risk of sending human beings directly into harm’s way.  One key area we are pursuing with significant promise is robotic security.  If we can send a robotic system into high-risk areas, we create more distance and time, two critical factors that can drastically change outcomes for the better. We can create innovative new capabilities that are far safer for everyone than sending in a team of heavily armed people, subject to their own fears and impaired by their own fight-or-flight biological reactions.

We understand the initial reservation around utilizing robotics in a public safety landscape, given the potential for misuse. However, as we have proven with our TASER devices and body camera products, misuse of good technology can often be mitigated with better technology and policy controls. We intend to lead the world not only in robotic security, but in the development of ethical frameworks and technology controls in this important space.

Now, let’s turn our attention to our type of epic story. Stories that lift humanity and drive us forward. Stories that celebrate the best of humanity — our love, care, innovation and adventure into new possibilities. The stories of space programs going to the moon, of curing diseases, of people seeking to contribute positively during their time on this Earth.

We are writing one such positive epic story. We envision a future where attempted violence elicits no more than a yawn — not because we’re numb to this plague, but because every single time it happens, the outcome is predictably and dominantly neutralized. Rather than going down in their own ill-conceived blaze of glory, violent actors are unceremoniously and ingloriously incapacitated and arrested — without struggle — taken to jail, put on trial and judged by peers.

I’d like to make it so violence in the modern world is no longer something that’s worthy of a movie plot. Violence is not the ultimate expression of human struggle. It’s simply bad and foolish; we should do everything we can to squeeze it out of our society.

I am not naive about removing deadly violence from human nature — this tale is as old as time. The deeper conflict is not with other people, or changing their instinct — but with technology that has not progressed far enough to displace violence as the best solution to stop violence. We may not be able to stop a passionate dispute, but we can endeavor to remove violence from the human transaction between our governments and the governed.

We are joining forces with law enforcement and community leaders in a moonshot goal to cut gun-related deaths between police and the public in half over the next 10 years. Axon’s part in accomplishing this moonshot goal will primarily be to approach killing as a technology problem. Gene Roddenberry, creator of Star Trek, envisioned a future where technology elevated humanity, resolving interpersonal violence by “setting Phasers to stun,” where realtime video communication is ubiquitous, and where computers, software and robots assist people to resolve dangerous and uncertain situations. That is the future we are creating — with life imitating the better side of the arts.

We know technology alone is not going to solve problems that involve complex social dynamics. It is going to require technology, training, policy, public acceptance and oversight. In this area, we are fortunate — because stakeholders from diverse parts of society share our mission, and seek to solve it, together.

Why Axon?

We often get asked why we are the right people to be writing this story, why a cause so universally supported is being spearheaded by a for-profit business. While we are proud to have built a profitable, growing business, profit is not our mission — our profit is an outcome we must achieve to support our mission. Revenue growth, profitability, and cash flow are all hallmarks of running a strong enterprise — and a healthy business model is the most powerful means to the ultimate end of protecting life.

When you see a problem and you can wrap a business model around it, that forces you to think about focusing on developing products that are so valuable people will buy them. When I decided I wanted to focus my life on reducing violence, I could have started a non-profit. But, in practicality, that would mean I would spend the majority of my time calling people asking for donations. By focusing on technologies that address the problems I care about and wrapping a successful business model around our solutions, our mission became self-funding and could move with speed and impact unthinkable in any other organizational model. Today, we have 3,000 employees working on our mission. We have generated over $15 billion in wealth for our shareholders. And our products have successfully saved hundreds of thousands of people in high-risk situations that could have otherwise escalated to deadly outcomes.

I believe with every fiber of my being that mission-driven capitalism works. Capitalism writ large has done more to lift humanity out of poverty over the past two centuries than any other approach. And we now have the ability to focus more of our time and energy solving higher level problems. Our mission mindset is what took us from a literal startup in a garage to where we are today, and we have even bigger problems (yielding even greater value) in our sights going forward.

You might recall that in 2020, we made the strategic decision to accelerate our investment in further advancing TASER technology to better serve public safety and communities. Over the course of 2021 and 2022, we invested nearly $100 million in TASER segment research and development. We are incredibly proud of the results: on January 24, 2023, Axon unveiled TASER 10 — a game-changing, life-saving weapon that is a feat of human ingenuity and engineering.

TASER 10 represents a giant leap in innovation, with several step-function improvements compared to previous versions, including double the range and much greater capacity. TASER 10 is the most sophisticated, accurate and effective TASER energy weapon to date. Future generations may simply take for granted the existence of this less-lethal technology — as if it had always existed — and like with all technological advancements that drive society forward, that is our aim. We are proud to be innovative category creators.

Your investment in our company and mission is an important element of the broader story. We’re proud that our mission and focus works for shareholders too. We are a “both-and” company — we don’t believe one party must win at the expense of another. We believe true value creation helps everyone. By investing in and striving to accomplish our mission, we are building the value of our company, our products, and our people.  We leave all of our stakeholders — our employees, our shareholders, and both our customers and the communities they serve — better off when they join our ecosystem.

To wit, in 2022, Axon delivered record revenue growth of 38% to $1.19 billion and net income of $147 million (12.4% net income margin), supporting Adjusted EBITDA of $232 million, or 19.5% Adjusted EBITDA margin. Our Axon Cloud software business grew 50% in 2022 on top of 38% growth the year before, and made up an increasing share of our business. Axon Cloud revenue of $368 million represented 31% of total revenue, and drove 45% Annual Recurring Revenue growth to $473 million.

In 2018, shareholders approved a CEO compensation plan that granted performance-based stock options, the vesting of which was tied to growing the company 10x over a 10-year performance period. At the time, the goals were viewed as extremely challenging. In full candor, my wife was against me taking on the challenge as she saw it as just too risky.  As I sit here writing this letter, we have grown the market capitalization almost 12x from $1.35 billion to over $16 billion today.  And, at current course and speed, we are on track to complete the final operational milestones in the next few months. Net, we will have completed an audacious 10-year plan in a little over 5 years, having grown our stock price at a CAGR over 50% per year over that time period. These results were far from easy. But they are the result of our mission-driven focus, our care for our customers, the innovation and care we put into our employee recruiting and compensation, and the value of our products that solve real problems.

What’s Next?

Looking forward, our efforts are focused on continuing to deliver strong financial results while we drive towards our moonshot. Our initial outlook for 2023 contemplates another strong year, with 20% revenue growth and EBITDA margin expansion. We introduced longer term targets that chart a path to $2.0 billion in revenue in 2025. We plan continued investment in our existing products, our salesforce, and expansion into newer product areas that can further improve the life experience for the stakeholders we serve.

We aim to pioneer, create, and invent. We believe we are the best positioned to drive the next wave of technology adoption within public safety and beyond.

As we embark further on our journey, we thank you for your unrelenting support and empowerment. The writing of our epic story will bear fruits and new breakthroughs over the next decade, and we are proud that you have chosen to be a part of it. We will not let you down. In fact, we will elevate together.

Here’s to the next exciting chapters in our story,

-Rick

AXON ENTERPRISE, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 31, 2023

To Our Shareholders:

The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Axon Enterprise, Inc. (the “Company” or “Axon”) will be held at 10:00 a.m. (local time) on Wednesday, May 31, 2023. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AXON2023. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

1.	Electing the directors of the Company named in this proxy statement;
2.	Advisory vote to approve the compensation of the Company’s named executive officers;
3.	Advisory vote to recommend the frequency of the shareholder vote to approve the compensation of the Company's named executive officers.
4.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2023;
5.	To approve the 2023 CEO Performance Award;
6.	Shareholder proposal to discontinue the development of a non-lethal TASER drone system; and
7.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Only shareholders of record of the Company’s common stock at the close of business on April 3, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only shareholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of shareholders as of the close of business on the Record Date for the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Annual Meeting and Voting” and the instructions on your proxy card or the voting instruction card you receive from your broker, bank or other intermediary. Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

If you have any questions concerning the proposals or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Axon, please contact Axon’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Shareholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call: (212) 750-5833

By Order of the Board of Directors,

/s/ ISAIAH FIELDS
Isaiah Fields
Corporate Secretary

Scottsdale, Arizona

[●]

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY OR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

General Information About the Annual Meeting and Voting	1
Governance	7
The Board of Directors	7
Board and Committee Governance	15
Director Compensation	19
Certain Relationships and Related Transactions	20
Share Ownership	21
Ownership of Equity Securities of the Company	21
Executive Compensation	23
Executive Officers	23
Compensation Discussion and Analysis	24
Summary Compensation Table	37
Pay Ratio of Chief Executive Officer Compensation to Median Employee Compensation	38
2022 Grants of Plan-Based Awards	43
Audit Matters	52
Report of the Audit Committee	52
Proposals	54
Proposal No. 1 – Election of Directors	55
Proposal No. 2 – Advisory Approval of the Company’s Executive Compensation	56
Proposal No. 3 – Advisory Vote to Recommend the Frequency of the Shareholder Vote to Approve the Compensation of the Company's Named Executive Officers	58
Proposal No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	59
Proposal No. 5 – Approval of the 2023 CEO Performance Award	61
Proposal No. 6 – Shareholder Proposal to Discontinue Non-Lethal TASER Drone System	79

Other Matters	84

AXON ENTERPRISE, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2023 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors (the “Board” or “Board of Directors”) has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at the Annual Meeting, which will take place virtually at 10:00 a.m. local time on Wednesday, May 31, 2023. You will be able to attend the Annual Meeting, vote your shares electronically, access the list of shareholders as of the close of business on the Record Date, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AXON2023. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. We recommend logging into the meeting prior to the start time. This proxy statement describes matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to shareholders on or about [●].

What is included in these materials?

These materials include:

·This proxy statement for the Annual Meeting; and

·The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to shareholders by providing access to these documents over the Internet. Accordingly, on [●] we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. Shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed or electronic set of the proxy materials by following the directions found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

Axon Enterprise, Inc. | 2023 Proxy Statement | 1

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed or electronic copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically via email. Copies of the proxy materials are also available for viewing at the investor relations page of the Company’s website at http://investor.axon.com.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?

Shareholders will vote on the following items at the Annual Meeting:

Proposal	Description	Board Recommendation
No. 1	Electing the directors of the Company named in this proxy statement	FOR (all nominees)
No. 2	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
No. 3	Advisory Vote to Recommend the Frequency of the Shareholder Vote to Approve the Compensation of the Company's Named Executive Officers	1 YEAR
No. 4	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2023	FOR
No. 5	To approve the 2023 CEO Performance Award	FOR
No. 6	Shareholder proposal to discontinue the development of a non-lethal TASER drone system	AGAINST

Shareholders will also vote on the transaction of any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares on such other matters as they determine in their discretion.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 17800 North 85th Street, Scottsdale, Arizona 85255. The Company’s main telephone number is (480) 991-0797.

Who may vote at the Annual Meeting?

As of April 3, 2023 (the “Record Date”), there were 73,879,573 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. The holders of a majority of the voting power of all shares entitled to vote, present in person (virtually) or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. Only shareholders as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

Axon Enterprise, Inc. | 2023 Proxy Statement | 2

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are multiple ways to vote:

:Via the Internet. If you received a Notice, you may vote via the Internet:

Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.

During the Meeting: visit http://www.annualshareholdermeeting.com/AXON2023 and enter the control number found in the Notice.

(	By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.
,	By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are multiple ways to vote:

:Via the Internet. If you received a Notice, you may vote via the Internet:

Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.

During the Meeting: visit http://www.annualshareholdermeeting.com/AXON2023 and enter the control number found in the Notice.

(	By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.
,	By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in street name, you should contact your broker to obtain your 16-digit control number or otherwise vote through your broker. Only shareholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of shareholders as of the close of business on the Record Date for the Annual Meeting.

Axon Enterprise, Inc. | 2023 Proxy Statement | 3

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under Delaware law and the Company’s bylaws, the holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, at a meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present to determine whether a quorum has been established. Once a share of the Company’s common stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholder of Record If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 4 (ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2023) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

Proposals No. 1, No. 2, No. 3, No. 5, and No. 6 (election of the directors, advisory vote to approve the compensation of the Company’s named executive officers, advisory vote to recommend the frequency of the shareholder vote to approve the compensation of the Company’s named executive officers, the approval of the 2023 CEO Performance Award, and the shareholder proposal to discontinue the development of a non-lethal TASER drone system) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1, No. 2, No. 3, No. 5, and No. 6.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting virtually and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the virtual meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255 a written notice of revocation prior to the Annual Meeting.

Axon Enterprise, Inc. | 2023 Proxy Statement | 4

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

What is the voting requirement to approve each of the proposals?

Election of Directors

For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, each director will be elected by the affirmative vote of a majority of the votes properly cast for and against such nominee’s election. Abstentions and broker non-votes will have no effect on the outcome of this proposal if a quorum is present.

Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.

Advisory Vote to Recommend the Frequency of the Shareholder Vote to Approve the Compensation of the Company's Named Executive Officers (“Say-on-Frequency”)

For Proposal No. 3, a plurality of votes cast will determine the shareholders' preferred frequency for holding an advisory vote on compensation for named executive officers. This means that the option for holding an advisory vote, which can be every 1 year, 2 years or 3 years receiving the greatest number of votes will be considered the preferred frequency of our shareholders. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.

Ratification of Independent Registered Public Accounting Firm

For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.

Approval of the 2023 CEO Performance Award

For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.

Shareholder Proposal to Discontinue the Development of the Non-Lethal TASER Drone System

For Proposal No. 6, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for approval. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.

Who will serve as the inspector of election?

A member of the Company’s internal legal department will serve as the inspector of election.

Axon Enterprise, Inc. | 2023 Proxy Statement | 5

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.

Who is paying for the cost of this proxy solicitation?

The Company will bear the cost of solicitation of proxies for the Annual Meeting. We are soliciting your proxy on behalf of our Board. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, electronically, including e-mail, or otherwise, by our officers, directors and other employees. They will not receive any additional compensation for these activities. We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of up to $50,000, plus reimbursement of reasonable expenses, and we have agreed to indemnify Innisfree M&A Incorporated against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Who can help answer my other questions?

If after reading this proxy statement you have more questions about the Annual Meeting or the proposals, you should contact Innisfree M&A incorporated, our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Shareholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

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Axon Enterprise, Inc. | 2023 Proxy Statement | 6

GOVERNANCE

THE BOARD OF DIRECTORS

Director Nominations

The Nominating and Corporate Governance Committee (the “NCG Committee”) is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm engaged by the NCG Committee.

Shareholders who wish the NCG Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to the NCG Committee, c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the NCG Committee as other suggested nominees.

In January 2022, the Board approved an amendment to our bylaws to move from a plurality voting standard to a majority voting standard in uncontested elections. Under the new standard, an uncontested director must receive a majority of the votes properly cast for and against such nominee, and if they do not, they must tender their resignation for Board consideration. For contested elections where the number of director nominees exceeds the number of Board seats open for election, each person nominated to be elected as a director shall be elected by a plurality of the votes properly cast.

If an incumbent director receives less than a majority of the votes cast with respect to such director’s election in an uncontested election, such director shall promptly tender his or her resignation to the NCG Committee.  No later than 90 days following the receipt of any such tendered resignation, (A) the Board shall, taking into account any recommendation by the NCG Committee, take formal action with respect thereto (which action may include accepting or rejecting such tendered resignation, or taking other action considered appropriate) and (B) the Company shall publicly disclose the Board’s decision and, in the event that the Board of Directors does not accept such tendered resignation, the rationale for such decision. The director who tenders his or her resignation shall not participate in the recommendation of the NCG Committee or the decision of the Board with respect to his or her resignation. The NCG Committee, in making any recommendation, and the Board, in making any decision, may consider any factors or other information they consider appropriate or relevant. If the Board accepts a tendered resignation, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareholders, the NCG Committee considers the potential nominee’s demonstrated character, judgment, relevant business, functional and industry experience, and whether they possess a high degree of business, technological, medical, military, political or law enforcement acumen, independence, and other such factors the NCG Committee determines are pertinent in light of the current needs of the Board. The NCG Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Board of Directors. While the NCG Committee does not have a formal diversity policy, it strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board.

While recognizing that any group of people is more than the sum of its parts, that biography does not always define identity and that attempting to quantify diversity is an imperfect exercise in a world of unique individuals, we also acknowledge and celebrate that our board intentionally reflects a wide range of human experiences and identities.

On our Board, four identify as women and six identify as men, one identifies as Iranian-American, two identify as Black, seven identify as White or Caucasian, and one identifies as a member of the LGBTQ+ community as of March 31, 2023.

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The NCG Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees but reserves the right to do so.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Board has identified particular qualifications, attributes, skills and experience that it believes are important to be represented on the Board as a whole in order to advise and contribute to the execution of the Company’s strategic objectives. Each Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings a myriad of attributes that are a combined benefit to the Company and its shareholders. The following table summarizes certain key characteristics of the Company’s business and the associated attributes that have been identified as important to be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills & Experience
The Company’s business is multifaceted and involves complex financial transactions.	• High level of financial literacy  Relevant CEO, CFO, or treasury experience • Certified Public Accountant, Certified Financial Analyst

The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities and non-governmental organizations.

• Governmental, legal or political experience
The Company’s TASER product lines utilize Neuro-Muscular Incapacitation from electrical currents as the method to disable a resisting suspect, which inherently involves medical and scientific testing.	• Medical and/or scientific experience
The Company’s primary markets are law enforcement, military and corrections agencies.	• Law enforcement experience • Military experience

The Company’s business includes the innovative fields of cloud computing, software as a service, wearable technology, and other emerging technologies such as artificial intelligence, all of which involve different points of view and perspectives from its traditional TASER background.

• Emerging technologies experience • Complex hardware and software integration experience • Cybersecurity experience
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight • Management expertise

Director Nominees in 2023

Adriane Brown

Director since 2020

Age: 64

Board Committees: Compensation Committee, NCG Committee (Chair) and Merger and Acquisition and Capital Structure Committee

Other Public Company Boards: American Airlines Group Inc., eBay Inc. and KKR & Co Inc.

Ms. Brown is a Managing Partner at Flying Fish Partners, a technology focused venture capital firm, beginning in 2021, and joined as a Venture Partner in 2018. Prior to that, Ms. Brown served as President and Chief Operating Officer for Intellectual Ventures (“IV”), an invention and investment company that commercializes inventions, from January 2010 through July 2017, and served as a Senior Advisor until December 2018. Before joining IV, Ms. Brown served as President

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and Chief Executive Officer of Honeywell Transportation Systems (“Honeywell”). Over the course of 10 years at Honeywell, she held leadership positions serving the aerospace and automotive markets globally. Prior to Honeywell, Ms. Brown spent 19 years at Corning, Inc., ultimately serving as Vice President and General Manager, Environmental Products Division, having started her career there as a shift supervisor. Ms. Brown also serves on the boards of directors of eBay Inc., American Airlines Group Inc., and KKR & Co Inc. Ms. Brown also serves on the board of directors of the International Women’s Forum. Previously, she served on the boards of Allergan Plc and Raytheon Company until 2020, respectively, and Harman International Industries until 2017.  Ms. Brown holds an Honorary Doctorate of Humane Letters and a B.A. in environmental health from Old Dominion University, and is a winner of its Distinguished Alumni Award. She also holds a M.A. in management from the Massachusetts Institute of Technology where she was a Sloan Fellow.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	President and Chief Operating Officer for IV from January 2010 to July 2017, and President and Chief Executive Officer of Honeywell Transportation Systems from January 2005 to June 2009.
Risk Oversight & Management

Board Experience from Allergan plc, American Airlines Group Inc., eBay Inc., KKR & Co Inc., Harman, and Raytheon Company gives extensive experience relating to public company corporate governance matters.

Technology Expertise

Ms. Brown is a Managing Partner and member of the Investment Committee at Flying Fish Partners. The fund invests in and supports start-ups utilizing artificial intelligence and machine learning to transform processes in a variety of market verticals. Over the course of her career, Ms. Brown has engaged in business and technology transformations across a number of businesses and markets.

Michael Garnreiter, Chairman

Director since 2006

Age: 71

Board Committees: Audit Committee (Chair), Compensation Committee and NCG Committee

Other Public Company Boards: Knight-Swift Transportation Holdings and Amtech Systems

Mr. Garnreiter most recently served as Vice President of Finance and Treasurer of Shamrock Foods, a privately-held manufacturer and distributor of foods and food-related products. He retired from this position in December 2015. From January 2010 until August 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics, a Phoenix-based litigation and financial consulting firm. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served with the international accounting firm, Arthur Andersen, from 1974 through March 2002 with increasing levels of responsibility, culminating as a partner. Additionally, Mr. Garnreiter has served on the board of Knight Swift Transportation Holdings since 2003 and has also served on the board of Amtech Systems since 2007. Mr. Garnreiter holds a B.S. in accounting from California State University at Long Beach and is a Certified Public Accountant.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Certified Public Accountant and former partner at Arthur Andersen. Served on the audit committee for each board he has served in the past and has extensive knowledge of SEC rules and regulations.
Risk Oversight & Management	Board Experience from Knight-Swift Transportation Holdings and Amtech Systems gives extensive experience relating to public company corporate governance matters.

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Hadi Partovi

Director since 2010

Age: 50

Board Committees: Compensation Committee (Chair), NCG Committee and Merger and Acquisition and Capital Structure Committee

Other Public Company Boards: None

Mr. Partovi is the CEO and co-founder of the non-profit education organization Code.org, and serves as a Director on the board of Mountain. Mr. Partovi is a past or present strategic advisor or early investor at numerous technology companies, including Facebook, Dropbox, Uber, airbnb, SpaceX, and Zappos. From 2009 through 2010, Mr. Partovi was Senior Vice President of Technology for MySpace (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by MySpace in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager for Microsoft Internet Explorer. Mr. Partovi holds B.A. and M.S. in Computer Science, summa cum laude, from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an investor in technology companies provides Mr. Partovi with invaluable insight into software and Internet-related business development initiatives.
Risk Oversight & Management	Experience as an advisor to multiple start-up companies provides Mr. Partovi experience in the unique challenges facing companies pursuing new technology.

Mark W. Kroll, Ph.D.

Director since 2003

Age: 70

Board Committees: Enterprise Risk and Information Security Committee, NCG Committee and Scientific and Medical Committee (Chair)

Other Public Company Boards: Haemonetics Corporation

Dr. Kroll retired in July 2005 from St. Jude Medical, Inc., where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. in Mathematics and a M.S. and a Ph.D. from the Electrical Engineering department of the University of Minnesota and an M.B.A. from the University of St. Thomas. Dr. Kroll is also the named inventor of over 350 issued U.S. patents and is a Fellow of: American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering ("IEEE"), and the American Institute for Medicine and Biology in Engineering ("AIMBE"). Dr. Kroll has also served on the board of Haemontics Corporation, provider of innovative medical technology solutions, since 2006.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Advanced mathematical and scientific education and technology and scientific accomplishments as recognized by “Fellow” designations from IEEE and AIMBE provide a strong scientific background that is beneficial to the Company.

Medical and Scientific Expertise	Scientific accomplishments as recognized by “Fellow” designations from the American College of Cardiology and the Heart Rhythm Society provide invaluable skills and experience to the TASER business.
Risk Oversight & Management	Service on Haemonetics Corporation’s board of directors as well as leadership positions at St. Jude Medical, Inc. provides beneficial experience in management and oversight.

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Matthew R. McBrady, Ph.D

Director since 2016

Age: 52

Board Committees: Enterprise Risk and Information Security Committee and Merger and Acquisition and Capital Structure Committee (Chair)

Other Public Company Boards: None

From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. From 2002 to 2006 Dr. McBrady served as a professor of finance at the Wharton School of Business at the University of Pennsylvania (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). After leaving academia Dr. McBrady joined the North American Private Equity group at Bain Capital, LLC where he worked as an investment professional from January 2007 through January 2009 prior to joining Silver Creek Capital Management, LLC as Managing Director and Head of Investment Strategy and Risk Management. In January 2014, Dr. McBrady joined BlackRock, Inc. where he served as Managing Director and Chief Investment Officer of Multi-Strategy Hedge Funds from January 2014 through September 2016. Dr. McBrady served as the Managing Director of Investments at the Cystic Fibrosis Foundation from September 2017 to January 2019 and a Senior Advisor and co-CIO of Callaway Capital from January 2017 to December 2019. Dr. McBrady returned to the Darden Graduate School of Business Administration as a Professor of Practice in August 2022 where he teaches classes in Corporate Financial Strategy, and Impact and ESG Investing. In addition to his work in the private sector and academia, Dr. McBrady currently serves as an Adviser to a number of Impact Investing funds, and currently serves as the Chairman of the Investment Committee for Global Partnerships, a non-profit Impact Investor that has deployed nearly $500m in concessionary loans to improve the lives of people living at the bottom of the pyramid in Central and South America and Africa. Dr. McBrady holds a B.A. in Economics from Harvard University, a M.Sc. in International Economics from Oxford University (U.K.), and a Ph.D. in Business Economics from Harvard University. Dr. McBrady previously served as a director for the Company from January 2001 through June 2014.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy

Service as a member of President Clinton’s Council of Economic Advisory and teaching positions at the Harvard Business School, the Wharton School of Business and the Darden Graduate School of Business Administration providing Dr. McBrady valuable financial knowledge and context. Service as Chief Investment Officer for BlackRock and investment strategy and management positions for other investment management firms.

Relevant Political Background	Service as a member of President Clinton’s Council of Economic Advisors giving him deep insight into government processes.

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Graham Smith

Director since 2023

Age: 63

Other Public Company Boards: Splunk Inc and Procore Technologies, Inc.

Mr. Smith has served as Chair of the board of directors of Splunk Inc. since March 2019, and as a member of their board of directors since 2011. He also served as the interim Chief Executive Officer of Splunk Inc. from November 2021 to April 2022. Mr. Smith has also served on the board of Procore Technologies, Inc. a provider of cloud-based construction management software, since 2020. Mr. Smith served in various leadership positions at salesforce.com, inc. (“Salesforce”), a provider of enterprise cloud computing software, from 2007 to 2015, including as Chief Financial Officer and most recently as Executive Vice President. Prior to joining Salesforce, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a portfolio accounting software company, from 2003 to 2007. Mr. Smith previously served on the board of directors of BlackLine, Inc., a provider of cloud-based solutions for finance and accounting from 2015 to 2022; Citrix Systems, Inc., an enterprise software company, from 2015 to 2018; MINDBODY, Inc., a cloud-based wellness services marketplace (acquired by Vista Equity Partners), from 2015 to 2019; Xero Limited, an online accounting software company, from 2015 to 2020; Slack Technologies, Inc., a provider of cloud-based professional collaboration tools, from 2018 to 2021; and Elliott Opportunity II Corp., a special purchase acquisition company, from June to December 2021.

Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Service as Chief Financial Officer of multiple publicly traded companies and international chartered accountant.
Risk Oversight & Management

Board Experience for Splunk Inc., Procore Technologies, Inc., BlackLine, Inc., Citrix Systems, Inc., MINDBODY, Inc., Xero Limited, and Slack Technologies, Inc., as well as progressive leadership at Salesforce, gives extensive experience relating to public company corporate governance matters.

Patrick W. Smith, Chief Executive Officer

Director since 1993

Age: 52

Other Public Company Boards: None

Mr. Smith has served as Chief Executive Officer (“CEO”) and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard, cum laude, in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration program at the University of Chicago. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium and an M.B.A. with honors at the University of Chicago, graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded Axon Enterprise, Inc. (F.K.A. TASER International, Inc.) in September 1993 with his brother, Thomas P. Smith.

Among other qualifications, Mr. Smith is the founder and visionary of the Company and brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support as well as technology innovation as he currently holds 45 U.S. patents.

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Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Highly skilled in technology innovation and the holder of 45 U.S. patents.
Risk Oversight & Management	Management and board experience as the founder of the Company and Chief Executive Officer provides extensive expertise for public company matters and executive leadership.

Jeri Williams

Director since 2023

Age: 57

Other Public Company Boards: None

Ms.  Williams served as Chief of Police for the Phoenix Police Department from 2016 to 2022, the first female to lead the city’s force. During her tenure with the department, she advanced a number of progressive strategies within the department, including key areas such as community engagement and professional standards. Previously, she served nearly six years as Chief of Police in the City of Oxnard, California. Ms. Williams has received extensive accolades for her dedication to law enforcement, including being named one of Arizona’s Most Intriguing Women by the Arizona Centennial Legacy Project and recognized as California’s Assembly District 44 Woman of the Year for her leadership and outstanding accomplishments. In 2016, President Obama appointed Ms. Williams to a membership position on the Medal of Valor Review Board.

She has also served as the first female President of the Major Cities Chiefs Association. Ms. Williams holds a B.A. in Fine Arts from Arizona State University and a M.A. in Education from Northern Arizona University.

Specific Qualifications, Attributes, Skills and Experience:

Law enforcement experience	Service as Chief of Police for the Phoenix Police Department and City of Oxnard, California gives deep insight into the operational demands of our law enforcement customers.
Relevant Political Background

Service as the President of the Major Cities Chiefs Association provides valuable insight into community engagement and enhance relationships with various governmental agencies and law enforcement leaders.

Incumbent Directors in 2023

Julie A. Cullivan

Director since 2017

Class C

Age: 57

Board Committees: Audit Committee and Enterprise Risk and Information Security Committee (Chair)

Other Public Company Boards: None.

Most recently, Ms. Cullivan was the Chief Technology and People Officer at Forescout Technologies, Inc. (“Forescout”), reporting to the Chief Executive Officer, where she was responsible for leading the company’s business model transformation, information technology strategy, security risk and compliance program, customer production operations, and human resources. She joined in July 2017 and helped Forescout scale from a private company with $160 million in revenue, through its successful initial public offering, to a publicly traded company with revenues of $330 million and a $1.5 billion valuation. In addition to focusing on scale, Ms. Cullivan led Forescout’s operational transformation from an appliance and license software business to a cloud subscription business. Forescout was acquired by Advent International, a private equity firm, in 2020 and Ms. Cullivan left in January 2021. Prior to Forescout, Ms. Cullivan was an Executive

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Vice President of Business Operations and Chief Information Officer at FireEye Inc. and a Senior Vice President at McAfee Corp. Additionally, Ms. Cullivan held executive roles at Autodesk, Inc., EMC Corporation, and Oracle Corporation.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Ms. Cullivan is a recognized leader in the cyber security field and a sought-after speaker on topics including women in security, security as a boardroom imperative, innovation and building high impact teams.

Risk Oversight & Management

Experience as Chief Technology and People Officer, EVP of Business Operations, and Chief Information Officer where Ms. Cullivan led cross functional initiatives and information security strategy in a high-growth environment.

Caitlin Kalinowski

Director since 2019

Class C

Age: 42

Board Committees: Audit Committee, Enterprise Risk and Information Security Committee, Merger and Acquisition and Capital Structure Committee

Other Public Company Boards: None

Caitlin Kalinowski leads the AR Glasses Hardware team for Reality Labs at Meta. Previously, she led VR Hardware, the division responsible for the Meta Quest 2 and Touch controllers, and the Oculus Rift, Go and Rift S. Before working at Meta, Ms. Kalinowski was a technical lead at Apple on the Mac Pro and MacBook Air products and was part of the original unibody MacBook Pro team. Ms. Kalinowski is also on the strategic board of Lesbians Who Tech & Allies, the largest LGBTQ technical organization in the world. Ms. Kalinowski holds a B.S. in Mechanical Engineering from Stanford University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Ms. Kalinowski has extensive experience in established technology organizations such as Meta and Apple. Ms. Kalinowski led technical teams at Apple and currently heads AR Glasses Hardware at Meta. She has tremendous insight into product design and engineering for technology focused initiatives.

Incoming Directors in 2023

Erika Ayers

Director beginning June 1, 2023

Age: 47

Other Public Companies: None

Ms. Ayers was named Barstool Sports’ first Chief Executive Officer in 2016 and, during her tenure, it has experienced tremendous brand and business growth as one of the fastest-growing digital innovation, sports, entertainment and lifestyle media brands on the internet. Prior to joining Barstool Sports, Ms. Ayers held various executive roles at media platforms such as Microsoft Corporation, AOL, Leaf Group (formerly Demand Media, Inc.) and Yahoo! Inc. She has extensive experience in transforming start-up organizations into multi-industry operations. She was also part of two early stage start-ups in the fashion and music industry and sits on the advisory boards of the Premiere Lacrosse League and Food52. Ms. Ayers previously served on the board of directors of World Wrestling Entertainment, Inc. from October 2020 to September 2022. Ms. Ayers holds a B.S. in Sociology and Psychology from Colby College.

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Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an executive of media platform companies provides Ms. Ayers with invaluable insight into communication expertise, Internet-related business development demands and brand building.
Risk Oversight & Management	Experience as an advisor to multiple companies and as a board member on a public company board gives experience to public company corporate governance matters.

BOARD AND COMMITTEE GOVERNANCE

Role of the Board of Directors

The principal duties of the Board of Directors are to oversee management and evaluate strategy. The fundamental responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interest of the Company and its shareholders. Our governance structure is designed to foster disciplined actions, effective decision-making, and appropriate oversight of both compliance and performance.

Axon’s key governance documents, including our Corporate Governance Guidelines, are available at http://investor.axon.com/governance/documents-and-charters.

Board Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure is anchored by a non-management director as Chairman of the Board. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

●	Chairman of the Board: Michael Garnreiter
●	Chief Executive Officer: Patrick W. Smith

The principal role of the Chairman of the Board is to manage and to provide leadership to the Board of Directors of the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company, through the CEO. The Chairman acts as the communicator for Board decisions where appropriate. The separation of the role of the Chairman from that of the CEO is based on the Board’s view that the Chairman should be free from any interest and any business or other relationship that could interfere with the Chairman’s judgment, other than interests resulting from Company shareholdings and remuneration.

The Board conducts an annual evaluation of the performance of the Board and each of its standing committees, including peer assessments of each individual director.

Meetings of the Board of Directors

During the year ended December 31, 2022, the Board held eight meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

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Committees of the Board of Directors

The following table summarizes the current membership of our standing non-management Board committees, and identifies the chair of each committee and the number of committee meetings held in fiscal 2022:

				Merger and		Enterprise
				Acquisition	Scientific	Risk and
				and Capital	and	Information
	Audit	Compensation	NCG	Structures	Medical	Security
	Committee	Committee	Committee	Committee	Committee	Committee
# Meetings	5	15	8	5	1	4
Director
Adriane Brown		X	*	X
Julie A. Cullivan	X					*
Michael Garnreiter	*	X	X
Caitlin Kalinowski	X			X		X
Mark W. Kroll			X		*	X
Matthew R. McBrady				*		X
Hadi Partovi		*	X	X

X = Member

* = Chair

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of its engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews and advises the Board with respect to the effectiveness of the Company’s system for monitoring compliance with laws and regulations and with the Company’s ethics policy; reviews and considers for ratification or approval all related party transactions and/or other transactions implicating a potential conflict of interest between the Company and any of its directors, executive officers or other related parties if such transactions are in excess of $120,000; establishes procedures for the treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and establishes procedures for the confidential submission by the Company’s employees of concerns regarding internal accounting controls, questionable accounting or audit matters; discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; reviews with the independent registered public accounting firm , upon the completion of its audit, the results of the auditing engagement and any other findings or recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of its quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with such quarterly reviews. The Report of the Audit Committee for the year ended December 31, 2022 is included in this proxy statement.

The Compensation Committee determines salaries, stock and bonus awards and considers employment agreements for appointed officers of the Company; considers and reviews grants of options and other equity awards under the Company’s compensations plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2022 is included in this proxy statement. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The NCG Committee is charged with identifying qualified candidates for nomination for election to the Board and nominating such candidates for election; and reviewing and making recommendation to the Board concerning the composition and size of the Board and its committees. The Committee also monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, and developing and updating our

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Corporate Governance Guidelines. Recently, the Board of Directors updated Axon’s Corporate Governance Guidelines to further strengthen our commitment to providing a director nomination process that is fair and equitable to all nominating stockholders.

The Merger and Acquisition and Capital Structure Committee serves to focus on issues related to any proposed merger, acquisition, or other strategic investment activity or plans identified by the Company’s management. It also provides guidance and oversight on the Company’s financing decisions.

The Enterprise Risk and Information Security Committee is responsible for the identification, monitoring, and mitigation of operational, strategic, and external environment risks inherent in the business of the Company. The Committee is also responsible for the design, implementation, and management of an effective information security system, including reviewing and overseeing the Company’s policies, procedures and plans relating to cybersecurity and data protection risks associated with the Company’s products, services, information technology infrastructure and related operations.

The Audit Committee, Compensation Committee and NCG Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of these committees are available on our website at https://investor.axon.com/documents-and-charters.

Audit Committee Financial Experts

The Board of Directors determined that Mr. Garnreiter, an independent director of the Company, is an audit committee financial expert within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Mr. Garnreiter is included in this proxy statement under the heading “Governance--The Board of Directors.” The Board has determined that each current member of the Audit Committee is financially literate and that Mr. Garnreiter satisfies the financial sophistication requirements under the current listing standards of NASDAQ.

Director Independence

As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent audit committee and compensation committee independence committee criteria. For 2022, the Company determined that all Board members, other than Patrick W. Smith and Matthew McBrady, were independent under applicable NASDAQ and SEC rules. Each of our directors other than Patrick W. Smith is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations.

Patrick W. Smith and Matthew McBrady are not independent.

In making its independence determinations, the Board considered that Mark W. Kroll, Ph.D., provides consulting services for the Company. The expenses related to these services, excluding travel reimbursements, were approximately $114,000 for the year ended December 31, 2022. At December 31, 2022, the Company had accrued liabilities of $19,000 relating to these services. The Board determined that these consulting services did not impair Dr. Kroll’s independence because the amount of the fees are not material to Dr. Kroll or the Company and they represent a significant reduction from his standard fees.

Board of Directors’ Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. The Board has allocated and delegated primary responsibilities for risk oversight responsibility to three committees: the Audit Committee, the Enterprise Risk and Information Security Committee, and the Scientific and Medical Committee.

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The Audit Committee meets at least once a quarter and is responsible for oversight of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company maintains an internal audit function that reports directly to the Audit Committee Chair and reports to the Audit Committee quarterly on the status and health of internal controls, as well as any potential related party transactions. The Chief Legal Officer reports to the Audit Committee quarterly on potential ethics complaints as well as the status of the Company’s pending litigation. The Audit Committee in turn reports to the full Board on the status of financial risks and internal controls at least once a quarter.

The Enterprise Risk and Information Security Committee meets at least once a quarter and is responsible for oversight of the Company’s compliance, information security and enterprise risks excepting the financial risks overseen by the Audit Committee. Specifically, the Enterprise Risk and Information Security Committee provides oversight of the Company’s compliance practices (which include but are not limited to import compliance, export compliance, FCPA and anti-bribery and corruption compliance, ATF compliance, workplace safety, data privacy, modern slavery and anti-human trafficking compliance, labor and employment compliance, lobbying compliance, and antitrust compliance). The Enterprise Risk and Information Security Committee also provides oversight of the Company’s information security and systems integrity practices and risks. Enterprise Risk and Information Security Committee meetings are informed by management who maintain a risk dashboard to monitor companywide risks and prioritize them based on potential likelihood and potential severity of impact to the Company. Risk mitigation strategies are tracked and reported on by management to the Enterprise Risk and Information Security Committee at least once a quarter. Likewise, the Enterprise Risk and Information Security Committee reports to the full Board on the highest priority risks and mitigation strategies at least once a quarter.

The Scientific and Medical Committee typically meets at least twice a year and provides general oversight of the safety, effectiveness and potential risks around Axon’s TASER brand electrical weapons. The Scientific and Medical Committee also provides oversight to Axon’s Scientific and Medical Advisory Board (SMAB) which is an independent board comprised of many of the world’s leading medical and scientific experts in the areas of electrical engineering, cardiac electrophysiology, emergency medicine and forensic pathology as they relate to TASER electrical weapons. The SMAB generally meets twice a year and provides feedback to the Company and the Scientific and Medical Committee on the design, safety and effectiveness of TASER electrical weapons. The Scientific and Medical Committee in turn report to the Board at least twice a year on the work of the SMAB to help oversee TASER weapon related risks.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) which is applicable to all employees, directors and consultants of the Company. The Company has also adopted a Code of Ethics for Senior Financial Officers which is applicable to the CEO, Chief Financial Officer, Corporate Controller, Vice President of SEC Reporting and others performing similar functions. A copy of the Company’s Code of Ethics and Senior Financial Officer Code of Ethics are published and available on the investors portion of Company’s website at https://investor.axon.com/documents-and-charters. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless required by NASDAQ rules to disclose such event on Form 8-K.

Director Attendance at Annual Meetings of Shareholders

Directors are encouraged by the Company to attend each annual meeting of shareholders if their schedules permit. All of our directors, excluding the newly appointed directors in 2023, attended the 2022 Annual Meeting of Shareholders.

Shareholder Communications with Directors

Shareholders may communicate with members of the Board by mail addressed to the Chairman, or any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, AZ 85255. In general, any shareholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board or specified members will be forwarded in accordance with the shareholder’s instructions.

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DIRECTOR COMPENSATION

Members of the Board who are employees of the Company are not separately compensated for serving on the Board. Board compensation is reviewed periodically by the Company’s Compensation Committee. In March 2022, the Compensation Committee approved updated Board compensation levels. Non-employee directors of the Company are paid $10,000 per quarter and are eligible to receive annual grants of restricted stock units (“RSUs”) of the Company’s stock with a grant date fair value equal to approximately $200,000 vesting on the one-year anniversary of the grant. New Board members are eligible to receive an initial grant of RSUs with a grant date fair value equal to approximately $200,000 in their first year of service vesting in equal annual installments over three years. The Chairman of the Board receives an additional (i) $5,000 in cash per quarter and (ii) an annual grant of RSUs with a grant date fair value equal to $20,000 vesting over one year. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

In addition, board members serving on committees in either the chair or member capacity receive fees as summarized in the following table:

	Quarterly Chair	Quarterly Member
Committee	Fee	Fee
Audit	$6,250	$2,500
Compensation	3,750	1,875
NCG	2,500	1,250
Mergers & Acquisitions and Capital Structure	2,500	1,500
Scientific and Medical	6,000	2,500
Enterprise Risk and Information Security	2,500	1,500

The annual RSU awards are typically granted on the date of the Company’s annual shareholder’s meeting. Directors have the option of deferring all or a portion of their cash compensation into a non-qualified deferred compensation plan.

In 2021, the Compensation Committee retained compensation consulting firm Compensia, which provided research, data analyses, benchmarking and design expertise in adjusting compensation for its directors. Compensia provided director compensation data based on its proprietary database for public technology companies with annual sales between $435 million and $1.7 billion, with market capitalization of $2.4 billion to $37.6 billion. The Committee’s compensation philosophy is to generally set director compensation at approximately the 50% benchmark to peers, adjusted every three years. The results were implemented in 2021 and were unchanged in 2022 and 2023.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2022.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($)	($) (1) (3)	($) (2)	Total ($)
Adriane Brown	$61,000	$200,092	$—	$261,092
Julie A. Cullivan (4)	60,000	200,092	—	260,092
Michael Garnreiter	97,500	220,171	—	317,671
Caitlin E. Kalinowski	62,000	200,092	—	262,092
Mark W. Kroll (4)	75,000	200,092	114,000	389,092
Matthew R. McBrady	60,375	200,092	—	260,467
Hadi Partovi	66,000	200,092	—	266,092

(1)

Amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant. Each non-employee director received an award of 2,013 RSUs on May 20,

Axon Enterprise, Inc. | 2023 Proxy Statement | 19

2022. The awards vest on the one-year anniversary of the grant on May 20, 2023. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculations of the grant date fair value for stock awards are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2022.

The following table shows the aggregate number of  RSUs outstanding for each director as of December 31, 2022.

As of December 31, 2022
Aggregate
Restricted Stock
Name	Units Outstanding
Adriane Brown	3,563
Julie A. Cullivan	3,671
Michael Garnreiter	3,873
Caitlin E. Kalinowski	3,671
Mark W. Kroll	3,671
Matthew R. McBrady	3,671
Hadi Partovi	3,671

(2)	Other compensation for Dr. Kroll represents fees for consulting services provided.
(3)	Pursuant to his service as Chairman of the Board, on May 20, 2022, Mr. Garnreiter received a grant of 202 shares which vests one year from the grant date.
(4)

Non-employee directors have the option of participating in the non-qualified deferred compensation plan through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan. There were no above-market returns for participants in the plan. Dr. Kroll and Ms. Cullivan participate in the Company’s deferred compensation plan and elected to defer $75,000 and $60,000, respectively, of earned compensation into the plan during the year ended December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and its directors, director nominees, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement.

The Company has a written related party policy which is included within the Audit Committee Charter, wherein the Audit Committee reviews, approves, or ratifies related party transactions in accordance with NASDAQ rules. All proposed transactions in excess of $120,000 between the Company and its directors, officers, five-percent shareholders and their affiliates should be entered into or approved only if such transactions are on terms no less favorable to the Company than it could obtain from unaffiliated parties, are reasonably expected to benefit the Company and are disclosed to the Audit Committee. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.

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SHARE OWNERSHIP

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth information, as of March 31, 2023, with respect to beneficial ownership of the Company’s common stock by each current director or nominee for director, by each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K)(the “NEOs”), by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

		Shares
		Acquirable	Total
		Within 60	Beneficial	Percent of
Name of Beneficial Owner (1)	Shares Beneficially Owned	Days (2)	Ownership	Class (3)
Beneficial Owners of More than 5%:
BlackRock, Inc. (4)	7,468,715	—	7,468,715	10.1%
The Vanguard Group (5)	6,225,216	—	6,225,216	8.4
Capital International Investors (6)	5,698,621	—	5,698,621	7.7

Directors and Named Executive Officers:
Patrick W. Smith	2,982,769	5,934	2,988,703	4.0
Hadi Partovi	364,153	3,193	367,346	*
Michael Garnreiter	24,570	3,395	27,965	*
Mark W. Kroll	6,471	3,193	9,664	*
Julie A. Cullivan	4,411	3,193	7,604	*
Caitlin Kalinowski	4,508	3,193	7,701	*
Matthew R. McBrady	1,980	3,193	5,173	*
Adriane Brown	2,167	2,491	4,658	*
Graham Smith	—	—	—	*
Jeri Williams	—	—	—	*

Joshua M. Isner	233,586	—	233,586	*
Brittany Bagley	14,332	—	14,332	*
Jeffrey C. Kunins	200,162	—	200,162	*
Luke S. Larson	276,581	—	276,581	*
Jawad A. Ahsan (7)	321,199	—	321,199	*
James C. Zito	25,957	—	25,957	*

All directors and executive officers as a group (13 persons)	4,462,846	27,785	4,490,631	6.1%

*	Less than 1%
(1)	Except as noted in Notes 4, 5, 6, and 7 below, the address of each of the persons listed is c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.
(2)

Reflects the number of shares that could be purchased by exercise of options exercisable at March 31, 2023, or options or restricted stock units vesting within 60 days thereafter under the Company’s stock incentive plans.

(3)

Based on 73,874,062 shares outstanding as of March 31, 2023. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group has the right to acquire within 60 days of March 31, 2023, is deemed to be outstanding for the purpose of

Axon Enterprise, Inc. | 2023 Proxy Statement | 21

computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2022, based on the Schedule 13G/A filed on January 26, 2023 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10055, and indicates it has sole voting power with respect to 7,279,237 shares of the Company’s common stock, shared voting power with respect to no shares of the Company’s common stock, sole dispositive power with respect to 7,468,715 shares of the Company’s common stock, and shared dispositive power with respect to no shares of the Company’s common stock.

(5)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2022, based on the Schedule 13G/A filed on February 9, 2023 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates it has sole voting power with respect to no shares of the Company’s common stock, shared voting power with respect to 29,121 shares of the Company’s common stock, sole dispositive power with respect to 6,225,216 shares of the Company’s common stock, and shared dispositive power with respect to 96,146 shares of the Company’s common stock.

(6)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2022, based on the Schedule 13G/A filed on February 13, 2023 by Capital International Investors. In such filing, Capital International Investors lists its address as 333 South Hope Street, 55th Fl, Los Angeles, CA 90071, and indicates it has sole voting power with respect to 5,532,509 shares of the Company’s common stock, shared voting power with respect to no shares of the Company’s common stock, sole dispositive power with respect to 5,698,621 shares of the Company’s common stock, and shared dispositive power with respect to no shares of the Company’s common stock.

(7)	Represents shares held by Mr. Ahsan as of May 2, 2022.

Axon Enterprise, Inc. | 2023 Proxy Statement | 22

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

See “Governance--The Board of Directors” for biographical information for Patrick W. Smith, who is also our CEO.

Brittany Bagley

Title: Chief Financial Officer and Chief Business Officer

Joined Axon in 2022

Age: 39

Ms. Bagley, 39, joined the Company’s management team in September 2022 after serving as Chief Financial Officer of Sonos, Inc. since April 2019. Ms. Bagley also served on the Board of Directors of Sonos, Inc. from September 2017 to April 2019. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley has served on the board of directors of Aurora Innovation, Inc., a self-driving technology company, since July 2021. Ms. Bagley holds a B.A. in Economics, magna cum laude, from Brown University.

Joshua M. Isner

Title: Chief Operating Officer

Joined Axon in 2009

Age: 37

Mr. Isner came to Axon in 2009 as a member of our Leadership Development Program. After rotating through several departments in the Company, he eventually helmed our domestic video and cloud sales team, which he led to a record year in 2014. Mr. Isner now oversees our operational functions including business operation and execution. Mr. Isner was previously the Chief Revenue Officer, Director of Leadership Development, Northeast Regional Sales Executive, VP of Video and Cloud Sales, and EVP of Global Sales at Axon. Mr. Isner has a B.S. in Government & Political Science from Harvard University.

Jeffrey C. Kunins

Title: Chief Product Officer and Chief Technology Officer

Joined Axon in 2019

Age: 48

Mr. Kunins joined the Company in September 2019. Most recently, he served as Vice President of Alexa Entertainment at Amazon from February 2018 until joining Axon. Mr. Kunins served as the Vice President of Kindle at Amazon from  March 2014 to February 2018. Prior to Amazon, Mr. Kunins served as General Manager (GM) of Product and Design at Skype, GM of Windows Live Messenger at Microsoft, and VP of Product at TELLME Networks, Inc. Mr. Kunins has a B.S. in Information & Decision Systems from Carnegie Mellon University.

Each executive officer serves at the discretion of our Board of Directors and no officer is subject to an agreement that requires the officer to serve the Company for a specified number of years. We have entered into employment-related agreements with each of the executive officers listed above. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Compensation Discussion and Analysis--Employment Agreements and Other Arrangements.”

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COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and provide context for the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our named executive officers (“NEOs”).

Fiscal 2022 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal 2022 include the following:

•	Full year revenue increased by 38% to $1.2 billion compared to fiscal year 2021.
•	Annual net income of $147 million supported Adjusted EBITDA of $232 million(1).
•	Operating cash flow increased by 89% to $235 million compared to fiscal year 2021.
•	We successfully completed our first-ever convertible debt issuance, with total net proceeds of approximately $603 million.
•

Our management bench was deepened by promoting Joshua Isner to Chief Operating Officer and Jeffrey Kunins to Chief Product Officer & Chief Technology Officer, and by the addition of Brittany Bagley as our new Chief Financial Officer & Chief Business Officer.

•	We began 2023 by unveiling a major technology advancement with the launch of TASER 10.
•	We attained the eleventh operational goals under our CEO Performance Award and eXponential Stock Performance Plan, which are described below.
(1)	We define Adjusted EBITDA (most comparable GAAP measure: Net income) as - Earnings before interest expense, investment interest income, taxes, depreciation, amortization and non-cash stock-based compensation expense, realized and unrealized gains and losses on strategic investments and marketable securities, and certain other pre-tax items. Adjusted EBITDA margin (most comparable GAAP measure: Net income margin)- Adjusted EBITDA as a percentage of Net sales. Adjusted EBITDA and Adjusted EBITDA margin reconcile to Net income and Net income margin, respectively, as follows (dollars in thousands):

Year Ended December 31,
2022
Net income	$147,139
Depreciation and amortization	24,381
Interest expense	488
Investment interest income	(4,782)
Provision for income taxes	49,379
EBITDA	$216,605

Non-GAAP adjustments:
Stock-based compensation expense	106,176
Realized and unrealized gains on strategic investments and marketable securities, net	(98,943)
Transaction costs related to strategic investments and acquisitions	2,368
Loss on disposal and abandonment of intangible assets	110
Loss on disposal and impairment of property, equipment and other assets, net	5,452
Costs related to FTC litigation	545
Payroll taxes related to XSPP vesting and CEO Award option exercises	—
Adjusted EBITDA	$232,313

Net Sales	$1,189,935
Net income margin (Net income as a percentage of Net sales)	12.4%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of Net sales)	19.5%

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The Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during 2022.

Our Compensation Philosophy

The Compensation Committee (in this section, the “Committee”) is in place to address matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company.

The objectives of our NEO compensation programs include:

●	Attracting and retaining highly qualified individuals who are capable of making significant contributions critical to our long-term success;
●	Promoting a performance-oriented environment that encourages Company and individual achievement;
●	Rewarding NEOs for long-term strategic management and the enhancement of shareholder value;
●

Strengthening the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate and personal performance goals; and

●	Aligning long-term management interests with those of shareholders, including long-term at-risk pay.

Our Compensation Programs

CEO Performance Award

On May 24, 2018, our stockholders approved the Board of Directors’ grant of 6,365,856 performance-vesting stock option awards to Patrick W. Smith, our CEO (the “CEO Performance Award”). The CEO Performance Award consists of 12 vesting tranches with a vesting schedule based entirely on the attainment of both operational goals (performance conditions) and market capitalization goals (market conditions), assuming continued employment either as the CEO or as both Executive Chairman and Chief Product Officer and service through each attainment date. Each of the 12 vesting tranches of the CEO Performance Award have a 10-year contractual term and will vest upon certification by the Compensation Committee of the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of the following eight operational goals focused on revenue or eight operational goals focused on Adjusted EBITDA have been met for the previous four consecutive fiscal quarters. Adjusted EBITDA for purposes of the CEO Performance Award ("Adjusted EBITDA (CEO Performance Award)") is defined as net income (loss) attributable to common stockholders before interest expense, interest and other income (such as dividends) earned on investments in marketable securities, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense.

Revenue Goal (1) (in thousands)	Achievement Status	Adjusted EBITDA (in thousands)	Achievement Status
Goal #1, $710,058	Achieved	Goal #1 $125,000	Achieved
Goal #2, $860,058	Achieved	Goal #2, $155,000	Achieved
Goal #3, $1,010,058	Achieved	Goal #3 $175,000	Achieved
Goal #4, $1,210,058	Probable	Goal #4, $190,000	Achieved
Goal #5, $1,410,058	Not Applicable	Goal #5 $200,000	Achieved
Goal #6, $1,610,058	Not Applicable	Goal #6, $210,000	Achieved
Goal #7, $1,810,058	Not Applicable	Goal #7, $220,000	Achieved
Goal #8, $2,010,058	Not Applicable	Goal #8 $230,000	Achieved

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(1)	In connection with a business acquisition that was completed during 2018, the revenue goals were adjusted for the acquiree’s Target Revenue, as defined in the CEO Performance Award agreement.

The first ten market capitalization goals have been achieved as of December 31, 2022. The eleventh market capitalization goal was attained on March 23, 2023, while the related operational goal was achieved as of December 31, 2022. As of December 31, 2022, 5.3 million stock options have been certified by the Compensation Committee and vested. As twelve operational goals have been achieved or are considered probable of achievement, we recorded stock-based compensation expense of $243.9 million related to the CEO Performance Award from the grant date through December 31, 2022. The number of stock options that would vest related to the remaining unvested tranches is approximately 1.1 million shares. As of December 31, 2022, we had $2.1 million of total unrecognized stock-based compensation expense for the performance goals that were considered probable of achievement, which will be recognized over a weighted-average period of 0.2 years.

The fair value of the options when the CEO Performance Award was approved by our Board and accepted by Mr. Smith in February 2018 was approximately $72.4 million. Due to a significant increase in the price of Axon’s common stock between February 2018 and May 2018, when our shareholders approved the CEO Performance Award, the grant date fair value for accounting purposes increased to $246.0 million.

Mr. Smith’s compensation for 2022, 2021, and 2020 consists of an annual base salary consistent with minimum wage requirements and the CEO Performance Award.

eXponential Stock Performance Plan

On February 12, 2019, our shareholders approved the 2019 Stock Incentive Plan (the "2019 Plan"), which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our eXponential Stock Performance Plan (“XSPP”) and grants of eXponential Stock Units ("XSUs") under the plan. There were five main reasons why the Board recommended that shareholders approve the 2019 Plan. The XSPP and equity incentive awards under the 2019 Plan:

1.	Substitute short-term guaranteed share-based compensation and cash compensation for long-term, performance-vesting share-based compensation to deliver market competitive total pay,
2.	Align the entire Company around clearly defined market capitalization, revenue and Adjusted EBITDA performance goals through a broad-based plan that is offered to every employee,
3.	Strengthen Axon’s ability to retain and recruit top technical talent,
4.	Further align the interests of employees with those of the Company’s other shareholders, and
5.	Incorporate shareholder feedback and input on plan design.

Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over a nine year period from 2019 to 2027 in the form of additional XSUs. For employees who elected to receive XSUs, the XSU grants were made as an up front, lump sum grant in January 2019, and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the next nine years. Accordingly, their annual go forward target compensation has been reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the January 2019 XSU grants.

Other than Mr. Smith, each of the NEOs received an XSU grant with a target value of $1,000,000 prior to a 3x risk multiplier and a 9x time multiplier. The number of shares granted was based on the closing stock price on the respective grant dates. Messrs. Ahsan, Isner, and Larson each received an XSU grant of 598,537 shares on January 2, 2019. Mr. Kunins received an XSU grant of 432,000 shares on September 23, 2019. Ms. Bagley also received an XSU grant of 42,996 shares with a target value of $1,000,000 prior to a 2x risk multiplier and 2.5x time multiplier on September 26, 2022. Mr. Zito received an XSU grant of 4,757 shares on June 2, 2022 during his service as Interim Chief Financial Officer.

Axon Enterprise, Inc. | 2023 Proxy Statement | 26

The XSUs are grants of Restricted Stock Units (“RSUs”), each with a term of approximately nine years, that vest in 12 equal tranches. Each of the 12 tranches will vest upon certification by the Compensation Committee of the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of eight operational goals focused on revenue or eight operational goals focused on Adjusted EBITDA (CEO Performance Award) have been met for the previous four consecutive fiscal quarters. The operational revenue and Adjusted EBITDA goals are the same targets as defined for the CEO Performance Award as set forth in the table above under “—CEO Performance Award.  Beginning with the quarter ended June 30, 2021, new XSU grants are divided into a reduced number of tranches depending on employee eligibility and current market capitalization attainment. Ms. Bagley and Mr. Zito’s 2022 XSU grants were divided into the remaining three tranches.

The XSPP contains an anti-dilution provision incorporated into the plan based on shareholder feedback, which affects the calculation of the market capitalization goals in the plan. The plan defines a maximum number of shares outstanding that may be used in the calculation of the market capitalization goals (the “XSU Maximum”). If the actual number of shares outstanding exceeds the XSU Maximum guardrail, then the lower pre-defined number of shares in the XSU Maximum, rather than the higher actual number of shares outstanding, is used to calculate market capitalization for the determination of the market capitalization goals in the XSPP, which, together with the operational goals, determines whether XSUs vest for participating employees.

The XSU Maximum is defined as the actual number of shares outstanding on the original XSU grant date of January 2, 2019, increased by a 3% annual rate over the term of the XSPP and by shares issued upon the exercise of CEO Performance Award options. The XSU Maximum is also adjusted for acquisitions, spin-offs or other changes in the number of outstanding shares of common stock, if such changes have a corresponding adjustment on the market capitalization goals.

New shares issued for any other reasons, including shares issued upon vesting of XSUs, RSUs, and Performance Stock Units (“PSUs”) as well as shares issued to raise capital through equity issuances or in other transactions, do not increase the XSU Maximum.

The market capitalization and operational goals are identical to the CEO Performance Award, but a different number of shares is used to calculate the market capitalization goals if shares outstanding exceed the XSU Maximum. Additionally, because the grant date is different than that of the CEO Performance Award, the measurement period for market capitalization is not identical. As of December 31, 2022, actual shares outstanding exceeded the XSU Maximum. Accordingly, market capitalization as calculated for the purposes of achieving additional XSPP market capitalization goals uses the lower XSU Maximum share amount rather than actual shares outstanding

The first nine market capitalization goals have been achieved as of December 31, 2022. The first XSU tranche vested in March 2021, the second and third tranches vested in May 2021, five tranches vested in September 2021, and one tranche vested in December 2021. As all twelve operational goals have been achieved or are considered probable of achievement, we recorded stock-based compensation expense of $186.2 million related to the XSU awards from their respective grant dates through December 31, 2022. The number of XSU awards that would vest related to the remaining three tranches is approximately 1.2 million shares. As of December 31, 2022, we had $14.7 million of total unrecognized stock-based compensation expense, which will be recognized over a weighted-average period of 1.2 years.

Subsequent to December 31, 2022, the tenth market capitalization goal was achieved and vested in March 2023 while the eleventh market capitalization goal was achieved in April 2023, pending certification of the Compensation Committee.

Axon’s shareholder outreach prior to introducing the XSPP included speaking with portfolio managers, analysts and corporate governance representatives at institutions that were among the highest percentage holders of Axon common stock for the purpose of gathering input and understanding best practices and shareholder preferences regarding share-based compensation plans. Shareholders tended to favor broad-based employee-wide plans over highly concentrated plans among senior management, and favor using performance-based share-based compensation, rather than cash, in delivering market-competitive total pay. Axon addressed shareholders’ dilution concerns by adopting into the XSPP the XSU Maximum described above, which removes any management incentive to dilute the value by increasing the share count to

Axon Enterprise, Inc. | 2023 Proxy Statement | 27

achieve the market capitalization goals. We credit our shareholder outreach efforts in helping us to design an employee-wide share-based compensation plan that drives alignment among shareholders, senior management and every employee.

Other Executive Compensation

We utilize various non-cash compensation programs, in addition to traditional cash-based compensation methods. Specifically, we have utilized stock-based awards.

The principal components of compensation in 2022 and 2023 for our NEOs (other than the CEO) consist of the following:

●	Annual salary;
●	Annual performance-based cash incentive plans, comprised of:
●	Commissions on a combination of revenue growth and new product and new market bookings growth for 2022 for our Chief Operating Officer; and
•	Payouts under the 2022 and 2023 annual cash incentive plans based on the achievement of annual operational and financial goals;
●	Long-term equity compensation in the form of service-based RSUs awarded pursuant to the 2022 Stock Incentive Plan and the 2022 Stock Inducement Plan; and
●	Long-term equity compensation in the form of XSUs subject to certain milestone vesting periods.

Any decision to materially increase compensation is based upon the objectives listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and earnings targets as well as specific operational goals. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other NEOs.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines in December 2018. The stock ownership guidelines require that non-employee directors hold Company stock equivalent to five times the dollar value of their base cash compensation; for 2022, this equates to $200,000. New non-employee directors have up to three years to meet this requirement.  If a director falls below this requirement, he or she is not allowed to sell shares until the requirement is met. Named executive officers are required to own at least 50,000 shares of the Company’s stock. For purposes of these guidelines, stock ownership includes shares for which the executive or director has direct or indirect ownership or control, including Axon common stock plus vested and unvested Axon stock options and RSUs, including unvested performance-based RSUs and XSUs. Executives are expected to meet their ownership guidelines once they have received enough grants to add up to the required minimum.

Policy Regarding Hedging Transactions

The Company’s Insider Trading Policy, which applies to all employees and directors, prohibits hedging and similar transactions designed to decrease the risks associated with holding Company securities.

Clawback Policy

In November 2022, the SEC issued final rulemaking that directed the listing exchanges, including NASDAQ, to adopt rules requiring listed companies to implement a clawback policy that requires recovery of incentive compensation erroneously paid during the three completed fiscal years immediately preceding the date on which a listed company is required to prepare an accounting restatement to correct an error that is material to the listed company’s previously issued

Axon Enterprise, Inc. | 2023 Proxy Statement | 28

financial statements. The Company intends to adopt a clawback policy that conforms to the NASDAQ’s rules when such NASDAQ rulemaking regarding recoupment policies becomes effective.

Processes and Procedures for Considering and Determining Executive Compensation

The Committee assists the Board of Directors in addressing matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee is currently composed of three independent directors: Hadi Partovi (Chair), Adriane Brown, and Michael Garnreiter. The Committee makes the sole decision regarding compensation for the Chief Executive Officer and each NEO.

The Committee met 15 times in 2022.

Members of management also attended the meetings. The CEO and NEOs were not present during voting or deliberations on his or her compensation. The agenda for this meeting was determined by the Committee members prior to the meeting. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, materials may include:

●	Financial reports;
●	Reports on levels of achievement of corporate performance objectives;
●

Schedules setting forth the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the NEOs pursuant to employment, severance and change of control agreements;

●	Summaries which show the NEOs’ total accumulated stock awards and stock option holdings;
●	Information regarding compensation paid by comparable companies identified in executive compensation surveys; and
●	Reports from consultants to the Committee.

The Committee’s primarily responsibilities are to:

●

Review and approve corporate goals and objectives relevant to the compensation of NEOs, evaluate the performance of the NEOs in light of these goals and objectives and determine and approve the compensation level of NEOs based on that evaluation;

●

Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

●	Review and approve the design of the compensation and benefit plans that pertain to the CEO and other NEOs who report directly to the CEO;
●	Administer equity-based plans, including stock incentive plans;
●	Approve the material terms of all employment, severance and change of control agreements for NEOs;
●	Retain compensation consultants and advisors as necessary, or appropriate, on an advisory basis to establish comparator groups, benchmarking and targets for compensation related matters;
●	Recommend to the Board the compensation for Board members, such as retainers, committee fees, chair fees, stock awards and other similar items;
●	Provide oversight regarding the Company’s benefit and other welfare plans, policies and arrangements;
●	Form and delegate authority to subcommittees when appropriate; and
●	Prepare the Compensation Committee report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K filed with the SEC.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The full text of the Committee charter is available on our website at http://investor.axon.com/governance/ documents-and-charters.

Axon Enterprise, Inc. | 2023 Proxy Statement | 29

Role of Management and Consultants in Determining Executive Compensation; Independent Compensation Consultant

Our executive management supports the Committee in carrying out its responsibilities by preliminarily outlining compensation levels for NEOs, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially proposed by the CEO for each executive (excluding the CEO), consisting of base salary, annual and long-term performance-based compensation and long-term equity compensation, which is then provided to the Committee for review and approval.

Our Committee has sole authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and advisors, and such consultants and advisors report directly to the Committee.

The Committee’s compensation philosophy is to generally set executive and director compensation at approximately the 50% benchmark to peers, and engage a compensation consulting firm to provide research, data analyses, benchmarking and design expertise in reviewing and structuring compensation programs for its executives every three years, which began in 2018. Compensation generally stays flat in the interim years between compensation studies although adjustments may be made if appropriate based on individual performance, company performance, relative shareholder returns and other relevant considerations.

Pursuant to the Committee’s aim to engage a compensation consulting firm every three years beginning in 2018, the Committee retained compensation consulting firm Compensia Inc. (“Compensia”), in 2021. Compensia which provided research, data analyses, benchmarking and design expertise in adjusting compensation for our NEOs and directors in 2021, and this comparator group was also used in 2022 and is expected to remain the same for 2023. Compensia provided executive compensation data for each NEO role based on its proprietary database for public technology companies with annual sales between $435 million and $1.7 billion, with market capitalization of $2.4 billion to $37.6 billion.

Peer Comparator Group

The scope of Compensia’s review in 2021 included determining an appropriate comparator group to compare the Company’s executive compensation to, based primarily on the following criteria: technology industry sector, revenue, and market capitalization. Compensia selected public technology companies with annual sales between $435 million and $1.7 billion, with market capitalization of $2.4 billion to $37.6 billion.

Based on Compensia’s analysis, the Committee selected the following comparator group when reviewing executive compensation for 2022:

Alarm.com Holdings, Inc.	Fair Isaac Corporation	Pegasystems Inc.
Alteryx, Inc.	Guidewire Software, Inc.	PTC Inc.
Aspen Technology, Inc.	HEICO Corporation	Tyler Technologies Inc.
Avalara, Inc.	MongoDB, Inc.	Zendesk, Inc. (fka “J2 Global, Inc.”)
Coupa Software Incorporates	Nutanix, Inc.
Dynatrace, Inc.	Paycom Software, Inc.
Elastic N.V.	Paylocity Holding Corporation

In addition to the comparator group, to supplement the executive compensation information where publicly disclosed information was limited, Compensia provided executive compensation information for the NEOs based on its proprietary database for technology companies, primarily internet and software as a service companies, with revenues between $435 million and $1.7 billion, and with market capitalization of $2.4 billion to $37.6 billion.

Axon Enterprise, Inc. | 2023 Proxy Statement | 30

The following tables show the composition of each NEO’s total target direct compensation for 2022:

			Annual Target		Long-term Target
			Incentive		Incentive Compensation--		Long-term Equity		Target Total
	Annual Salary		Compensation		XSUs		Compensation--RSUs		Direct
2022	(1)		(2)		(3)		(4)		Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$31,201	100.0%	$—	—%	$—	—%	$—	—%	$31,201
Joshua M. Isner (5)	350,000	9.0	800,000	20.8	1,000,000	26.0	1,700,000	44.2	3,850,000
Brittany Bagley	450,000	10.5	450,000	10.5	1,000,000	23.2	2,400,000	55.8	4,300,000
Jeffrey C. Kunins	300,000	9.2	300,000	9.2	1,000,000	30.8	1,650,000	50.8	3,250,000
Luke S. Larson	350,000	9.1	500,000	13.0	1,000,000	26.0	2,000,000	51.9	3,850,000
Jawad A. Ahsan	350,000	8.0	500,000	11.5	1,000,000	23.0	2,500,000	57.5	4,350,000
James C. Zito	250,000	20.8	100,000	8.3	200,000	16.7	650,000	54.2	1,200,000

(1)	Annual salary effective January 1, 2022.
(2)	Presented at target levels. Actual results for 2022 were above targets, resulting in a payout under the annual cash incentive plan for Mr. Kunins in the amount of approximately $451,000. Ms. Bagley began her employment in September 2022, resulting in a bonus payout of $179,910. Mr. Isner earned commissions in 2022 of approximately $1,013,583 and additional non-variable cash compensation of $300,000. See further discussion following under “Executive Compensation — Compensation Discussion and Analysis — Annual Performance-Based Incentive Plans.”
(3)

Represents XSUs granted to Mr. Isner on January 2, 2019, Mr. Kunins on September 23, 2019 and Ms. Bagley on September 26, 2022 which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan". The grants had an annual target value of $1,000,000 prior to risk and time multipliers and were granted in lieu of traditional performance-based RSUs. This amount is reflected above to represent the amount of 2022 target compensation that the executives elected to receive over nine years (2019 to 2027) in the form of XSUs.

(4)

Except for Ms. Bagley, reflects the grant date value of RSUs vesting in 2022, which were granted in December 2021 for Messrs. Isner and Kunins. For Ms. Bagley, reflects the annual value of the portion of her September 2022 grant received in 2022. In addition, Ms. Bagley received a grant of $3,300,000 as part of her employment agreement, which is not reflected here.

(5)

The annual target incentive compensation for Mr. Isner reflects target commission of $500,000 based on a combination of revenue growth and new product, new market, and international bookings growth for 2022 and $300,000 for other non-variable cash compensation. The annual long-term equity compensation for RSUs was increased by $500,000 for Mr. Isner starting in June 2022, concurrent with his appointment to COO.

The following table shows the composition of each NEO’s total target direct compensation for 2023:

Axon Enterprise, Inc. | 2023 Proxy Statement | 31

					Long-term Target
			Annual Target		Incentive Compensation--		Long-term Equity		Target Total
			Incentive		XSUs		Compensation--RSUs		Direct
2023	Annual Salary		Compensation		(1)		(2)		Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$31,201	100.0%	$—	—%	$—	—%	$—	—%	$31,201
Joshua M. Isner (3)	350,000	8.0	800,000	18.4	1,000,000	23.0	2,200,000	50.6	4,350,000
Brittany Bagley	450,000	10.5	450,000	10.5	1,000,000	23.2	2,400,000	55.8	4,300,000
Jeffrey C. Kunins	300,000	9.2	300,000	9.2	1,000,000	30.8	1,650,000	50.8	3,250,000

(1)

Represents XSUs granted to Mr. Isner on January 2, 2019, Mr. Kunins on September 23, 2019, and Ms. Bagley on September 26, 2022, which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan". The grants had a target value of $1,000,000 prior to risk and time multipliers and were granted in 2019 and 2022 in lieu of traditional performance-based RSUs. This amount is reflected above to represent the amount of 2023 target compensation that the executives elected to receive over nine years (2019 to 2027) in the form of XSUs.

(2)

Except for Ms. Bagley, reflects the grant date value of RSUs vesting in 2023, which were granted in December 2022, which are intended as 2023 compensation awards. For Ms. Bagley, reflects the portion of her September 2022 grant intended as 2023 compensation. In addition, Ms. Bagley received a sign-on grant of $3,300,000, which is not reflected here.

(3)	The annual target incentive compensation for Mr. Isner reflects target annual cash incentive bonus of $500,000 and $300,000 for other non-variable cash compensation.

Annual Salary

Salaries for NEOs are reviewed annually, as well as at the time of a promotion or other changes in responsibilities. Consistent with our goal for overall compensation, we set salaries at a competitive level to ensure we can attract and retain our executives. There is no set percentile of market that we use and executive salaries vary in their positioning to market depending on facts which may include tenure with the Company, results of personal, department and corporate performance, complexity and scope of the executive’s responsibilities, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our NEOs, other than the CEO, were proposed by the CEO, established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from comparator group companies.

Annual Performance-Based Incentive Plans

The objective of the annual cash incentive plan has been to provide executives with a competitive total compensation opportunity, as well as to align executive rewards with company performance.

2022 Structure

The 2022 executive compensation structure included: payments under the annual cash incentive plan, and for Mr. Isner, revenue and bookings-based commissions, paid quarterly. Each component was designed to incentivize specific Company business goals.

Axon Enterprise, Inc. | 2023 Proxy Statement | 32

Payouts under the 2022 annual cash incentive plan were based on the achievement of the following annual financial goals and operational metrics: revenue, adjusted EBITDA, new product and market bookings, new product adoption, net revenue retention, return rate reduction, and net promoter score.

The Committee believed the criteria for the annual cash incentive plan were challenging, but achievable.

Sales commissions were earned based upon specific sales targets for Mr. Isner.

Axon Enterprise, Inc. | 2023 Proxy Statement | 33

2022 Performance - Annual Cash Incentive Plans Metrics
							Weighted
Metric	Threshold	Target	Maximum		Actual	Weight	Payout
($ in millions)
Revenue	$977.0	$1,070.0	$	N/A	$1,189.9	20.0%	45.0%
Adjusted EBITDA	$190.0	$203.0	$	N/A	$232.3	20.0	37.3
New Product/Market Bookings	$475.0	$522.0		$649.0	$649.0	20.0	30.0
International Bookings	$350.0	$400.0		$440.0	$373.1	20.0	17.3
New Product Adoption	445,000	518,000		600,000	766,139	5.0	7.5
Net Revenue Retention	110.0%	119.0%		122.0%	121.0%	5.0	6.6
Return Rate Reduction	1.00%	0.76%		0.67%	0.70%	5.0	6.7
Net promoter score	66.0	68.0		70.0	62.0	5.0	—
Actual attainment/plan payout						100%	150.4%

The 2022 performance-based cash incentive plan metrics were measured and paid after the Company determined its annual earnings for 2022. The revenue and adjusted EBITDA metrics each have a threshold and target goal with corresponding base payouts of 50% and 100% of target, respectively, with no specified maximum. The new product and market bookings international bookings, and new product adoption metrics each have a threshold, target and maximum goal with corresponding base payouts of 75%, 100% and 150% of target, respectively. The net revenue retention, return rate reduction, and net promoter score metrics each have a threshold, target and maximum goal with corresponding base payouts of 50%, 100% and 150% of target, respectively. The weighted average payout achieved under the 2022 performance-based cash incentive plan was 150.4%.

Payouts under the 2022 annual cash incentive plan for Mr. Isner were based on growth of total revenue and new product, new market, federal and international bookings for 2022 as compared to 2021, and totaled a net commission payout of $1,013,583.

2022 Commission Plan
	Goals			Payout Rate			Payout (1)
Metric	Target	Stretch	Actual	Target	Stretch	Actual	Target	Stretch	Actual

	($ in thousands)						($ in thousands)
Revenue Growth	$207,000	$237,000	$326,553	0.12%	0.14%	0.17%	$250	$325	$549
New Product Bookings	232,000	320,000	488,081	0.03	0.04	0.04	67	112	198
New Market Bookings	140,000	159,000	155,438	0.04	0.06	0.05	50	88	81
Federal Bookings	150,000	170,000	181,416	0.04	0.05	0.06	53	93	116
International Bookings	400,000	440,000	373,107	0.02	0.03	0.02	80	132	74
Gross Commission payout									$1,018

(1)	Sales representatives may elect to withhold 2% of their third quarter earnings to distribute to operational support employees. Mr. Isner contributed $4,582 for the year ended December 31, 2022, resulting in a net commission payout of $1,013,583.

Other Long-Term Performance-Based Equity Compensation

Beginning in 2018, the Company discontinued its long-term performance-based RSU grants to NEOs. Instead, NEOs now participate in the CEO Performance Award (for Mr. Smith) or the XSPP. The CEO Performance Award and XSPP are each an incentive for future performance in the form of a high-risk, high-reward compensation plan, and the value is realizable only if and when each set of market capitalization and operational goals are achieved and the options or shares vest associated with each tranche. The grant was intended to compensate the NEOs over an extended term and will become vested as to all options or shares subject to each grant only if our market capitalization increases to $13.5 billion and twelve operational goals are achieved during the ten year term of the award. If any portion of the awards have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the related value. As of December 31, 2022, nine milestones were achieved and certified by the Compensation Committee for the XSPP and ten milestones were achieved and certified by the Compensation Committee for the CEO Performance Award. The tenth milestone for the

Axon Enterprise, Inc. | 2023 Proxy Statement | 34

XSPP and the eleventh milestone for the CEO Performance Award were achieved and certified by the Compensation Committee in March 2023. The eleventh milestone for the XSPP was achieved in April 2023, but is pending certification by the Compensation Committee.

For additional discussion of the CEO Performance Award and the XSPP, see “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” and “— eXponential Stock Performance Plan” above.

Long-Term Service-Based Equity Compensation — RSUs

The Committee believes that service-based equity compensation with multi-year vesting periods ensures that our NEOs have a continuing stake in our long-term success. For 2022, the Committee granted RSUs in December 2021, and in September 2022 for Ms. Bagley, which vest over one to three years. For 2023, the Committee granted RSUs in December 2022, which vest annually over a three-year service period.

In determining the total number of RSUs to award to each NEO, the Committee considered, among other things, the strategic objectives of the Company over the next three years, and the practice of comparator group companies. The following table sets forth the service-based RSU awards made to our continuing NEOs, other than Ms. Bagley, in December 2021 (for 2022) and in December 2022 (for 2023). Ms. Bagley received her 2022 service-based RSU awards in September 2022.

	2022 Awards		2023 Awards (1)
	Number of		Number of
	Service-based	Grant Date	Service-based	Grant Date
Named Executive	RSUs Awarded	Fair Value	RSUs Awarded	Fair Value
Patrick W. Smith	—	—	—	—
Joshua M. Isner (2)	28,463	3,966,965	11,857	2,200,066
Brittany Bagley (3)	94,592	10,466,605	—	—
Jeffrey C. Kunins	18,050	2,700,451	8,893	1,650,096
Luke S. Larson	21,337	3,400,264	—	—
Jawad A. Ahsan	29,245	4,500,251	—	—
James C. Zito	6,228	1,051,224	3,533	650,178

(1)	The 2023 awards vest annually over three years for Messrs. Isner, Kunins, and Zito.
(2)	Mr. Isner received 2 RSU awards on June 2, 2022 that were associated with his promotion to Chief Operating Officer: (1) 4,757 RSUs which vest in equal intervals over a three-year period and (2) 2,776 RSUs which vest two-thirds in June 2023 and one-third in June 2024.
(3)	Ms. Bagley received 2 RSU awards on September 26, 2022: (1) a service-based grant of 66,214 RSUs which vest over a three-year period and (2) a sign-on grant of 28,378 RSUs, of which one third will vest on the first anniversary of the grant date and the remaining two thirds will vest quarterly thereafter. Ms. Bagley did not receive an additional grant in December 2022.

Employment Agreements and Other Arrangements

In 2019, the Company entered into revised employment agreements with Joshua M. Isner and Jeffrey C. Kunins pursuant to their continued service. The fundamental terms and provisions of each executive’s agreement are substantially similar to the terms and provisions of each executive’s previously existing executive employment agreement except as follows: under the agreements, (1) the executives are no longer entitled to severance benefits following a resignation for good reason, except following Change in Control [as defined in the Company’s 2019 Stock Incentive Plan (or any successor equity incentive plan adopted by the Company in the future)]; (2) following a termination without cause and the terminated executive’s execution of a customary release, the terminated executive will be entitled only to continued vesting of unvested time-based RSUs scheduled to vest during the notice and severance period (one year) versus acceleration of all

Axon Enterprise, Inc. | 2023 Proxy Statement | 35

unvested equity awards; (3) following termination without cause and the terminated executive’s execution of the customary release, the terminated executive will be entitled to a full year target annual bonus or full year target annual sales commission for the year in which the termination becomes effective, versus a prorated bonus for the year in which the termination occurs; and (4) following termination without cause and the terminated executive’s execution of the customary release, a portion of the terminated executive’s XSUs may be entitled to accelerated vesting. In September 2022, the Company entered into an employment agreement with Brittany Bagley with the same terms under the Company’s 2022 Stock Inducement Plan.

Mr. Smith’s employment agreement terminated following shareholder approval of the CEO Performance Award on May 24, 2018 and the Company has no further obligations thereunder.

Perquisites and Other Personal Benefits

We have a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation received from us. The non-qualified deferred compensation plan allows eligible participants to defer up to 80% of their base salary and up to 100% of other types of compensation. The plan also allows for matching and discretionary employer contributions. Employee deferrals are deemed 100% vested upon contribution. Distributions from the plan generally commence upon retirement, death, separation of service, specified date or upon the occurrence of an unforeseeable emergency. Distributions can be paid in a variety of forms from lump sum to installments over a period of years. Participants in the plan are entitled to select from a wide variety of investments available under the plan and are allocated gains or losses based upon the performance of the investments selected by the participant. All gains or losses are allocated fully to plan participants and we do not guarantee a rate of return on deferred balances. Assets related to this plan consist of corporate-owned life insurance contracts. Participants have no rights or claims with respect to any plan assets and any such assets are subject to the claims of our general creditors.

We do not provide our NEOs with other significant perquisites or other benefits, except for Company matching contributions to our defined contribution benefit plans and health care benefits that are widely available to employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2022 Annual Report on Form 10-K.

The Compensation Committee:

Hadi Partovi, Chair

Adriane Brown

Michael Garnreiter

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2022, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the

Axon Enterprise, Inc. | 2023 Proxy Statement | 36

compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal		Salary		Bonus	Awards	Compensation	Compensation
Position	Year	($)		($) (5)	($) (1)	($) (2)	($) (3)	Total ($)
Patrick W. Smith	2022	$31,201	(4)	$—	$—	$—	$2,002	$33,203
Chief Executive Officer	2021	31,201	(4)	—	—	—	1,914	33,115
	2020	25,004	(4)	—	2,531,425	—	2,963	2,559,392

Joshua M. Isner	2022	350,000		—	2,991,860	1,313,583	31,931	4,687,374
Chief Operating Officer	2021	325,000		—	4,306,786	2,129,101	29,985	6,790,872
	2020	325,000		—	900,063	738,134	35,419	1,998,616

Brittany Bagley	2022	121,023		—	13,872,891	179,910	4,191	14,178,015
Chief Financial Officer and Chief Business Officer

Jeffrey C. Kunins	2022	300,000		—	1,650,096	451,320	28,452	2,429,868
Chief Product Officer and Chief Technology Officer	2021	300,000		—	3,138,455	440,357	12,665	3,891,477
	2020	300,000		—	600,044	288,518	12,223	1,200,785

Luke S. Larson	2022	350,000		—	—	752,200	14,399	1,116,599
Former President	2021	350,000		—	4,576,981	447,696	30,312	5,404,989
	2020	350,000		—	1,612,573	293,238	34,754	2,290,565

Jawad A. Ahsan	2022	178,326		—	—	—	22,882	201,208
Former Chief Financial Officer	2021	325,000		—	5,636,410	484,393	3,766	6,449,569
	2020	325,000		—	1,512,650	317,274	13,885	2,168,809

James C. Zito	2022	250,000		300,000	991,100	150,440	15,024	1,706,564
Former Interim Chief Financial Officer

(1)

The amounts in this column reflect the aggregate grant date fair value for RSUs computed in accordance with stock-based accounting rules (ASC Topic 718). Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of these amounts are included in footnote 1 to our financial statements for the fiscal year ended December 31, 2022 within our Annual Report on Form 10-K filed with the SEC.

Amounts of $2,200,066, $1,650,096, and $650,178 represent RSUs granted to Messrs. Isner, Kunins, and Zito respectively, in December 2022 and were intended as 2023 compensation. Ms. Bagley received a service-based grant in the amount of $7,326,579 which vests over a three-year period, in addition to a sign-on grant in the amount of $3,140,026 which will vest one third will vest on the first anniversary of the grant date and the remaining two thirds will vest quarterly thereafter. Ms. Bagley did not receive an additional grant in December 2022.

Other amounts of $3,406,286 and $340,922 for Ms. Bagley and Mr. Zito, respectively represent the fair value of XSUs granted. Ms. Bagley was awarded her XSU grant on September 26, 2022 and Mr. Zito was awarded his XSU grant on June 2, 2022.

Other amounts of $3,400,264, $4,500,251, $3,175,172, and $2,700,451 represent RSUs granted to Messrs. Larson, Ahsan, Isner, and Kunins, respectively, in December 2021 and were intended as 2022 compensation. Of the RSUs granted, $2,000,052 for Messrs. Ahsan, Isner, and Kunins each will vest over two to three years if a successor plan to the XSPP is not approved by shareholders, or if it is approved by shareholders, but the NEO does not elect to participate at the maximum amount specified by the Compensation Committee. If a successor plan to the XSPP is approved by shareholders and the NEO elects to participate, this service-based RSU will be reduced by the amount of such election, thereby effectively replacing the service-based equity compensation with performance-based equity compensation.

(2)	In 2022, Ms. Bagley and Messrs. Kunins, Isner, Larson and Zito received non-equity incentive compensation as a result of exceeding target metrics around revenue and other operating measures. Their 2022 incentive

Axon Enterprise, Inc. | 2023 Proxy Statement | 37

compensation was provided in the form of cash payouts, which were paid in February 2023. Amounts for Mr. Isner represent commissions, and in 2022 also includes $300,000 for other non-variable cash compensation.
(3)	All other compensation consists of matching contributions made to 401(k), contributions to health savings accounts, employer paid life insurance premiums, taxable fringe items and payments made for taxes required to gross-up other earnings.
(4)	The amounts paid to Mr. Smith for 2022, 2021 and 2020 are consistent with minimum wage requirements pursuant to the requirements of the CEO Performance Award.
(5)	The amount paid to Mr. Zito for 2022 represents a fixed bonus payment for his service as Interim Chief Financial Officer.

PAY RATIO OF CHIEF EXECUTIVE OFFICER COMPENSATION TO MEDIAN EMPLOYEE COMPENSATION

The Company’s compensation practices and programs are designed with the goal of ensuring compensation programs are fair, equitable, globally compliant and are aligned with its business objectives. Our CEO, Patrick W. Smith, has agreed to a compensation arrangement in the CEO Performance Award, which was approved by shareholders in May 2018, that vests based solely on attainment of both market capitalization and internal operational goals. We are providing a ratio of (i) Mr. Smith’s 2022 annual total compensation to (ii) the median of the 2022 annual total compensation of all Axon employees other than Mr. Smith, calculated pursuant to the disclosure requirements of the Summary Compensation Table above as if the median compensated employee was a named executive officer. Because of the treatment of the CEO Performance Award as compensation for Mr. Smith in 2018 for purposes of the Summary Compensation Table, there may be a significant disconnect between what is reported as compensation for Mr. Smith in a given year in the Summary Compensation Table and the value actually realized as compensation in that year or over a period of time. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

Mr. Smith’s annual total compensation, as reported in the Summary Compensation Table, for 2022 was $34,291, and the median 2022 annual total compensation of all other employees was $84,867. Consequently, the applicable ratio of such amounts for 2022 was 0.40:1.

Our methodology for identifying the median of the 2022 annual total compensation for each of our employees other than Mr. Smith was as follows:

●

We determined that as of December 31, 2022, Axon and all of our subsidiaries had 3,365 qualifying individuals (full-time, part-time, and temporary employees other than Mr. Smith), of which 16% were based outside of the U.S. and 25% were production line employees.

●	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.
●

We applied the requirements and assumptions required for the table in the Summary Compensation Table for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

●	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for 2022.
●	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Axon Enterprise, Inc. | 2023 Proxy Statement | 38

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices, regional demographics or may utilize different methodologies and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the financial performance of our company. The following table sets forth the compensation for our CEO (referred to as “PEO”) and the average compensation for our other NEOs. For further information concerning our compensation philosophy and how we align executive compensation with our performance, refer to “Compensation Discussion and Analysis.”

					Value of Initial $100
					Investment Based on
	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Total	Total
	Table Total for	Actually Paid	Table Total for	Actually Paid to	Shareholder	Shareholder	Net Income (loss)	Adjusted EBITDA (5)
Year	PEO (1)	to PEO (2)	Non-PEO NEOs (1)	Non-PEO NEOs	Return	Return (4)	(in thousands)	(in thousands)
2022	$34,291	$13,688,395	$4,305,869	$2,091,584	$226.43	$118.69	$147,139	$232,313
2021	33,115	253,610,579	5,634,227	30,194,861	214.25	143.55	(60,018)	178,112
2020	2,559,392	278,740,704	1,914,694	31,929,509	167.21	117.10	(1,724)	155,808

(1)

For each year presented, Mr. Patrick W. Smith was our principal executive officer (PEO); reflects amounts reported in the Summary Compensation Table (“SCT”) for the respective years. Our non-PEO NEOs for 2022 were Ms. Bagley and Messrs. Isner, Kunins, Larson, Ahsan, and Zito. Our non-PEO NEOs for 2021 and 2020 were Messrs. Larson, Ahsan, Isner, and Kunins. Average compensation for the non-PEO NEOs reflects amounts reported in the SCT for the respective years.

(2)

Amounts shown for compensation actually paid (“CAP”) are computed in accordance with Item 402(v) of Regulation S-K under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the SCT with certain adjustments as required by item 402(v) of Regulation S-K as described in footnote (3) below.

(3)

CAP reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The valuation methodologies and assumptions used to calculate CAP are based on the grant date fair value of these awards as disclosed in the company’s consolidated audited financial statements filed with the SEC on Form 10-K for the years reflected in the table below:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for the PEO and non-PEOs:

	Calculation for PEO
Calculation (a) of Compensation Actually Paid	Year 2020	Year 2021	Year 2022
Summary Compensation Table Total	$2,559,392	$33,115	$34,291
Less grant date fair value of stock and option awards	(2,531,425)	—	—
Add change in fair value (whether positive or negative) as of vesting date of awards granted in prior fiscal years for which all applicable vesting conditions were satisfied during the fiscal year	405,161	227,074,553	—

Axon Enterprise, Inc. | 2023 Proxy Statement | 39

Add change in fair value (whether positive or negative) as of fiscal year-end for unvested and outstanding awards or forfeited awards granted in prior fiscal years	278,307,576	26,502,911	13,654,104
Compensation Actually Paid	$278,740,704	$253,610,579	$13,688,395

	Calculation for Average of Non-PEOs
Calculation (a) of Compensation Actually Paid	Year 2020	Year 2021	Year 2022
Summary Compensation Table Total	$1,914,694	$5,634,227	$4,305,869
Less grant date fair value of stock and option awards	(1,156,333)	(4,414,658)	(3,502,709)
Add year-end fair value of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	469,229	3,515,309	4,596,869
Add change in fair value (whether positive or negative) as of vesting date of awards granted in prior fiscal years for which all applicable vesting conditions were satisfied during the fiscal year	220,174	21,247,901	51,093
Add change in fair value (whether positive or negative) as of fiscal year-end for unvested and outstanding awards or forfeited awards granted in prior fiscal years	30,481,745	4,212,082	(3,359,538)
Compensation Actually Paid	$31,929,509	$30,194,861	$2,091,584

(a)

For the PEO and other NEOs, for each covered year, fair value of awards that are granted and vest in the same covered fiscal year equals $0, and fair value of awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered fiscal year equals $0.

(b)	The amount shown for 2020 represents the total stock compensation expense for modified shares related to a PSU award for Mr. Smith. See the SCT for more information.

(4)

TSR shown in this table utilizes the Russell Midcap Index which we use in the stock performance graph required by Item 201(e) of Regulation S-K included in the company’s consolidated audited financial statements filed with the SEC on Form 10-K for the years reflected in the table above. The comparison assumes $100 was invested for the period starting December 31, 2019 through December 31 of the applicable fiscal year in each of the company’s Common Stock and the Russell Midcap Index. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the Russell Midcap Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.

(5)

Pursuant to Item 402(v) of Regulation S-K, we determined adjusted EBITDA to be the most important financial performance measure used to link company performance to CAP to our PEO and other NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important such measure in future years. Adjusted EBITDA is defined as Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, taxes, depreciation, amortization and non-cash stock-based compensation expense, realized and unrealized gains and losses on strategic investments and marketable securities, and certain other pre-tax items. For a reconciliation of Adjusted EBITDA to earnings, see “Fiscal 2022 Company Highlights and Compensation Overview” above. For a reconciliation of Adjusted EBITDA to earnings, see “Fiscal 2022 Company Highlights and Compensation Overview” above.

Axon Enterprise, Inc. | 2023 Proxy Statement | 40

Pay Versus Performance Relationship Descriptions:

Figure 1: Relationship Between Axon’s Compensation Actually Paid for PEO and NEOs (Average) vs. Cumulative TSR of Axon and the Peer Group

Figure 2: Relationship Between Axon’s Compensation Actually Paid for PEO and NEOs (Average) vs.  Axon’s Net Income

Axon Enterprise, Inc. | 2023 Proxy Statement | 41

Figure 3: Relationship Between Axon’s Compensation Actually Paid for PEO and NEOs (Average) vs.  Adjusted EBITDA

Between 2020 and 2022, we experienced record stock price appreciation and operating performance, which led to appreciation in the value of our CEO Performance Award and eXponential Stock Performance Plan. The decline in compensation actually paid in 2022 was attributed to a substantial portion of these awards vesting in 2021 and therefore the pool of unvested awards in 2022 was much smaller.

Set forth below is a list of the three most important financial performance measures used to link executive compensation actually paid to our Named Executive Officers during 2022 to Company performance.

●	Adjusted EBITDA
●	Revenue
●	Company stock price

Axon Enterprise, Inc. | 2023 Proxy Statement | 42

2022 GRANTS OF PLAN-BASED AWARDS

The following table shows information about awards made under various compensation plans during 2022:

								All other
								stock
			Estimated future payouts under					awards:	Grant date
			non-equity incentive					number of	fair
			plan awards					shares of	value of stock
	Grant		Threshold	Target		Maximum		stock or	awards
Name	Date		($)	($)		($)		units (#)	($) (1)
Joshua M. Isner	6/2/2022	(2)	—	—		—		4,757	500,008
	6/2/2022	(3)	—	—		—		2,776	291,785
	12/1/2022	(4)	—	—		—		11,857	2,200,066
			—	500,000	(6)			—	—

Brittany Bagley	9/26/2022	(8)	—	—		—		66,214	7,326,579
	9/26/2022	(9)	—	—		—		28,378	3,140,026
	9/26/2022	(7)						42,996	3,406,286
			275,625	450,000		675,000	(5)	—	—

Jeffrey C. Kunins	12/1/2022	(4)	—	—		—		8,893	1,650,096
			183,750	300,000		450,000	(5)

James C. Zito	6/2/2022	(7)						4,757	340,922
	11/30/2022	(4)						3,533	650,178
			61,250	100,000		150,000	(5)

(1)

Grant date fair value of RSUs, XSUs, and options, is computed in accordance with stock-based compensation accounting rules (ASC 718). The fair value of each RSU is the closing price of our common stock on the date of grant. The assumptions used in the calculations of the grant date fair values for option awards and XSUs are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2022.

(2)	RSUs vest annually over a three-year period and become fully vested in June 2025. The award was granted in June 2022 upon Mr. Isner’s promotion to Chief Operating Officer.
(3)	Two thirds of the RSUs will vest in June 2023 and one third will vest in June 2024. The award was granted in June 2022 upon Mr. Isner’s promotion to Chief Operating Officer.
(4)

RSUs vest annually from the grant date over a three-year period. The awards granted are intended as 2023 compensation. Pursuant to the rules and principles of the SEC, however, they are treated as 2022 compensation for purposes of this table and the Summary Compensation Table.

(5)

Payouts under the 2022 annual cash incentive plan are based on the achievement of annual financial goals, including goals related to: revenue; Adjusted EBITDA as a percentage of revenue; new product and new market bookings; new product adoption; net revenue retention; return rate reduction; and net promoter score. Adjusted EBITDA and revenue were uncapped and actual results achieved exceeded the maximum targets. Actual awards earned in 2022 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. See further discussion under “Executive Compensation — Compensation Discussion and Analysis — Annual Performance-Based Incentive Plans — 2022 Structure” above.

(6)

Mr. Isner was eligible for commissions based on bookings and revenue growth for the Company. There was no minimum or maximum amount related to these commissions. Actual commissions earned in 2022 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. See further discussion under “Executive Compensation — Compensation Discussion and Analysis — Annual Performance-Based Incentive Plans — 2022 Structure” above.

Axon Enterprise, Inc. | 2023 Proxy Statement | 43

(7)

Award represents grants of the XSPP that the Company adopted in January 2019. Ms. Bagley and Mr. Zito each received a grant for three tranches, and vesting is subject to the terms and conditions of the plan.  See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(8)

RSUs vest annually from the grant date over a three-year period. The awards were granted to Ms. Bagley upon her employment with the Company but are also intended as compensation through her three-year anniversary of employment. Pursuant to the rules and principles of the SEC, however, they are treated as 2022 compensation for purposes of this table and the Summary Compensation Table.

(9)

One third of the shares will vest upon the first anniversary of the grant date and the remaining two thirds will vest quarterly thereafter. The awards were granted to Ms. Bagley upon her recent employment with the Company but are also intended as compensation through her three-year anniversary of employment. Pursuant to the rules and principles of the SEC, however, they are treated as 2022 compensation for purposes of this table and the Summary Compensation Table.

Axon Enterprise, Inc. | 2023 Proxy Statement | 44

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

The following table includes certain information with respect to all outstanding equity awards previously awarded to the NEOs as of December 31, 2022.

	Option Awards						Stock Awards
			Equity									Equity Incentive
			Incentive Plan				Number of		Market	Equity Incentive		Plan Awards:
			Awards:				Shares or		Value	Plan Awards:		Market or Payout
	Number of		Number of				Units		of Shares	Number of		Value of Unearned
	Securities		Securities				of Stock		or Units	Unearned Shares,		Shares, Units or
	Underlying		Underlying		Option		That		of Stock	Units or Other		Other Rights
	Unexercised		Unexercised		Exercise	Option	Have Not		That Have	Rights That Have		That Have Not
	Options		Unearned		Price	Expiration	Vested		Not Vested	Not Vested		Vested
Name	Exercisable (#)		Options (#)		($)	Date	(#)		($)	(#)		($)
Patrick W. Smith	1,376,981	(1)	1,060,976	(1)	28.58	2/26/28
										15	(2)	2,489

Joshua M. Isner			—		—	—
							2,776	(5)	460,622	15	(2)	2,489
							4,757	(6)	789,329	149,634	(2)	24,828,770
							11,857	(7)	1,967,432
							597	(8)	99,060
							2,928	(9)	485,843
							993	(10)	164,768
							6,778	(11)	1,124,674
							6,778	(12)	1,124,674

Brittany Bagley			—		—	—
							66,214	(3)	10,986,889	42,996	(13)	7,134,326
							28,378	(4)	4,708,762

Jeffrey C. Kunins			—		—	—
							8,893	(7)	1,475,615	108,000	(2)	17,920,440
							1,591	(8)	263,995
							1,674	(9)	277,767
							1,101	(9)	182,689
							110	(10)	18,252
							6,778	(11)	1,124,674
							6,778	(12)	1,124,674

Luke S. Larson			—		—	—
							1,591	(8)	263,995	15	(2)	2,489
							8,367	(9)	1,388,336	149,634	(2)	24,828,770
							2,928	(10)	485,843

James C. Zito			—		—	—
							664	(8)	110,178	15	(2)	2,489
							2,567	(14)	425,942	14,962	(2)	2,482,645
							792	(15)	131,417	4,757	(13)	789,329
							3,533	(16)	586,231

(1)

This grant is intended to compensate Mr. Smith over its ten-year term and will become vested as to all shares subject to it only if both market capitalization and internal operational goals are attained during such ten year period. 1/12th of the total number of shares subject to the options will become vested and exercisable upon certification by the Compensation Committee that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to Mr. Smith’s continued service at each such vesting event. If any tranches have not vested by the end of the ten-year term of the award, they will be forfeited, and Mr. Smith will not realize the value of such shares. As of December 31, 2022, ten tranches and have been achieved and certified by the Compensation Committee. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

Axon Enterprise, Inc. | 2023 Proxy Statement | 45

(2)

These grants are intended to compensate our executives over their approximately nine-year term and will become vested as to all shares subject to each grant only if both market capitalization and internal operational goals are attained during such term. 1/12th of the total number of shares will become vested upon certification by the Compensation Committee that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to the NEO’s continued service at each such vesting event. If any tranches have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the value of such shares. As of December 31, 2022, nine tranches have been achieved and certified by the Compensation Committee. The remaining three tranches are shown above assuming maximum performance. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(3)	This stock award vests at annual intervals over a three-year period and became fully vested in September 2025.
(4)	This stock award vests one third in September 2023 and the remaining two thirds vest in eight equal quarterly instalments until fully vested in September 2025.
(5)	This stock award vests two thirds in June 2023 and one third in June 2024
(6)	This stock award vests at annual intervals over a three-year period and become fully vested in June 2025.
(7)	These stock awards vests at annual intervals over a three-year period and become fully vested in December 2025.
(8)	These stock awards vests at annual intervals over a three-year period and become fully vested in November 2023.
(9)	These stock awards vests at annual intervals over a three-year period and become fully vested in December 2024.
(10)	These stock awards vested two thirds in December 2022 and one third in December 2023.
(11)	These stock awards vest at annual intervals over a three-year period and becomes fully vested in December 2024.
(12)	These stock awards vest two thirds in January 2023 and one third in December 2023.
(13)

Grant is intended to compensate Ms. Bagley and Mr. Zito over the remaining term of the XSPP and will become vested only if both market capitalization and internal operational goals are attained during such term. Ms. Bagley and Mr. Zito were awarded three remaining tranches of the XSPP. 1/3rd of the total number of shares will become vested upon certification by the Compensation Committee that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to the NEO’s continued service at each such vesting event. If any tranches have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the value of such shares. As of December 31, 2022, none of the three outstanding tranches have been achieved and certified by the Compensation Committee.  See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(14) This stock award vests at annual intervals over a three-year period and becomes fully vested in November 2024.

(15) This stock award vested two thirds in November 2022 and one third in November 2023.

(16)  This stock award vests at annual intervals over a three-year period and becomes fully vested in November 2025.

Axon Enterprise, Inc. | 2023 Proxy Statement | 46

2022 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to option exercises and vested stock awards for each NEO during the year ended December 31, 2022:

	Stock Awards
	Number of
	Shares
	Acquired upon	Value Realized on
Name	Vesting (#)	Vesting ($)
Patrick W. Smith	—	$—
Joshua M. Isner	9,937	1,723,473
Brittany Bagley	—	—
Jeffrey C. Kunins	6,401	959,875
Luke S. Larson	32,687	5,594,034
Jawad A. Ahsan	22,197	3,288,358
James C. Zito	8,296	1,222,281

Option Awards
Number of
Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)
Patrick W. Smith	—	$—

2022 NONQUALIFIED DEFERRED COMPENSATION

On July 1, 2013 the Company adopted the TASER International, Inc. Deferred Compensation Plan ("DCP"). The DCP allows eligible executives, key employees and non-employee directors through which participants may elect to defer the receipt and taxation of a portion of their compensation. Compensation, as defined in the DCP, is comprised of base salary, bonus, commission, director fees, and such other cash or equity-based compensation approved by the Compensation Committee. Participants may elect to defer up to 80% of their base salary and up to 100% of other types of compensation. Participants are 100% vested at all times in amounts deferred pursuant to the DCP. All gains or losses are allocated fully to plan participants, and the Company does not guarantee a rate of return on deferred balances. There were no above-market returns for participants in the plan.

The following table provides information on NEO participation in the DCP:

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance at
	Last FY	Last FY	FY	Distributions	Last FYE
Name	($)(1)	($)(1)(2)	($)(2)(3)	($)	($)
Joshua M. Isner	—	—	(122,233)	—	541,076

(1)	No executive contributions or registrant contributions were made in the last fiscal year.
(2)

The Company does not make discretionary payments to the plan but does make a restorative 401(k) match contribution to participants as their eligible wages for 401(k) purposes is net of contributions made to the deferred compensation plan.

Axon Enterprise, Inc. | 2023 Proxy Statement | 47

(3)

Aggregate earnings reflected represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. No amounts included in aggregate earnings are reported in the 2023 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Pursuant to the employment agreements, the Company may terminate each of the NEOs with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, termination for good reason, or termination in connection with a change in control of the Company (i.e., double-trigger). Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 12 months after termination of employment.

The severance benefit amounts with respect to the above triggering events were determined based on competitive practices. The Company agreed to pay these variable amounts of compensation as severance benefits or change in control benefits in order to attract and retain executive officers.

The table below depicts the severance payable to each of the NEOs other than Mr. Smith under the conditions indicated:

Termination for Cause	Termination without Cause	Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser	Death or Disability
Earned but unpaid salary and benefits	12 months’ salary[1]; target bonus for calendar year of effective date of termination; time-based RSUs vesting during notice and severance period will continue to vest	36 months’ salary; pro rata portion of annual target bonus for the year in which termination occurs; 12 months COBRA; all time- and performance-based RSUs will vest at target levels	18 months’ salary; pro rata portion of annual target bonus for the year in which termination occurs; all time- and performance-based RSUs will vest at target levels

For all NEOs, all non-vested RSUs and PSUs may immediately vest at target levels and restrictions would lapse. Accelerated vesting conditions are as follows:

●	Termination for Cause: no accelerated vesting.
●	Termination without Cause: except for Mr. Smith, continued vesting of time-based awards during the notice and severance periods.
●

Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser ("Change in Control") and Termination due to Death or Disability: acceleration of all awards (both performance-based at target and time-based).

1  The payment of 12 months’ salary includes an 11-month notice period and cash payment equal to 1 month’s base salary.

Axon Enterprise, Inc. | 2023 Proxy Statement | 48

Additional accelerated vesting conditions pursuant to the CEO Performance Award and the XSPP are as follows:

	Termination	Termination
Plan	with Cause	without Cause	Change in Control	Death or Disability
CEO Performance Award (Patrick W. Smith)	Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest

CEO Performance Award operational goals are disregarded and all tranches of CEO Performance Award for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal

CEO Performance Award operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche

Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment are immediately vested
XSPP (all other NEOs)

Any tranches of the XSU awards for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest; most recently acquired tranche is forfeited

XSU operational goals are disregarded and all tranches of XSU Awards for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal

			XSU operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche	N/A

Axon Enterprise, Inc. | 2023 Proxy Statement | 49

The table below reflects the severance compensation that would be provided to each of the NEOs of the Company assuming the notice of intent to terminate such executive’s employment occurred on December 31, 2022. The following table excludes the deferred compensation amounts that would also be payable to Mr. Isner as described and set forth under the heading “2022 Nonqualified Deferred Compensation.”

	Voluntary		Termination
	Termination	Termination	without	Change in	Death or
	By Executive	for Cause	Cause	Control	Disability
Patrick W. Smith
Stock Awards (1)	$—	$—	$—	$119,671,184	$—
Total	$—	$—	$—	$119,671,184	$—
Joshua M. Isner
Severance Payments (2)	$—	$—	$350,000	$1,050,000	$525,000
Annual Cash Incentive Plan (3)	—	—	500,000	500,000	500,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	3,607,484	22,415,541	6,216,402
Total	$—	$—	$4,457,484	$23,987,187	$7,241,402
Brittany Bagley
Severance Payments (2)	$—	$—	$450,000	$1,350,000	$675,000
Annual Cash Incentive Plan (3)	—	—	450,000	450,000	450,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	5,386,420	20,350,329	15,695,651
Total	$—	$—	$6,286,420	$22,171,975	$16,820,651
Jeffrey C. Kunins
Severance Payments (2)	$—	$—	$300,000	$900,000	$450,000
Annual Cash Incentive Plan (3)	—	—	300,000	300,000	300,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	2,879,051	16,159,574	4,467,665
Total	$—	$—	$3,479,051	$17,381,220	$5,217,665
Luke Larson (5)
Severance Payments (2)	$—	$—	$350,000	$1,050,000	$525,000
Annual Cash Incentive Plan (3)	—	—	500,000	500,000	500,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	1,444,089	18,337,313	2,138,174
Total	$—	$—	$2,294,089	$19,908,959	$3,163,174
Jawad A. Ahsan (6)
Severance Payments (2)	$—	$—	$350,000	$1,050,000	$525,000
Annual Cash Incentive Plan (3)	—	—	500,000	500,000	500,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	—	16,199,139	—
Total	$—	$—	$850,000	$17,770,785	$1,025,000

(1)

For Mr. Smith, includes the intrinsic value of non-vested performance stock options under the CEO Performance Award which would immediately vest and become exercisable, as well as the value of non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.

For all NEOs other than Mr. Smith, includes the value of non-vested XSUs which would immediately vest and become exercisable, as well as the value of those non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.

The value of RSU, PSU, and XSU vesting or acceleration is equal to the $165.93 closing market price of shares of the Company’s common stock on December 31, 2022 multiplied by the number of units that would vest.

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(2)

Represents 12 months’ base salary for Termination without Cause (comprised of an 11-month notice period and 1 month’s base salary), 36 months’ base salary for Change in Control, and 18 months’ base salary for Termination due to Death or Disability.

(3)

Represents target bonus for the calendar year in which the effective date of termination occurs; for Change of Control and Termination due to Death or Disability, represents target bonus pro-rated through termination date.

(4)	Represents 12 months of payment of medical, dental, and vision insurance premiums for each NEO.

(5)	In December 2022, after returning from medical leave Mr. Larson stepped down as President and transitioned to strategic advisor.
(6)

Mr. Ahsan voluntarily terminated in May 2022. Total cash compensation received by Mr. Ahsan in the form of base salary for 2022 was $178,326. Additionally, the Compensation Committee agreed to waive the holding period requirements for one tranche of XSUs and the forfeiture provision of the ninth tranche of vested XSUs. All remaining unvested RSUs and XSUs were forfeited.

Axon Enterprise, Inc. | 2023 Proxy Statement | 51

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditor. The independent auditor reports directly to the Audit Committee.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditor and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether any non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB.

The Audit Committee reviewed and discussed with management and its independent public accounting firm our annual audited financial statements and quarterly financial statements, including a review of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s shareholder letters and information related thereto.

During fiscal year 2022, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in the independent public accounting firm’s report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

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Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP, and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2023.

February 28, 2023

The Audit Committee:

Michael Garnreiter, Chair

Julie A. Cullivan

Caitlin Kalinowski

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

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PROPOSALS

Overview of Proposals

This proxy statement contains five proposals requiring shareholder action.

●	Proposal No. 1 requests the election of the eight directors of the Company named in this proxy statement for a term of one year and until their successors are elected and qualified.
●	Proposal No. 2 requests that shareholders vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.
●	Proposal No. 3 requests that shareholders vote to approve, on an advisory basis, the frequency of the shareholder vote to approve the compensation of the Company’s named executive officers.
●	Proposal No. 4 requests the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2023.
●	Proposal No. 5 requests the shareholder approval of the 2023 CEO Performance Award.
●	Proposal No. 6 is a shareholder proposal to discontinue the development of a non-lethal TASER drone system.

Each proposal is discussed in more detail below.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board is elected by and accountable to the shareholders to oversee their interest in the long-term health and the overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company except for those matters reserved to, or shared with, the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Election Process

The Board is currently comprised of ten directors. In 2022, shareholders approved the Declassification Amendment for the Company’s Board of Directors, with the phased transition in motion. Historically, the directors were divided into three classes and each class consisted, as nearly as possible, of equal number of directors and served a three year term. With the approval of the Declassification Amendment, all director nominees, aside from those in Class C, are up for reelection. These directors are: Adriane Brown, Michael Garnreiter, Mark W. Kroll, Matthew R. McBrady, Hadi Partovi, Graham Smith, Patrick W. Smith, and Jeri Williams.

The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, as designated by the Board to fill such vacancy.

Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees.

The Board of Directors recommends a vote FOR the election of Adriane Brown, Michael Garnreiter, Mark W. Kroll, Matthew R. McBrady, Hadi Partovi, Graham Smith, Patrick W. Smith, and Jeri Williams.

Vote Required

Assuming the existence of a quorum, each director will be elected by the affirmative vote of the majority of votes properly cast for and against such nominee’s election. Abstentions and broker non-votes will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors.

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PROPOSAL NO. 2 - ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Shareholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “say on pay”):

RESOLVED, that the shareholders of Axon Enterprise, Inc. hereby approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

Background on Proposal

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, shareholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.

As described in the Compensation Discussion and Analysis, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive compensation to our financial results produced during the year, and link long term compensation in the form of stock awards to Company performance and enhancement of shareholder value over time. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2022, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) provide additional information about the compensation that we paid to our NEOs in 2022.

At our 2017 Annual Meeting of Shareholders, the shareholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors decided to hold its future advisory votes on the compensation of named executive officers annually. As provided below, we are seeking shareholder input on the frequency for say on pay votes at this meeting.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

Overview and Summary; Consideration of Prior Year Say on Pay Vote

The Company believes in competitive compensation aligned with the values, objectives and financial performance of the Company. Since 2018, a significant amount of our executives’ potential total compensation was tied to performance. The Compensation Committee considers the performance criteria for the Company’s performance-based compensation challenging, but achievable. Performance-based RSUs, non-equity incentive compensation plan, and commission targets have been achieved during 2019, 2020, 2021, and 2022. With the creation of the CEO Performance Award and XSU awards in 2018 and 2019, respectively, more focus and compensation is aligned with long-term Company performance. As of December 31, 2022, ten tranches of the CEO Performance Award and nine tranches of the XSU awards had vested.

At the 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”), we presented to shareholders, for advisory approval, the Company’s executive compensation (“Say on Pay”). Of the 54.6 million votes cast on the Say on Pay vote (including abstentions), over 89% were favorable for our Say on Pay resolution. The Compensation Committee considered this a favorable outcome and believed it conveyed our shareholders’ support of the Compensation Committee’s decisions and existing executive compensation programs.

Our compensation opportunities for our named executive officers are predominantly delivered in the form of performance-based awards, including equity-based awards, which are designed to promote incentives that are aligned with long-term shareholder interests. It is the Committee’s intent that the total compensation for our NEOs be competitive to attract and retain highly qualified individuals who are capable of making significant contributions critical to our long-term success.

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The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Unless marked to the contrary, proxies received will be voted FOR approval of the advisory vote on executive compensation.

The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above approving the compensation of our named executive officers.

Vote Required

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal, in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 3 – ADVISORY VOTE TO RECOMMEND THE FREQUENCY OF THE SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

As described in Proposal No. 2 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a “say-on-pay frequency proposal”). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years.

Our shareholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote. It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2023 annual meeting of shareholders. Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board of Directors recommends a vote on Proposal No. 3 to hold say-on-pay votes every 1 YEAR (as opposed to 2 years or 3 years).

Vote Required

For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal, in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2023. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our shareholders on our independent auditors.

If the shareholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.

If the appointment is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2023 will stand, unless the Audit Committee finds other good reason for making a change.

Audit and Non-Audit Fees

The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2022 and 2021.

	2022	2021
Audit fees	$2,055,500	$1,875,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$2,055,500	$1,875,000

Audit Fees: Consisted of fees billed for professional services rendered for the audit of Axon Enterprise, Inc.’s financial statements, fees billed related to Sarbanes-Oxley 404 review and services provided by Grant Thornton LLP in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related fees related to professional services that are reasonably related to the performance of the audit or review of Axon’s consolidated financial statements. No such services were rendered during the years ended December 31, 2022 or 2021.

Tax Fees: Consisted of fees billed principally for services provided in connection with worldwide tax consulting and planning services. No such services were rendered during the years ended December 31, 2022 or 2021.

All Other Fees: All other fees related to services not included in the categories above, including services related to other regulatory reporting requirements. No such services were rendered during the years ended December 31, 2022 or 2021.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

●	Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.
●	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.
●	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Company’s CFO has the authority to engage the Company’s independent registered public accounting firm for amounts less than $5,000. There were no such audit–related fees, tax fees or other fees in 2022.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

Vote Required

For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal, in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 5 – APPROVAL OF THE 2023 CEO PERFORMANCE AWARD

At the Annual Meeting, shareholders will be asked to approve the 2023 CEO Performance Award to our CEO and founder, Patrick W. Smith. The 2023 CEO Performance Award was approved by the Board and granted to Mr. Smith on March 28, 2023, subject to shareholder approval at the Annual Meeting. The full text of the 2023 CEO Performance Award is attached to this proxy statement as Annex A.

The 2023 CEO Performance Award, designed by the Compensation Committee, took into consideration direct feedback from our shareholders and is intended to incentivize and drive the next decade of our shareholder returns. The 2023 CEO Performance Award recognizes Axon’s global growth potential and is designed to motivate a CEO whose inspirational creativity can uniquely unlock this potential and who continues to deliver exceptional value to Axon. As a thought leader and technologist in public safety, Mr. Smith inspires employees and customers alike with his creativity, dynamic market-creating innovation and lifelong dedication to Axon’s mission.

In 2018, Axon’s Board approved a performance stock option award for Mr. Smith (which we refer to for the purpose of this Proposal as the “2018 Award”) that required Axon to achieve specified market capitalization and operational goals.  All but one of the twelve tranches under the 2018 Award has vested.  In 2021, with the 2018 Award heading toward substantial completion, our Board began preliminary discussions about how to continue to incentivize Mr. Smith to lead Axon through the next phase of its development.

The 2023 CEO Performance Award is a grant of performance stock options composed of ten tranches (a “Tranche”), which only vest and become exercisable upon achievement of rapidly escalating goals for growth in both our share price and operational plan. To unlock and vest in all ten Tranches, comprised of stock options representing 5% of Axon’s outstanding shares as of March 27, 2023, the Company would need to achieve a share price of $1,769.51 and sustain strong annual growth on Revenue, Adjusted EBITDA or both. The Compensation Committee views these goals as rigorously challenging but achievable over the ten-year performance period of the proposed award. While Mr. Smith will receive minimum wage salary, the Compensation Committee expects the award to be the majority of his compensation over the next ten years.

In response to shareholder feedback and leading governance practices for special performance-based stock awards, the 2023 CEO Performance Award requires long-term ownership of earned shares, limits dilution volatility, employs stock price goals rather than market capitalization goals and sets stringent financial performance milestones that scale at a fixed percentage.  Compared to the 2018 Award, the 2023 CEO Performance Award adopts added dilution safeguards, including vesting speed brakes and a 15-year exercise period. These additional safeguards will help Axon meet its goal of targeting average annual gross dilution of approximately 3% across all stock-based compensation plans (including the 2023 CEO Performance Award) beginning in 2025.

Axon’s Growth Potential & Rick Smith, a Unique Founder CEO

Axon is poised for continued growth over the next decade – with distinctive potential among high-growth peers across the technology industry. As Axon reaches its 30th anniversary, it is fortunate to have its founder at the helm. Mr. Smith has been instrumental in building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead to modern policing and help save lives. Axon’s technological innovation and strong sales execution of disruptive technologies are already improving the landscape of safety and security.

Mr. Smith has a proven track record of successfully inventing and delivering, at scale, solutions that create enormous shareholder and societal value. From the early days of founding the organization to today as a market leader, Mr. Smith’s expertise has brought forth entirely new product categories, including the less-lethal TASER de-escalation platform, body-worn cameras and cloud software that lead to modernized public safety.

Mr. Smith is seen as a visionary among customers and colleagues. His thought leadership through his book, The End of Killing, and his partnership and public engagements with elected officials, civil rights scholars, constitutional scholars and law enforcement leaders, has created growing global buy-in to modernize public safety, helping democratic governments leverage technological progress to sustain their legitimacy and maintain, and even repair, trust between governments and the public. In addition, it was Mr. Smith’s vision that brought forth a collective moonshot effort, which Axon announced

Axon Enterprise, Inc. | 2023 Proxy Statement | 61

in October 2022, to cut gun-related deaths in the United States between police and the public by 50% in the next decade. Mr. Smith is driving efforts to convene key industry groups and sector partners to collectively solve this ambitious but critical goal.

Mr. Smith’s executive leadership will orient Axon toward investing today in the technologies that should drive value creation well into the next decade. Mr. Smith is driving Axon to innovate in the areas of artificial intelligence, robotics, virtual reality and other technologies that have the potential to continue making a transformative impact on society. He is a long-term planner and thinker. A prime example of this is the foresight Mr. Smith had more than a decade ago to start building our software business. In 2022, Axon’s recurring, high margin Cloud revenue comprised more than 30% of our total revenue.

Mr. Smith’s value to Axon can be best realized through a compensation plan that directly aligns his personal motivation with Axon shareholder return, such as the 2023 CEO Performance Award. Mr. Smith remains Axon’s largest non-institutional shareholder. He is motivated by the potential for outsized growth in Axon’s share price and by the societal value created upon realization of Axon’s global mission to protect life, including the moonshot effort in the United States.

Over the term of the 2018 Award through market close on March 31, 2023, Axon averaged over 50% annually compounded shareholder returns – which we believe showcases the value of aligning CEO compensation to value creation. The 2023 CEO Performance Award ensures Mr. Smith’s continued commitment and focus on creating both shareholder and societal value over the next decade.

Performance Award Summary

Subject to shareholder approval, the 2023 CEO Performance Award grants stock options to Mr. Smith representing 5% of Axon outstanding shares as of March 27, 2023, divided into ten equal Tranches. The Tranches are subject to three independent vesting conditions, all of which must be satisfied prior to the ten-year anniversary of the grant date:

1.	Stock price goals: Axon’s share price must appreciate 25% between each Tranche
2.	Operational goals: Axon must achieve operational goals (Revenue and/or Adjusted EBITDA growth, each increasing by 25% between each Tranche), as shown in the chart below
a.	Parameters of First Five Tranches: For Mr. Smith to achieve Tranches 1 through 5, Axon must achieve either the Revenue or Adjusted EBITDA milestone associated with that Tranche. Once a Tranche is achieved, both the Revenue and Adjusted EBITDA milestones for that Tranche are retired and Axon must achieve either the Revenue or Adjusted EBITDA milestone associated with the following Tranche for such following Tranche to be achieved.
b.	Parameters of Remaining Tranches: For Mr. Smith to achieve Tranches 6 through 10, Axon must achieve any five of the ten Revenue and Adjusted EBITDA milestones associated with Tranches 6 through 10 (e.g., Achieving both Revenue and Adjusted EBITDA milestones associated with Tranche 6 would satisfy the financial metric milestones for each of Tranches 6 and 7. However, the stock price goal for Tranche 7 would still need to be achieved for Tranche 7 to be achieved.)
3.	Service-based vesting conditions: Each Tranche is subject to a service-based vesting condition shown in the chart below, providing that no Tranche may vest before February 26, 2028, which represents the completion of the 2018 Award performance period. In addition, in order to continue to vest in the award, Mr. Smith must remain chief executive officer of the Company (or in a role performing an equivalent function) or executive chairman of the Board (or in a role performing an equivalent function). Moreover, Mr. Smith may not serve as CEO of any other company and must devote substantially all his working time to Axon, during the performance period.

Axon Enterprise, Inc. | 2023 Proxy Statement | 62

For additional details about the 2023 CEO Performance Award, see the section entitled “2023 CEO Performance Award Details.”

Axon CEO Award Compared to the Market

With the guidance of its independent compensation consultant, in April 2022, the Compensation Committee conducted a competitive market assessment of other similar grants of special performance-based stock awards to founder CEOs. The review focused on a set of public, post-IPO companies that made similar special performance-based stock awards to founder CEOs since the beginning of 2016, excluding awards that were made in connection with CEO appointments, M&A activity or extensions of employment agreements in heavily consolidated or regulated industries. The resulting group reflected 12 select peers (the “Award Peer Group”)1, which were innovative and high growth companies primarily in the technology sector.

In addition to the Award Peer Group, the Compensation Committee also reviewed special performance-based stock awards made to founder CEOs within an IPO-related context over a similar time frame and analyzed how the Company’s proposed award compares to receiving a normal annual compensation opportunity for a period of ten years.

The competitive market assessment provided market context for both award design, magnitude and performance requirements. The Compensation Committee assessed the overall magnitude of the 2023 CEO Performance Award across several lenses including share ownership (i.e., percent of shares outstanding), reported grant date fair value, annualized grant date fair value over the performance period and total potential realizable opportunity.

The 2023 CEO Performance Award quantum, 5% of common shares outstanding and estimated annualized grant date fair value of $40 million, as compared to awards made by companies in the Award Peer Group, is positioned in the top quartile of the competitive market set. As of the time of the analysis, special CEO performance-based stock awards among the Award Peer Group ranged from 2.2% of common shares outstanding (at the 50th percentile) to 7.8% (at the 90th percentile~~)~~. In addition, as of the time of the analysis, CEO performance-based stock awards among the Award Peer Group had annualized grant date fair values ranging from $23 million (at the 50th percentile) to $78 million (at the 90th percentile).

This positioning was also considered and assessed against the relative performance requirements, which were also in the top quartile of the competitive market set. While not a significant part of compensation, the Compensation Committee also acknowledged that Mr. Smith would not be eligible for an annual bonus and would be receiving minimum wage

1 The peer group consisted of Broadcom Inc., DISH Network Corporation, FLEETCOR Technologies, Inc., Guardian Health, Oracle Corporation, Paycom, Regeneron Pharmaceuticals, Inc., Robinhood Markets, Inc., Sorrento Therapeutics, Tesla, Inc., The Trade Desk, and Veeva Systems Inc.

Axon Enterprise, Inc. | 2023 Proxy Statement | 63

salary while the vast majority of others in the Award Peer Group would receive competitive cash compensation opportunities.

The parameters of the 2023 CEO Performance Award were thoughtfully considered and several included input from many of our shareholders. From a “top-down” perspective, the Compensation Committee wanted to create an award that mirrored much of the structure of the 2018 Award, which it viewed as being highly successful and a key driver of our 600%+ share price appreciation since 2018, but with significantly less dilution volatility.

Dilution Considerations

The 2023 CEO Performance Award consists of stock options covering 5% of Axon’s outstanding shares as of March 27, 2023. Based on shareholder feedback and experience with the 2018 Award, the Compensation Committee developed provisions of the award that we refer to as “speed-brakes.” These provisions are intended to limit dilution volatility and incentivize continued service even if milestones are achieved within the ten-year performance period and include:

●	To be achieved, each Tranche includes a service-based vesting requirement based on a number of years equal to N/2 + 3, where N represents the Tranche number in question. However, no Tranche may vest prior to February 26, 2028, which represents the ten-year anniversary (and end of the performance period) of the 2018 Award; and
●	No more than one Tranche may become exercisable in any six-month period.

The Compensation Committee designed the 2023 CEO Performance Award to further limit potential dilution volatility by requiring Mr. Smith to retain, and not sell, at least 20% of the shares acquired upon exercise of the award (after giving effect to any shares withheld with respect to the applicable exercise price or tax obligation attributable to such exercise) until three years following a termination of employment, subject to limited exceptions.

In addition, the Company, along with the Compensation Committee, has recognized the concerns raised by our shareholders regarding the dilution created by the 2018 Award and our eXponential Stock Performance Plan. In response to those concerns, the Company and the Compensation Committee have committed to targeting average annual gross dilution of approximately 3% across all stock-based compensation plans (including the 2023 CEO Performance Award), beginning in 2025. Even with the grant of the 2023 CEO Performance Award, our total share count overhang remains below 14%. Notably, with the introduction of the 2023 CEO Performance Award, the Compensation Committee is continuing its practice of ensuring that compensation is aligned with stringent operational performance and shareholder returns.

Additional Shareholder Friendly Provisions

The 2023 CEO Performance Award contains multiple additional improvements compared to the 2018 Award:

●	The milestones are tied to share price, not market capitalization. Axon shareholders voiced a preference for tying milestones to share price rather than market capitalization and the Compensation Committee took this under advisement in designing the new award. In addition, the stock price goals are only met when those prices are sustained in both the trailing six month and 30-day averages.
●	Milestones are even more stringent than before — each stock price goal is 25% apart from the prior goal. In the 2018 Award, the first tranche was unlocked when the Company achieved a market capitalization of $2.5 billion, representing a doubling of size at the time, and each subsequent tranche goal grew by a fixed amount of $1 billion – which meant that for the later tranches, the percentage difference between each tranche goal decreased. The 2023 CEO Performance Award, in contrast, sets each stock price goal at a fixed 25% above the previous goal. This makes all performance thresholds equally difficult to achieve. In addition, mark-to-market adjustments on strategic investments are not counted in assessing milestone achievement. We view the stock price goals and operational goals as rigorously challenging but obtainable over the ten-year performance period.

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●	The 2023 CEO Performance Award introduces “speed brakes” in the form of service-based vesting conditions and exercise timing limitations. To limit dilution volatility and ensure the ten-year compensation plan truly covers ten years of performance, even if stock price goals and operational goals are achieved rapidly, each Tranche has a service-based vesting condition. The 2023 CEO Performance Award also introduces a mechanism preventing more than one Tranche from becoming exercisable in any six-month period. The exercise period lasts 15 years from the date of grant – to 2038 – so that Tranches that vest late in the ten-year performance period may be exercised over a longer timeframe to limit dilution in any given period. In addition, no Tranche may vest before February 26, 2028, marking the end of the performance period of the 2018 Award.
●	Shareholder friendly provisions repeated and expanded from the 2018 Award. We believe our shareholders were pleased with several provisions of the 2018 Award and those have been repeated and expanded. For example, Mr. Smith cannot “acquire” or “strategically invest” his way to success — acquisitions of target companies with financial scale above pre-defined Revenue and Adjusted EBITDA thresholds move the Revenue and Adjusted EBITDA milestone targets. In addition, the inclusion of each of (i) the stock price goals and (ii) financial performance goals serve as a check and balance on the other to ensure that shareholders are aligned with the fundamental business performance.
●	The 2023 CEO Performance Award also includes a robust clawback provision. The 2023 CEO Performance Award is subject to clawback in the event of a financial restatement that changes the outcome of whether a milestone was obtained or if Mr. Smith is terminated by the Company for “Cause” (as defined in the 2023 CEO Performance Award) due to actions or omissions after the grant date that cause material reputational harm to the Company.

Burn Rate Table

The following table illustrates the Company’s historical burn rate for the past three years.  Burn rate is calculated as (i) the number of stock options and time-based restricted stock units (“RSUs”) granted, plus (ii) the number of performance-based restricted stock units (“PSUs”) earned, divided by (iii) the weighted average basic common shares outstanding in the year indicated. The Company’s burn rate was as follows:

					(e)
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	Weighted Average Basic	(d) ÷ (e)	Burn Rate
	Options	RSUs	PSUs	Total	Outstanding	Burn	Excluding
Year	Granted (1)	Granted	Earned	Granted/Earned	Granted/Earned	Rate	PSUs Earned
2020	-	576,891	183,540	760,431	61,782,262	1.23%	0.93%
2021	-	686,166	4,345,601	5,031,767	66,190,528	7.60%	1.04%
2022	-	1,144,539	78,194	1,222,733	71,092,681	1.72%	1.61%
					3-Year Average	3.52%	1.19%

1)	Options are included in the year granted, rather than earned. Options granted pursuant to the 2018 Award are excluded because they were granted in 2018.

Potential Value that Could be Realized under the 2023 CEO Performance Award

The potential value realizable under the 2023 CEO Performance Award is a function of modelling forward-looking projections of the Company’s share price and operational performance and timing of vesting events and option exercises.  Due to the inherent uncertainty and variability in those forward-looking projections, it is not possible to reliably forecast the value that would be realized under the 2023 CEO Performance Award.

Nevertheless, the table below depicts the theoretical value, assuming the attainment of all of the applicable stock price goals and operational goals, both in dollar value and as a percentage of total value created, that could be realized by Mr. Smith and Axon shareholders over various vesting scenarios. This table only takes into account the fully diluted share count as of March 27, 2023. It assumes that Mr. Smith exercises options as they vest and become exercisable, subject to the conditions of the 2023 CEO Performance Award. Accordingly, this table should only be used for illustrative purposes,

Axon Enterprise, Inc. | 2023 Proxy Statement | 65

recognizing that option exercises at different points in time or at different future share prices than those assumed in this table could significantly change the maximum value that Mr. Smith would realize from the award over the various vesting scenarios, both in dollar value and as a percentage of total value created.

		P&L	CEO	Shareholder	% of	% of
	Stock	Cost of	Realized	Value	Shareholder	Shareholder
Tranches	Price	Compensation (1)	Value (2)	Realized (3)	Value Realized By	Value Realized by
Earned	Goal	(in millions)	(in millions)	(in millions)	CEO with Award	Other Shareholders
0	$237.40	$-	$-	$1,600	-%	100.0%
1	237.50	38	8	1,607	0.5	99.5
2	296.88	78	60	5,966	1.0	99.0
3	371.09	122	171	11,413	1.5	98.5
4	463.87	166	364	18,223	2.0	98.0
5	579.83	210	668	26,735	2.4	97.6
6	724.79	254	1,121	37,375	2.9	97.1
7	905.99	295	1,774	50,675	3.4	96.6
8	1,132.49	333	2,692	67,300	3.8	96.2
9	1,415.61	367	3,964	88,081	4.3	95.7
10	1,769.51	397	5,703	114,058	4.8	95.2

(1)	The 2023 CEO Performance Award would result in the recognition of additional stock-based compensation expense over the term of the award as the operational goals become probable of being achieved through the expected date such operational goals are achieved pursuant to FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The Company would still recognize stock-based compensation expense based on operational goal achievement, even if stock price goals are not achieved. See the section entitled “Accounting and Tax Considerations—Accounting Considerations”, for additional detail. The actual P&L cost of the 2023 CEO Performance Award will not be known until the grant date for accounting purposes, which occurs only if shareholders approve the 2023 CEO Performance Award at the Annual Meeting. As a result, the amounts included in this column are estimates only based on information available as of the time of this proxy statement and may materially change.
(2)	The value realized by Mr. Smith is equal to the number of shares subject to the number of Tranches achieved, multiplied by the excess of the assumed market price of the Company’s common stock over the Exercise Price. The values shown are pre-tax values and do not estimate the amount of tax payable by Mr. Smith upon any such exercise.
(3)	The value realized by shareholders is equal to the number of estimated dilutive shares outstanding, depending on the number of Tranches achieved, multiplied by the excess of the assumed market price of the Company’s common stock over the Exercise Price.

Potential Ownership of Securities As a Result of the 2023 CEO Performance Award

As of March 31, 2023, Mr. Smith beneficially owned 2,988,703 shares of the Company’s common stock, including 5,934 shares issuable to Mr. Smith upon exercise of options exercisable as of such date. Based on 73,874,062 shares of the Company’s common stock outstanding at March 31, 2023, Mr. Smith beneficially owned 4.0% of the outstanding shares of the Company’s common stock.

For illustrative purposes only, if (i) all 3,670,030 shares of the Company’s common stock subject to stock options under the 2023 CEO Performance Award were to become fully vested, exercised and held by Mr. Smith, (ii) estimated dilution as a result of potential exercises or conversions from the existing employee equity pool were to be considered and (iii) there were no other dilutive events of any kind, Mr. Smith would beneficially own 9% of the outstanding shares of the Company’s common stock. However, as noted above in the section “Potential Value that Could be Realized Under the 2023 CEO Performance Award”, it is not possible as of the time of this proxy statement to know the exact or true percentage of Mr. Smith’s future total ownership of the Company’s common stock upon the vesting or exercise of one or more Tranches.

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2023 CEO Performance Award Details

Below is an overview of the 2023 CEO Performance Award. This summary is qualified by reference to the full text of the 2023 CEO Performance Award, which is attached as Annex A.

Award Terms	Details
Date of Grant	March 28, 2023
Total Size	3,670,030 shares of Axon common stock, representing 5% of total outstanding shares as of March 27, 2023
Award Type	Nonqualified stock options
Exercise Price	$218.59, which reflects the closing price for a share of the Company’s common stock as of the last trading day immediately preceding the Date of Grant
Vesting End Date	March 28, 2033
Expiration Date	March 28, 2038
2023 CEO Performance Award Performance Vesting / Goals

Stock Price Goals

a.Ten stock price goals

b.First Tranche is share price of $237.50; each Tranche thereafter requires an additional increase in share price of 25%, up to a stock price goal of $1,769.51 for the tenth Tranche

c.Sustained share price is required for each stock price goal to be met.  For each stock price goal to be met, both the trailing six-month average share price and the trailing 30-day average share price must equal or exceed the stock price goal that corresponds to each Tranche

Operational Goals

a.20 operational goals

b.Two types of operational goals:  Revenue and Adjusted EBITDA

Operational Milestone Tier

Revenue Goals (millions)

Adjusted EBITDA Goals (millions)

1

$1,513

$378

2

$1,891

$473

3

$2,363

$591

4

$2,954

$739

5

$3,693

$923

6

$4,616

$1,154

7

$5,770

$1,442

8

$7,212

$1,803

9

$9,015

$2,254

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10

$11,269

$2,817

* Revenue means, as of any date, the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Forms 10-Q and 10-K), for the previous four consecutive fiscal quarters of the Company, beginning with the Company’s first full fiscal quarter ending after the fiscal quarter in which the Date of Grant occurs.

** Adjusted EBITDA means, as of any date, for the previous four consecutive fiscal quarters, the Company’s net (loss) income attributable to common stockholders before interest expense, interest and other income (such as dividends), adjusted for one-time or non-recurring items, including gains and losses on investments (inclusive of strategic and non-strategic non-controlling minority investments and joint ventures or similar arrangements), transaction costs related to strategic investments and acquisitions (or divestitures), gains or losses or impairments related to dispositions of businesses, disposals and/or abandonments of intangible assets, disposals or impairment of land, property and/or equipment, restructuring costs (including non-recurring costs related to a reduction in force and/or to closing or exiting facilities), (benefit) provision for income taxes, depreciation and amortization and stock based compensation.

Vesting, Generally

Each Tranche will vest only if both a stock price goal and an operational goal are met.  Notwithstanding the foregoing, in no event will attainment of both Revenue and Adjusted EBITDA attributable to the same Operational Milestone Tier count toward the attainment of more than one operational goal in the case of the first five Operational Milestone Tiers (e.g., if Revenue for Tier 1 is achieved, Adjusted EBITDA for Tier 1 cannot count toward achievement of a different Operational Goal; conversely, both Revenue and Adjusted EBITDA for Tier 6 can independently count toward achievement of different Operational Goals).

A stock price goal and an operational goal that are matched together can be achieved at different points in time and vesting will occur at the date the last goal was obtained; provided that the minimum service condition (described below) is also met, in all cases, prior to the Vesting End Date.  Subject to any applicable clawback provisions, policies or other forfeiture terms described in the 2023 CEO Performance Award, once a goal is achieved, it is forever deemed achieved for determining the vesting of a Tranche.

Minimum Service Condition; Service-Based Vesting Condition

Vesting is contingent upon Mr. Smith continuing to serve as chief executive officer of the Company (or in a role performing an equivalent function) or executive chairman of the Board (or in a role performing an equivalent function), pursuant to which Mr. Smith may not serve as CEO of any other company and must devote substantially all his working time to Axon, during the performance period.  Each Tranche will only vest on the later of (i) the first business day on or following the date that is a number of months after the Date of Grant equal to (A) (x) the number of such Tranche multiplied by 12, divided by (y) two plus (B) 36 and (ii) February 26, 2028 (the “Service-Based Vesting Condition”).

Effect of Termination of Employment

Upon a termination due to death or disability, options for which the stock price goals and operational goals (but not the service requirement) have been satisfied will accelerate.  Upon a termination without Cause, options will vest solely based on achievement of the stock price goal, without regard to the attainment of the operational goals, plus pro-rata vesting of one additional Tranche based on a

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Award Terms	Details
comparison of the six-month share price to the stock price goals. Upon any other termination or on the Vesting End Date, all other unvested options will be forfeited.
Change in Control

Upon a Change in Control, options for which the stock price goal have been achieved based on the transaction price will convert into time-based awards eligible to vest based on the remaining service-based vesting conditions (“Converted Awards”).  Converted Awards are subject to “double-trigger” treatment upon a termination by the Company without Cause or for “Good Reason” (as defined in the 2023 CEO Performance Award) within 24 months following a Change in Control.

The treatment of the 2023 CEO Performance Award upon a Change in Control is intended to align Mr. Smith’s interests with Axon’s other shareholders with respect to evaluating potential transactions.

A “Change in Control” is generally defined in the 2023 CEO Performance Award to include (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company) of 30% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change during any 24 consecutive calendar months in a majority of the Company’s current Board (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) the consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”), unless immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination, (B) at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and (C) no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Exercise Requirements

No more than one Tranche will become exercisable in any six-month period (other than upon death or following a Change in Control).  The exercise price for any option can be satisfied in cash or such other method permitted by the Compensation Committee in its sole discretion, including a “cashless exercise” arrangement.

Post-Termination Holding Period

20% of shares acquired upon exercise of any Tranche (after giving effect to any shares withheld with respect to the applicable exercise price or tax obligation attributable to such exercise) are required to be held until three years following a termination of employment (other than upon a termination without Cause, due to death or disability or following a Change in Control).

Clawback

The 2023 CEO Performance Award and shares acquired from the exercise of options thereunder will be subject to clawback to the fullest extent required by law, applicable listing standard and any clawback policy adopted by the Company to comply with Rule 10D-1 of the Securities Exchange Act.  Notwithstanding whether the Date of Grant occurs prior to the effectiveness of a clawback policy enacted by the Company to comply with Rule 10D-1 of the Securities Exchange Act, it will be

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Award Terms	Details

deemed to have been granted immediately thereafter for purposes thereof.  In addition, the 2023 CEO Performance Award will be subject to clawback in the event Mr. Smith is terminated by the Company for Cause due to actions or omissions after the Date of Grant that cause material reputational harm to the Company; provided that any recovery in such case will only apply with respect to amounts paid or received in the three-year period prior to Mr. Smith’s termination for reputational harm.

Restrictive Covenants	Mr. Smith will be subject to restrictive covenants relating to confidentiality, intellectual property, non-competition, non-solicitation and non-disparagement.
Administration

The 2023 CEO Performance Award will be administered by the Compensation Committee.  The Compensation Committee shall have the sole and complete discretion with respect to all matters under the 2023 CEO Performance Award.

Adjustment

In the event of any change in the outstanding shares of stock by reason of a stock dividend or split, recapitalization, liquidation, merger, consolidation, combination, Change in Control, exchange of shares, or other similar corporate change, the Compensation Committee will adjust the number and class of shares subject to the 2023 CEO Performance Award, the applicable performance goals or any other terms affected by such event.  In the event of any such transaction, the Compensation Committee may also provide in substitute for the award alternate consideration, including a cash payment in cancelation of the 2023 CEO Performance Award or canceling the award in exchange for the difference between the shares subject to the option and the aggregate exercise price.

Amendment; No Repricing

The 2023 CEO Performance Award may be amended only by a written agreement executed by the Company and Mr. Smith.  The Company may not, without the approval of the shareholders, reduce, reprice or take any other action relative to the 2023 CEO Performance Award that would be treated as a repricing under applicable NASDAQ Listing Rules (or the rules of any other exchange on which the stock is then traded) or extend the exercise period of the 2023 CEO Performance Award beyond 15 years from the Date of Grant.

Non-Transferability

Unless otherwise determined by the Compensation Committee, the 2023 CEO Performance Award may not be transferred to any other person except by will or the laws of descent and distribution.  The Compensation Committee may, in accordance with applicable law and listing standards, permit the transfer of the 2023 CEO Performance Award and any shares acquired upon the exercise thereof to a family member, trust or partnership or to a charitable organization, in each case for estate planning purposes.

Accounting and Tax Considerations

Accounting Considerations.  The Company follows ASC Topic 718 for its stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. Pursuant to ASC Topic 718, this calculation cannot be made for the 2023 CEO Performance Award prior to the date on which it is approved by the Company’s shareholders at the Annual Meeting, which will be the “grant date” for accounting purposes. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the requisite service period.  In the case of the 2023 CEO Performance Award the requisite service period is the longest of (i) the Service-Based Vesting Condition, (ii) the expected time to achieve the operational goals and (iii) the estimated time as of the grant date to achieve the stock price goal unless the stock price goal is achieved sooner for each Tranche. Accordingly, the 2023 CEO Performance Award would result in the recognition of additional stock-based compensation expense over

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the term of the award as the operational goals become probable of being achieved through the expected vesting date determined pursuant to ASC Topic 718.  If the operational goal for a Tranche is attained, but the stock price goal is not attained for such Tranche, so that the Tranche is not vested, the stock-based compensation expense for that Tranche is still recognized.

For illustrative purposes only, and using the closing price of an Axon share on March 28, 2023, the grant date of the 2023 CEO Performance Award, the Company expects that the estimated aggregate grant date fair value of all ten Tranches will be approximately $397.0 million. As of date of shareholder approval of the 2023 CEO Performance Award at the Annual Meeting, the Company will update the estimate of the grant date fair value and then assess how many operational goals will be probable of being achieved, which will determine when the portion of the stock-based compensation expense associated with each probable Tranche will commence.  This expense will be recognized ratably over the expected vesting period of each respective Tranche.  Given the Service-Based Vesting Condition, the expense will be recognized through at least February 26, 2028. The remaining grant date fair value related to any operational goals that are not determined to be probable to be achieved as of the grant date will be recognized if and when those operational goals become probable of being achieved. This expense for each additional Tranche would be recognized ratably over its respective expected vesting period.

Federal Income Tax Considerations.  The following is a brief summary of certain of the federal income tax consequences of the 2023 CEO Performance Award based on federal income tax laws in effect on March 31, 2023. The following summary assumes that Mr. Smith remains a U.S. taxpayer. This summary is not intended to be exhaustive and does not describe, among other things, state, local or non-U.S. income and other tax consequences. The specific tax consequences to Mr. Smith will depend upon his future individual circumstances.

Mr. Smith did not recognize taxable income with respect to the 2023 CEO Performance Award at the time of grant nor will he have taxable income from shareholder approval of the award, if such approval occurs. If and when Mr. Smith exercises any portion of the Tranches, he will recognize ordinary income in an amount equal to the difference between the exercise price paid and the fair market value of the share on the date of exercise. Any taxable income recognized by Mr. Smith in connection with the exercise of the Tranches will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares should be capital gain or loss.

Subject to the limitations of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which generally limits the deductibility of compensation paid to our chief executive officer and other “covered employees” (as defined in Section 162(m) of the Code) to no more than one million dollars each per taxable year, a corresponding deduction will be available to Axon equal to the amount of ordinary income recognized by Mr. Smith.

2023 CEO Performance Award Benefits

Name	Grant Date	Number of
Principal Position	Fair Value (1)	Shares
Patrick W Smith	$396,987,145	3,670,030
Chief Executive Officer

Brittany Bagley	—	—
Chief Financial Officer and Chief Business Officer

Joshua Isner	—	—
Chief Operating Officer

Jeffrey Kunins	—	—
Chief Product Officer and Chief Technology Officer

Executive Group	396,987,145	3,670,030
Non-Employee Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Represents the market value of the securities underlying the 2023 CEO Performance Award as of March 28, 2023 (the latest practicable date to determine such amount).

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Registration with the Securities and Exchange Commission

If the 2023 CEO Performance Award is approved by shareholders, we expect to file as soon as practicable after the Annual Meeting a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the additional number of shares of common stock that will be issuable pursuant to the Tranches.

Board and Compensation Committee Process

Our Compensation Committee consists of Hadi Partovi (Chair), Adriane Brown, and Michael Garnreiter. During the initial process of designing the 2023 CEO Performance Award, Matthew McBrady also served on the Compensation Committee. Historically, in developing compensation recommendations for Mr. Smith, the Compensation Committee has sought to appropriately compensate Mr. Smith for his contributions to the Company, to further motivate Mr. Smith as a critical driver of the Company’s future growth and to further align the compensation and incentives for the Company’s executives and employees with the interests of its stockholders. An equity-based award for Mr. Smith and the Company’s employees tied to the Company’s achievement of certain performance metrics and share prices serves this latter objective to tie future compensation to the creation of significant shareholder value.

During August of 2021, the Chair of the Compensation Committee, met with members of management of the Company, (including Mr. Smith) to discuss the current eXponential Stock Performance Plan (inclusive of the 2018 Award, the “Current XSP Plan”).  The participants reviewed the awards for Mr. Smith and the Company’s other employees under the Current XSP Plan, a substantial portion of which had vested as of such time, and discussed the potential for a new award for Mr. Smith and the Company’s other employees and a renewed ten-year commitment to the Company by Mr. Smith.

On September 13, 2021, the Chair of the Compensation Committee met with members of management (including Mr. Smith) to discuss the Current XSP Plan, the challenges and opportunities available if all of the tranches of the awards under the Current XSP Plan had vested and changes that could be made in any new award program, including, among other things, (i) adding “boxcar” tranches (i.e., new tranches of awards upon the vesting of existing tranches), (ii) changing the metric for the vesting of tranches from the Company’s market capitalization to the market price of shares of the Company’s common stock, and (iii) removing the operational metrics relating to EBITDA and revenue required for the vesting of tranches.  Mr. Smith proposed that the percentage of shares of the Company’s common stock granted to Mr. Smith in the 2023 CEO Performance Award be equal to 10% of the outstanding shares of the Company’s common stock.  Following Mr. Smith’s departure from the meeting, the Chair of the Compensation Committee requested the members of management work with representatives of Infinite Equity, an advisor who has provided equity design, valuation, accounting and educational services to the Company over the past four years, to provide a range of options for new award programs for Mr. Smith and the Company’s other employees, appropriate milestones for such awards to vest and the overall size of the 2023 CEO Performance Award.

Between September 13, 2021 and November 24, 2021, the Chair of the Compensation Committee and members of management had numerous calls and discussions regarding the overall size of the 2023 CEO Performance Award, the milestones for the vesting of the award, and the participation of officers and employees of the Company in a new performance-based stock incentive plan.

On January 3, 2022, the Compensation Committee held a meeting with members of management in attendance.  At the meeting, the Chair of the Compensation Committee and members of management presented proposed terms of a new performance-based stock incentive plan for the Company’s employees other than Mr. Smith and the 2023 CEO Performance Award (such plans, together, the “Compensation Plans”), which included, among other things, that:  (i) the Compensation Plans would be comprised of ten tranches; (ii) each tranche would require a 20% increase in the market price of shares of the Company’s common stock to vest; (iii) certain operational metrics relating to EBITDA and revenue would need to be achieved for a tranche to vest; and (iv) the size of the 2023 CEO Performance Award should equal approximately 5.5% of the outstanding shares of the Company’s common stock at the time the award was granted. It was noted that the 2023 CEO Performance Award would be in lieu of awarding Mr. Smith a traditional compensation package (other than the required minimum wage salary for an employee).  The Compensation Committee discussed how the operational goals would be calculated and certain considerations that would need to be accounted for in respect of

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employees other than Mr. Smith in the Compensation Plans.  The Compensation Committee then directed the Chair of the Compensation Committee to work with the Company’s management and Cravath, Swaine & Moore LLP (“Cravath”), outside counsel to the Company, to further develop the Compensation Plans for the Compensation Committee’s consideration.

On January 10, 2022, the Chair of the Compensation Committee met with members of management and representatives of Cravath to discuss the proposed terms of the Compensation Plans.

On January 31, 2022, the Compensation Committee held a meeting to discuss the terms of the Compensation Plans. The Compensation Committee discussed, among other things, the effect of a change in control transaction on the vesting of the awards under the Compensation Plans as well as the operational metrics relating to EBITDA and revenue for the vesting of awards.

On February 2, 2022, the Compensation Committee held a meeting to discuss the Compensation Plans.  During the meeting, the Compensation Committee, among other things, considered adding a service-based vesting component to the Compensation Plans.  Following the discussion, the Compensation Committee determined to add a service-based vesting condition for each tranche that would be determined using a formula based on the tranche number.

On February 14, 2022, the Compensation Committee held a meeting with representatives of Cravath and Potter Anderson & Corroon LLP (“Potter Anderson”) in attendance at the invitation of the Compensation Committee.  At the meeting, the Compensation Committee reviewed with the representatives of Cravath and Potter Anderson the contemplated incentive plans, noting that the Compensation Committee was considering two different performance-based stock incentive programs—one plan that would apply to employees and executives of the Company (other than the Chief Executive Officer) who elected to participate therein and the 2023 CEO Performance Award.  The representatives of Potter Anderson reviewed with the Compensation Committee members their fiduciary duties under Delaware law and the process by which Potter Anderson would formulate views on the independence and disinterestedness of each member of the Compensation Committee with respect to evaluating the Compensation Plans. The Compensation Committee also discussed engaging a lead, independent compensation consultant and the timing for the consideration of the Compensation Plans and the desire for alignment between a performance-based incentive plan for the Company’s other employees and the 2023 CEO Performance Award to ensure that the Company’s executives and employees would be similarly incentivized to create long-term value for the Company and its shareholders.

On February 16, 2022, the Compensation Committee engaged Potter Anderson as independent Delaware counsel based upon, among other things, Potter Anderson’s qualifications and lack of any actual or potential conflicts of interest with respect the Compensation Plans as well as Potter Anderson’s experience and expertise with transactions involving potential conflicts of interest, special and other independent committees of board of directors, and corporate governance matters under Delaware law.

Between February 16, 2022 and February 18, 2022, Potter Anderson conducted interviews with each member of the Compensation Committee regarding such person’s independence and disinterestedness in respect of the Compensation Plans.  During Mr. McBrady’s interview, Mr. McBrady discussed his long-standing social relationship with Mr. Smith.  Following the interview and out of an abundance of caution, Mr. McBrady determined that, given his social relationship with Mr. Smith, it was appropriate to resign from the Compensation Committee effective March 10, 2022.

On February 17, 2022, the Compensation Committee held a meeting with representatives of Cravath and Potter Anderson in attendance at the invitation of the Compensation Committee. At the meeting, the Compensation Committee discussed, among other things, the engagement of a compensation consultant. Following the discussion, the Compensation Committee delegated to the Chair of the Compensation Committee the authority to identify and interview compensation consultant candidates.

Between February 17, 2022 and March 10, 2022, the Chair of the Compensation Committee met with representatives of three compensation consulting firms for the purpose of interviewing such firms to serve as the Compensation Committee’s leading, independent compensation consultant in connection with its consideration of the Compensation Plans.

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On March 10, 2022, the Compensation Committee held a meeting with the Company’s Chief Legal Officer and representatives of Infinite Equity and Potter Anderson in attendance at the invitation of the Compensation Committee. The Chair of the Compensation Committee reported on the interviews with the compensation consulting firms. Following the report, the Compensation Committee determined to engage Semler Brossy Consulting Group, LLC (“Semler Brossy”) based upon, among other things, Semler Brossy’s qualifications and experience with non-traditional equity compensation awards, subject to satisfactory negotiation of an engagement letter.

The representative of Potter Anderson reviewed with the Compensation Committee the standards for disinterestedness and independence under Delaware law. The Compensation Committee reviewed with Potter Anderson the findings from its interviews, including that Mr. Partovi and Mr. Smith attended the same college for a year and periodically socialize.  Following the discussion, taking into consideration input from Potter Anderson, the Compensation Committee determined that each member of the Compensation Committee was independent and disinterested in respect of the Compensation Plans.

On March 16, 2022, the Compensation Committee engaged Semler Brossy to serve as its independent compensation consultant.

On March 17, 2022, the Compensation Committee held a meeting with representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  At the meeting, the Compensation Committee reviewed with Semler Brossy a high-level summary, and identified goals of, the Compensation Plans.  The Compensation Committee, Infinite Equity and Semler Brossy discussed the appropriate share price and operational metrics applicable for each tranche, the service-based vesting condition for each tranche and potential “boxcar tranches” (i.e., to add new tranches of awards upon the vesting of existing tranches).  The Compensation Committee also discussed with Infinite Equity and Semler Brossy a proposed “moonshot” tranche for the Compensation Plans, which would focus on the Company’s moonshot goal of reducing the number of fatal officer-involved shootings across the United States by 50%. On March 17, 2022, the Compensation Committee also reported to the full Board at its meeting regarding, among other things, progress on the Compensation Plans.

On April 19, 2022, the Compensation Committee held a meeting with representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the representatives of Semler Brossy presented an assessment of proposed terms for the Compensation Plans, with an emphasis on the 2023 CEO Performance Award.  The representatives of Semler Brossy, Infinite Equity and Potter Anderson led the Compensation Committee in a discussion regarding the material terms of the Compensation Plans, including the quantum of the awards to be granted under the 2023 CEO Performance Award, the share price and operational metrics for vesting tranches of awards, the holding period required after a tranche is exercised, the change of control vesting conditions and the service-based vesting conditions.  During the discussion, the representatives of Semler Brossy provided the Compensation Committee with an assessment of the then-current terms of the 2023 CEO Performance Award and advised the Compensation Committee on potential revisions to the material terms of the 2023 CEO Performance Award, including, among other things, adding a relative total shareholder return (“rTSR”) condition to the share price metrics or including a feature that “turns off” lower tranches after a period of time and revisions to the holding requirements. Following the discussion, the Compensation Committee determined that the 2023 CEO Performance Award should include a holding requirement of 2.5 years for all exercised tranches (not just the most recently exercised tranche).  The Compensation Committee also discussed adding a provision to permit the Company to clawback earned shares under the 2023 CEO Performance Award in the event of a “with cause” termination if there is reputational harm to the Company or a financial restatement that results in the Company’s performance being below a previously achieved operational hurdle and revising the change of control provision to provide a “double trigger” vesting requirement such that the acceleration of vesting in the event of a change in control event will occur only upon a termination “without cause” or for “good reason” within 24 months following the change in control (as opposed to a single trigger vesting provision upon a change in control).

On April 21, 2022, the Compensation Committee held a meeting with representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the members of the Compensation Committee discussed with representatives of Semler Brossy and Potter Anderson the proposed revisions to the Compensation Plans that were raised in the Compensation Committee meeting held on April 19, 2022.  The

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representatives of Semler Brossy reviewed with the Compensation Committee alternative structures for the service-based condition and the rTSR condition, among other things. Following the discussion, the Compensation Committee determined to propose the following revisions to the 2023 CEO Performance Award: (i) revise the service-based vesting condition to provide that a tranche (other than the “moonshot” tranche) would not vest until the later of (a) n/2 + 3 years, where “n” is equal to the tranche number and (b) February 26, 2028, the ten-year anniversary of the 2018 Award; (ii) add a rTSR condition providing that upon achieving the applicable share price for a tranche, if the Company’s performance did not exceed the 65th percentile of the S&P 500 and S&P 400 companies, then only 80% of the awards underlying such tranche would vest and if both the rTSR and share price metric were later achieved, then the remaining 20% of such shares would vest at that time; and (iii) add a requirement that Mr. Smith hold at least 20% of his earned and exercised awards for three years following his retirement. The representatives of Potter Anderson also reviewed the current litigation landscape in respect of similar special performance-based equity awards to executive officers.

On May 10, 2022, the Compensation Committee held a meeting with members of management (excluding Mr. Smith) and representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the Compensation Committee discussed with the members of management and its advisors the “moonshot” tranche for the Compensation Plans, which would focus on the moonshot goal of the Company:  reducing the number of fatal officer-involved shootings across the United States by 50%.  The representatives of Potter Anderson and the members of the Compensation Committee reviewed the benefits of the “moonshot” tranche to the Company, including, among other things, that the tranche was expected to motivate employees to innovate and develop new products for the Company. The members of management led a discussion regarding the potential inputs to determine whether the “moonshot” tranche metrics had been achieved, including, among other things, (i) which law enforcement agencies should be included in determining the number of fatal officer-involved shootings, (ii) the definition of a fatal officer-involved shooting, including the definition of a “lethal weapon”; and (iii) whether an officer involved in a fatal officer-involved shooting must be full-time or may be part-time.  After discussion, the Compensation Committee determined to propose that:  (i) all law enforcement agencies in the United States should be included in the calculation; (ii) the definition of a fatal officer-involved shooting would include deaths resulting from the discharge of an officer’s weapon as well as the death of an officer resulting from the discharge of a civilian’s weapon, and the definition of “lethal weapon” should include lethal firearms and should exclude tasers and rubber bullets; and (iii) all officers, both full-time and part-time, should be included in the calculation.  The members of management and the Compensation Committee discussed how the Company planned to track the number of fatal officer-involved shootings to determine whether the metric for the “moonshot” tranche had been achieved. The Compensation Committee also discussed whether there should be a graduated approach to the “moonshot” tranche.

On May 12, 2022, the Compensation Committee held a meeting with representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the Compensation Committee discussed the terms of the “moonshot” tranche and whether there should be a graduated approach to such tranche.  The Compensation Committee and its advisors discussed, among other things, (i) vesting of a portion of the awards upon reaching certain milestones in the reduction of fatal officer-involved shootings, (ii) the measurement period for determining if a milestone had been achieved, (iii) the possibility that certain outside factors that were not related to the Company or its products could affect the number of fatal office-involved shootings, and (iv) the fact that the “moonshot” tranche is intended as an ESG initiative.  The representatives of Semler Brossy also reviewed with the Compensation Committee compensation an analysis it had prepared in April 2022 of opportunities for peer company chief executive officers over a forward-looking ten year period and how such compensation opportunities compared to the 2023 CEO Performance Award.  The Compensation Committee also discussed the possibility of “boxcar” tranches for the Compensation Plans and determined that the Company should commit to not adding any “boxcar” tranches to the Compensation Plans until, at a minimum, the metrics for the third tranche of the Compensation Plans had been satisfied.  Finally, the representatives of Semler Brossy reviewed with the Compensation Committee the exercise price of the stock options awarded to Mr. Smith if the stock options were issued on such day and how such price compared to the historical trading price of the Company.

On May 19, 2022, at the direction of the Compensation Committee, representatives of Infinite Equity delivered to Mr. Smith and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Mr. Smith, a proposal containing the terms discussed at the Compensation Committee meetings held on April 19, 2022 and April 21, 2022.

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On May 20, 2022, the Compensation Committee reported to the full Board at its meeting regarding, among other things, progress on the Compensation Plans.

On June 2, 2022, the representatives of Skadden contacted representatives of Infinite Equity to deliver feedback on the proposed revisions to the 2023 CEO Performance Award, which included Mr. Smith’s desire to:  (i) revise the service-based vesting condition to provide that stock options may not vest until the later of (a) n/2 + 2 years, where “n” is equal to the tranche number and (b) February 26, 2026; (ii) with respect to the rTSR condition, either (x) remove the condition in its entirety or (y) reduce the percentile of the S&P 500 and S&P 400 companies to the 60th percentile and revise the measurement period to the better of (I) “Since Grant” or (II) the most recent three years; (iii) revise the holding period from a “post-exercise” period to a “post-vest date” period; and (iv) add a provision providing for the acceleration of the stock options upon Mr. Smith’s death or disability to the extent that the performance-based conditions for the tranche have been met.  In addition, the representatives of Skadden indicated a preference that the definition of “reputational harm” set forth in the provision permitting the Company to clawback stock options and shares obtained in exercise thereof be based on statutory or other objective and determinable facts.

On July 7, 2022, the Compensation Committee held a meeting with representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the Compensation Committee and its advisors reviewed and discussed the feedback received from the representatives of Skadden on June 2, 2022.  The Compensation Committee determined to (i) accept the proposed revisions to the holding period from a “post-exercise” period to a “post-vest date” period and (ii) accept the provision permitting acceleration of Mr. Smith’s stock options upon his death or disability to the extent the performance-based vesting conditions applicable to a tranche had been achieved.  The Compensation Committee also discussed with its advisors the status of negotiations with Mr. Smith’s counsel.  Following the discussion, the Compensation Committee determined to reject the proposed revisions to the service-based vesting condition and the rTSR condition but discussed certain revisions to the rTSR condition and the service-based vesting condition that the Compensation Committee would be willing to accept.  The Compensation Committee also reviewed the request regarding the definition of “reputational harm” for purposes of the clawback provision, which the Compensation Committee viewed as reasonable. The Compensation Committee then authorized the Chair of the Compensation Committee to contact Mr. Smith to deliver the Compensation Committee’s counterproposal and negotiate the remaining materials terms in accordance with the foregoing determinations.  The Compensation Committee and its advisors also discussed the potential timing for the approval of the 2023 CEO Performance Award and potential alternative structures in respect of the “moonshot” tranche.

In mid-July 2022, the Chair of the Compensation Committee and Mr. Smith met, during which time the Chair of the Compensation Committee delivered the counterproposal discussed at the Compensation Committee meeting on July 7, 2022.

On September 6, 2022, the Chair of the Compensation Committee and Mr. Smith met to discuss the Compensation Committee’s most recent proposal with representatives of Infinite Equity, Potter Anderson and Skadden present. During the meeting, the Chair of the Compensation Committee and Mr. Smith discussed the Compensation Committee’s counterproposal, including the rationale for the rTSR condition and the service-based vesting conditions.  The participants also discussed the appropriate triggers for a clawback provision and the timing of the potential approval of the 2023 CEO Performance Award.

On September 7, 2022, representatives of Skadden contacted representatives of Infinite Equity to request that the rTSR condition be revised to reduce the performance percentile to the 60th percentile of S&P 500 and S&P 400 companies and reduce the percentage of stock options that would remained unvested if the rTSR condition was not met when the other metrics for such tranche had been achieved from 20% to 10%. The representative of Skadden also indicated that Mr. Smith had accepted the Compensation Committee’s proposal in respect of the service-based vesting condition.

On September 8, 2022, the Chair of the Compensation Committee and Mr. Smith met to further discuss the Compensation Committee’s counterproposal.  The participants agreed that, with respect to the rTSR condition, the performance percentile would remain at the 65th percentile of S&P 500 and the S&P 400 companies and the percentage of stock options that would remained unvested if the rTSR condition was not met when the other metrics had been achieved from 20% to 15%.  The parties also discussed, among other things, the structure and inclusion of the “moonshot” tranche.

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On September 28, 2022, the Compensation Committee held a meeting with members of management (excluding Mr. Smith) and representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee.  During the meeting, the Compensation Committee discussed with management the implications of the 2023 CEO Performance Award on the Company’s “burn rate.”  The Compensation Committee also considered the appropriate form for any awards granted under the 2023 CEO Performance Award and determined that any awards granted to Mr. Smith under the 2023 CEO Performance Award should be in the form of stock options.  The Compensation Committee discussed the status of the Compensation Plans and the Company’s current position and determined to postpone further consideration of the Compensation Plans.

On August 18, 2022 and November 17, 2022, the Compensation Committee reported to the full Board at its meetings regarding, among other things, progress on the Compensation Plans.

On January 9, 2023, the Chair of the Compensation Committee met with members of management (excluding Mr. Smith) and representatives of Infinite Equity, Semler Brossy and Potter Anderson to discuss the 2023 CEO Performance Award.  During the meeting, the participants discussed the timing for the 2023 CEO Performance Award, the rationale for the 2023 CEO Performance Award and how the 2023 CEO Performance Award was intended to incentivize Mr. Smith moving forward.  The participants also discussed the level of dilution that would result from the vesting of the tranches set forth in the 2023 CEO Performance Award together with the other equity compensation anticipated for other employees of the Company.  The members of management also reviewed recent feedback that had been received from the Company’s shareholders during ordinary course discussions.

On February 14, 2023, the Compensation Committee held a meeting with members of management (excluding Mr. Smith) and representatives of Infinite Equity, Semler Brossy and Potter Anderson in attendance at the invitation of the Compensation Committee. During the meeting, the Compensation Committee and members of management discussed the terms of the 2023 CEO Performance Award and the timing for the 2023 CEO Performance Award. The members of management proposed certain revisions to the vesting conditions for the 2023 CEO Performance Award (which had not previously been discussed with Mr. Smith), including (i) limiting the number of tranches that Mr. Smith may exercise during any twelve-month period to one or two tranches, (ii) separating the operational metrics for revenue and EBITDA for each individual tranche such that only one operational tranche could count toward achievement of a given tranche, (iii) increasing the growth required between each milestone to be 26% for each of share price, revenue, and EBITDA, (iv) increasing all EBITDA goals to imply a 25% EBITDA margin relative to revenue goals for each tranche, (v) removing the rTSR condition, and (vi) ensuring that the definition of EBITDA excluded any gains/losses attributable to mark to market investments and the impact of any future one-time events. The Compensation Committee reviewed with its advisors each of the operational, performance-based, time-based and service-based conditions for the vesting of tranches under the 2023 CEO Performance Award. After discussion, the Compensation Committee determined to accept management’s proposals either as presented or modified, including that Mr. Smith may not exercise more than one tranche in any six-month period. In making such determination, the Compensation Committee viewed management’s proposals as making the required conditions for vesting more difficult to achieve overall. The Compensation Committee also determined that Mr. Smith would be required to be in the position of chief executive officer or executive chairman of the Company (or similar role) for tranches to vest. Following these determinations, the Compensation Committee authorized the Chair of the Compensation Committee to negotiate these conditions with Mr. Smith, subject to certain parameters. The Compensation Committee also determined the parties should work towards finalizing the 2023 CEO Performance Award so that it could be submitted to the shareholders of the Company at the Annual Meeting, if appropriate.

On February 21, 2023, the Chair of the Compensation Committee, Mr. Smith and representatives of Skadden, Potter Anderson and Infinite Equity met to discuss the Compensation Committee’s proposed revisions to the 2023 CEO Performance Award. During the discussion, the participants discussed support for the overall structure of the 2023 CEO Performance Award and the need to increase the difficulty of the program in order to be responsive to shareholder feedback. The parties negotiated secondary provisions including the number of operational metrics eligible at each tier, the exercise timing limitation, the clawback provision, and the treatment of the award upon various separation of service events.

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On February 27, 2023, the Board held a meeting with members of management and representatives of Infinite Equity and Potter Anderson in attendance to discuss, among other things, the 2023 CEO Performance Award and the proposed “moonshot” tranche. During the meeting, the terms of the CEO Performance Award were reviewed, and Mr. Smith provided his views on the 2023 CEO Performance Award. Following Mr. Smith’s departure from the meeting, further discussion ensued regarding the 2023 CEO Performance Award and the “moonshot” tranche and how the shareholders of the Company may view the 2023 CEO Performance Award and the “moonshot” tranche. The Board also received from the Compensation Committee a report on its progress on the Compensation Plans.

Following a series of discussions among the members of the Compensation Committee and its advisors, on March 9, 2023, the Compensation Committee determined to request additional conditions to the service-based vesting conditions for the 2023 CEO Performance Award, including that (i) Mr. Smith must spend the substantial majority of his professional time with the Company, (ii) Mr. Smith may not act as the chief executive officer of any operating company (other than certain investment entities or grant-making foundations), and (iii) Mr. Smith may not join any other board of directors of any other for-profit entity without the approval of the Board.  Mr. Smith and his counsel accepted these additional conditions.

On March 17, 2023, the Board held a meeting with members of management (including Mr. Smith) and representatives of Potter Anderson and Infinite Equity. During the meeting, the participants discussed, among other things, then-recent changes to the 2023 CEO Performance Award and differences between the 2023 CEO Performance Award and the Current XSP Plan. The Board determined to vote to approve only the 2023 CEO Performance Award and determined not to proceed with approving a performance-based stock incentive plan for the Company’s other employees. In addition, the Board determined not to include in the 2023 CEO Performance Award the “moonshot” tranche.

On March 28, 2023, the Board held a meeting with representatives of Infinite Equity and Cravath to discuss the proposed final terms of the 2023 CEO Performance Award. Following discussion, the Board determined to approve and grant the 2023 CEO Performance Award, subject to shareholder approval at the Annual Meeting.

The Board of Directors recommends a vote FOR the approval of the 2023 CEO Performance Award.

Vote Required

For Proposal No. 5, assuming the existence of a quorum, the affirmative vote of a majority of the total votes properly cast for or against the proposal, in person or represented by proxy at the Annual Meeting.  Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

In addition, Mr. Smith has expressed his intent to abstain from voting on the 2023 CEO Performance Award. Given an abstention will have no effect on the 2023 CEO Performance Award, assuming the existence of a quorum, the proposal to approve the 2023 CEO Performance Award will effectively require the affirmative vote of a majority of the votes properly cast for or against the proposal by the holders of shares of common stock, other than Mr. Smith, in person or by proxy at the Annual Meeting.

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PROPOSAL NO. 6 – SHAREHOLDER PROPOSAL TO DISCONTINUE THE DEVELOPMENT OF A NON-LETHAL TASER DRONE SYSTEM

Axon has been advised that the Jubitz Foundation, intends to submit the following proposal at the Annual Meeting:

RESOLVED: Shareholders of Axon Enterprise, Inc. (“Company”), in recognition of the public safety and human and civil rights issues raised by former members of the Axon AI Ethics Board and multiple organizations, request that our Company discontinue the development and plans for sale of a remotely-operated, non-lethal TASER drone system.

Supporting Statement: Axon is a public safety technology company most known for developing Taser electroshock weapons and body cameras. In May 2022, a two-thirds majority of Axon’s AI Ethics Board voted to advise the Company not to develop Taser-equipped drones for a limited pilot program with law enforcement. The board expressed “serious concerns around Taser misuse and the possibility that the deployment of weaponized drones and robots could increase the rate at which force is used,” particularly on people of color.

Weeks later, Axon announced its intention to embed Taser-equipped drones in schools and other public spaces. Axon proposed using AI surveillance, algorithmic predictors, and virtual reality simulations to stop mass shootings. Axon did not seek meaningful input from its in-house Community Advisory Coalition, AI Ethics Board, or Vice President of Community Impact prior to the announcement. It did not put forth a considered proposal, but instead linked to CEO Rick Smith’s graphic novel for details.

The AI Ethics Board consequently denounced Axon’s decision, given that the project was a “notable expansion” of what the Board had already evaluated and firmly rejected. Nine of the thirteen AI Ethics Board members resigned, stating they had “lost faith in Axon’s ability to be a responsible partner.”

Substantial evidence supports the AI Ethics Board’s concerns. Police use of Tasers has killed over 500 people since 2010. Exposing students to constant surveillance is a violation of privacy, and AI tools have a track record of perpetuating racial disparities and subjecting innocents to undue harm. Gun- detecting AI scanners deployed in schools routinely flag laptops as threats but fail to detect common handguns. AI-powered aggression detectors installed in schools routinely flag innocent behavior, like coughing, while failing to detect screams. With Tasers involved, routine automated errors of this kind could result in serious physical harm.

Axon temporarily paused the project in response to the resignations, but Smith has since admitted the Company is still pursuing it. Axon has now replaced both the Community Advisory Coalition and the AI Ethics Board with a new advisory council, which Smith still does not commit to heeding.

The rollout of this proposal demonstrates a tremendous failure of management’s self-governance procedures, exposing Axon to reputational damage. Moving forward risks exposing the company to litigation and financial costs as it puts the physical and psychological safety of children and others at risk. Given these risks, Axon’s plan to develop Taser-equipped drones for use in public settings renders the Company vulnerable to further erosion of its reputation as a trusted developer of transformative technology for public safety.

Statement in Opposition to Proposal No. 6

Axon believes that the proposal fails to appreciate Axon’s mission to protect life and how our development projects directly advance this goal. We also believe the proposal inappropriately seeks to constrain our efforts to explore creative solutions to advancing our mission and asserts gross inaccuracies about TASER devices. Accordingly, we urge our shareholders to vote against this proposal.

CEO Rick Smith founded Axon in 1993 with a mission to protect life. The Jubitz Foundation’s published mission, “to enhance the communities in which we live by strengthening families, by respecting the natural environment, and by fostering peace,” is very much aligned with Axon’s mission and vision for the future. Axon welcomes the opportunity to

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remediate the misperception driving the investor’s concern, and believes a mutual common goal exists between the company and all stakeholders, including shareholders. Given that the Jubitz Foundation declined multiple offers for a meeting with Mr. Smith, who wrote the 2019 book, “The End of Killing,” we present that remediation here.

Robotic Security Saves Lives

Axon views both robotics and drone technology, first and foremost, as a way to extend visibility and communications for first responders. Our Axon Air end-to-end drone solution leverages technology to improve outcomes for public safety. Drones are already playing an increasingly important role in search and rescue, natural disaster response, crime and accident scene reconstruction, and a new category known as DFR, or "drone as a first responder." Drones also provide a first line of communication that can start the de-escalation process remotely.

Today, less than 20% of U.S. state and local law enforcement agencies have implemented drone programs, and we are already seeing growing benefits to the public. Recently, in Bullitt County, KY, for example, a drone helped find a missing person within 15 minutes. Drones deployed to dangerous scenes have granted public safety improved situational awareness and have limited the need for use of force. Drones are also supplementing officer capacity and serving as a personnel multiplier — allowing faster 9-1-1 response times. Chula Vista Police Department, which deployed the nation’s first DFR program, was able to reduce average emergency response time to under two minutes, less than half the national average for ground-based units. The agency’s DFR mission count now exceeds 14,000 — about 25% of which were resolved without the need to deploy ground units.

Axon also utilizes drones as part of Axon Aid, our charitable disaster recovery program supporting first responders. At no cost to the public, Axon deploys an aid team who delivers critical supplies and helps first responders assess damage. We founded Axon Aid in the wake of Hurricane Florence (2018), where Axon-operated drones enabled first responders to survey a wide area and more quickly direct resources to locations in need. After a natural disaster, the ground can become impassable. Drones are increasingly supplementing search and rescue, alongside helicopters and water vessels, and helping to save lives.

Axon Will Never Build Lethal Drones

To be clear, we have thus described drones carrying primarily communications and visibility payloads only, or unarmed drones. When we turn our attention to the current state of the market regarding armed drones, we find that the use of force capabilities today are almost entirely lethal.

Much like the existence of firearms, lethal drones already exist, and we did not invent them. However, it is Axon’s philosophy that there should be less-lethal alternatives. Axon is working to reduce violence and displace lethal uses of force with less-lethal alternatives that can save — rather than take — lives. We believe making available less-lethal drones is critical to reducing the societal acceptance of the manufacture, sale and distribution of lethal drones.

Axon will never design, produce or ship an armed lethal force drone, or any other technology intended or readily usable for lethal force.

Moonshot Goal to Cut Gun-Related Deaths

In October 2022, Axon publicly committed to a moonshot goal to cut gun-related deaths between police and the public by 50% by 2033, and we have begun building a strong coalition of prominent public safety and community leaders to be a part of making this goal a reality.

We carry an ethical responsibility to explore how longer range and remotely operable robotic systems can advance this moonshot goal. Based on our analysis of the Washington Post’s dataset of fatal officer involved shootings, we estimate that a more effective, longer range handheld TASER device has the potential to reduce fatal officer involved shootings by around 40%. When we run this same analysis looking at instances where police could have utilized a less-lethal capable drone, we estimate that a drone could likely have been used instead of lethal force in 57% of these fatal shootings. When

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we combine an advanced handheld TASER device together with remotely operated drone and robotic capabilities, we estimate that up to 72% of fatal shootings might be averted.

We see it as a moral imperative to find more humane, more effective, and more carefully controlled approaches to stopping acts of extreme violence. When central command observes a highly dangerous event unfolding, what actions can be taken immediately and safely without requiring the time and risk of waiting for heavily armed people with lethal weapons to deploy to the scene?

Today, the only option to stop a person with a gun is to send in more people with more guns and resolve the situation with a gun fight. That is the current state of the world that we aim to improve. And on a longer time horizon, Axon sees opportunities to use robotics to change the nature of not only policing, but also geopolitical warfare — not to industrialize killing, but to industrialize not killing — enabling security operations without loss of life.

How Axon Addresses Misuse

We believe the public understands the potential benefits of robotics technology and would want us to pursue these projects while working on features that lessen the risk of misuse. Our research indicates the U.S. public is largely receptive to the idea of drones that carry a payload that could deliver neuro-muscular incapacitation, such as a TASER-equipped drone. Axon conducted a survey on perceptions of this technology and found that among about 2,500 individuals surveyed, people supported the concept of a TASER-equipped drone by a wide margin of more than 6 to 1 — with 69% of people liking the concept versus 12% disliking it, and the rest being neutral. We also found that favorability was largely consistent across race, ethnicity and political affiliations. Notably, our survey provider slightly oversampled non-white adults to ensure representation from communities most affected by policing strategies.(1)

To the extent the public has concerns about TASER-equipped drones, it is nearly entirely regarding the potential for misuse. These are concerns we share, and which can be addressed with technology. In fact, the most frequent criticism of TASER technology of any kind is the potential for misuse.

We rigorously address misuse concerns through product design and continuous innovation. Not only do we make the market’s leading less-lethal force option (TASER devices), we are also the leading provider of technology to help avoid misuse — body cameras. Axon began investing in body camera technology in 2008 to provide transparency, accountability and oversight — and continued to invest for 10 years before we finally made a profit, because we were committed to building a better future. Today, our body cameras work together with drone technology and other devices to give a real-time look into any unfolding situation, sending live-streaming video and alert signals over cellular networks back to central command.

Our entire product suite embodies ethical design. On drone technology specifically, Axon built accountability into our Axon Air product from the ground up and has set the standard for ethical practice when utilizing drone technology in public safety. We are also investing to develop the ethical use framework implemented in rigorous technological controls in parallel to the underlying less-lethal payloads and robotic systems. For example, our draft “laws of first responder robotics” mandates that all force decisions must be made by an authenticated human operator who has accepted legal and moral responsibility for the decision to use force. We will be refining and developing these ethical use frameworks and controls in collaboration with our Ethics and Equity Advisory Council (EEAC), as well as with key customers and their ethics and human rights advisory relationships.

As of today, Axon has not shipped any product that puts a TASER payload on a drone. It is our position, however, that such technology should be developed, and we believe there is no organization in the world better suited to develop it the right way than Axon.

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Commitment to Being a Force for Good

When we build for the future, we collaborate with our trusted constituencies. We work with governments, city councils, public safety, industry partners, legislators and policy makers, and community advocates to garner insight as we innovate. We also engage with our valued EEAC, who routinely provides feedback throughout the product design process, helping us ensure that we are investing to build a future that we all want to live in.

We believe our management is in the best position to weigh the many different tradeoffs that come from the development of any new product. Therefore, we believe our shareholders should resoundingly reject any proposal that would introduce unnecessary limitations over management’s research and development decisions or limit Axon’s future product road map. To discontinue the development of a particular application of technology represents a detrimental restraint, given the interconnected nature of what we develop and the fact that researching and developing solutions to engineering problems produces work that is shared among our diverse product portfolio. Robotic security, for example, represents a growing segment of the public safety technology market that is on the cusp of growing adoption, and an area of active investment. Axon has an obligation to all stakeholders to remain a public safety technology leader and provide the safest, most effective applications.

To expand upon the governance point, the proposal relates to Axon’s ordinary business operations and seeks to micromanage our business. The proposal aims to restrict and circumscribe the types of products and services Axon offers, thereby seeking to replace the judgment of management with that of the shareholders. The decision of whether to create and roll out a new product is so fundamental to management’s ability to run the company on a day-to-day basis that it cannot be subject to shareholder oversight, as it would undermine our business model and impinge on how management operates the business. As we have outlined, our management team has the necessary capability and knowledge to evaluate the particular facts and circumstances of our business operations to make the appropriate decisions regarding which products to develop.

Further, we respectfully point out that the shareholder proposal is founded on serious misconceptions about TASER devices and how frequently they are misused. TASER devices have been used in an estimated 300,000 instances where law enforcement would have been justified to use lethal force, each time offering society an option to save a life. Over 900 independent science and medical studies and resource materials have demonstrated that TASER technology is the safest less-lethal use-of-force option available in the world today. We also estimate that, since inception, TASER devices have been deployed approximately 5.2 million times, with little to no injury resulting from the vast majority of uses.  Independent studies show an injury rate of less than 1% and a risk of death of less than 0.25%. (2)

Axon strongly disputes any allegations that TASER devices have been responsible for over 500 deaths. Such assertions are not grounded in fact and ignore details related to medically determined causes of death, lack scientific understanding of TASER device functionality and its de minimis impact on the human body, and fail to represent the net benefit of TASER devices, particularly in those countless definitive outcomes where a TASER device helped save a life.

In Conclusion

The future of policing will include more robotic security and we will continue to innovate. We wholeheartedly support drones as a force for good when deployed in an ethical manner. And the potential harms of new technology must be mitigated, while still allowing society to realize the benefits. We are proud of our history of introducing ethical controls and new standards of accountability.  We introduced the first weapons with firing logs to hold users accountable.  We introduced the concept of body cameras to record the truth of what happens in critical incidents.  And we believe there is no organization in the world better suited to lead the development of the right oversight and ethics controls to enable the use of remotely operated less-lethal systems to save lives and reduce the use of killing as a blunt instrument when there can be new, better, and safer approaches.

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The shareholder proposal does not compare a proposed new technology to the current state of the world and ask if it will be, on balance, an improvement. Instead, the shareholder proposal, and the reasoning behind it, evaluates proposed technology under the false veil of a perfect world where weapons should not be necessary at all. We are at a powerful moment in the history of weaponry, with the opportunity to bring sanctioned killing to a decisive and necessary end. The story of violence is as old as the story of humanity. Axon is writing a new chapter. The future is less lethal.

Sources:

(1) Dynata, (2022). TASER-Equipped Drone Study [2,502 individuals over the age of 18 in the U.S. surveyed, July 2022].

(2) U.S. Department of Justice, Wake Forest University, U.S. National Institute of Health, (2009). Injury Profile of Conducted Electrical Weapons Used by Law Enforcement Officers Against Criminal Suspects; U.S. Department of Justice, (2011). Laub, J. Study of Deaths Following Electro Muscular Disruption.

The Board of Directors recommends a vote AGAINST the approval of Proposal No. 6.

Vote Required

For Proposal No. 6, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes properly cast for or against the proposal, in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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OTHER MATTERS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of the management of Axon and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Axon’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which accompanies this proxy statement.

Axon undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In the event that Axon does update any forward-looking statement, no inference should be made that Axon will make additional updates with respect to that statement, related matters or any other forward-looking statements.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 22, 2023 by the Corporate Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.

Shareholders may bring business before an annual meeting of shareholders that is not submitted for inclusion in the Company’s proxy materials (including the nomination of any person to be elected as a director) only if the shareholder proceeds in compliance with the Company’s bylaws. For business to be properly brought before an annual meeting of shareholders by a shareholder that is not submitted for inclusion in the Company’s proxy materials (including the nomination of any person to be elected as a director), notice of the proposed business must be given to the Corporate Secretary of the Company in writing no later than 60 days before the annual meeting of shareholders or (if later) ten days after the first public notice of the meeting is sent to shareholders.

The notice to the Company’s Corporate Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the shareholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of common stock of the Company directly or beneficially owned by the shareholder; (c) any interest of the shareholder in the proposed business; (d) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (e) with respect to any such director nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of common stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Exchange Act or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees

Axon Enterprise, Inc. | 2023 Proxy Statement | 84

other than Company nominees must provide notice to the Company that sets forth the information required by Rule l4a-19 under the Exchange Act no later than February 21, 2024.

The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and Annual Report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (480) 515-6330, requesting such copies. If a shareholder is receiving multiple copies of the proxy statement and Annual Report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is available to shareholders without charge upon request to: Investor Relations, Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 31, 2023

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2022 Annual Report and this proxy statement, are available over the Internet by accessing the investor relations page of the Company’s website at http://investor.axon.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors,

/s/ ISAIAH FIELDS

Isaiah Fields
Corporate Secretary

[●]

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ANNEX A

AXON ENTERPRISE, INC.

PERFORMANCE NON-QUALIFIED STOCK OPTIONS

GRANT NOTICE

This Performance Stock Option Award Agreement (this “Agreement”) consists of this Grant Notice (this “Grant Notice”) and the attached Award Terms Agreement (the “Award Terms Agreement”).  This Agreement sets forth the specific terms and conditions governing an award (this “Award”) of performance non-qualified options to purchase shares of Stock (each, an “Option”).  Capitalized terms used in this Grant Notice but not otherwise defined herein shall have the meanings ascribed to them in the Award Terms Agreement.

Name of Optionee:	Patrick W. Smith
Total No. of Options subject to this Award:	3,670,030
Date of Grant:	March 28, 2023
Expiration Date:	March 28, 2038
Exercise Price:	$218.59, which reflects the closing price for a share of Stock as of the last trading day immediately preceding the Date of Grant.
Vesting Schedule:

Subject to the other vesting terms and conditions of this Agreement, this Award shall vest solely to the extent that the performance-based vesting conditions set forth in Schedule A hereto have been attained prior to the Vesting End Date.

Contingent Award:

Notwithstanding the foregoing, this Award is subject to stockholder approval at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”).  If this Award is not approved by stockholders at the Annual Meeting, this Award shall be void ab initio and have no further force or effect.  No shares of Stock may be issued hereunder absent such stockholder approval at the Annual Meeting.

by executing this AGREEMENT, THE optionee acknowledges that he has read and understands the provisions of this grant NOTICE and the ATTACHED AWARD terms AGREEMENT and agrees that this grant NOTICE AND the award terms agreement shall govern the terms and conditions of THIS AWARD.

[intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Agreement, and this Agreement shall be effective as of the Date of Grant set forth above.

AXON ENTERPRISE, INC.
OPTIONEE
By: /s/ Isaiah Fields
/s/ Patrick W. Smith Signature
Print Name:

Isaiah Fields
Patrick W. Smith
Its: Chief Legal Officer	Print Name

Schedule A – Performance-Based Vesting

The total number of Options subject to this Award shall be deemed to consist of 10 substantially equal installments (each, a “Tranche”).  References to a Tranche shall be deemed to refer to the Options in such Tranche.  The number of Options in each Tranche is set forth in Chart 1 of Schedule A hereto.

The Committee shall, in good faith, periodically evaluate whether the Stock Price Goals and/or Operational Goals (collectively, the “Performance-Based Vesting Requirements”) with respect to any Tranche have been achieved; provided that the Committee shall perform such evaluation no less frequently than (i) within 30 days following the Company’s filing with the SEC of any Form 10-Q or Form 10-K and (ii) within 30 days following the satisfaction of any Stock Price Goal.

The Performance-Based Vesting Requirements with respect to any Tranche shall be deemed achieved upon the Committee’s determination that (a) the Stock Price Goal set forth next to such Tranche in Chart 1 of Schedule A hereto has been attained and (b) the cumulative number of Operational Goals set forth next to such Tranche in Chart 1 of Schedule A hereto have been attained (the date that the Committee makes any such determination, a “Determination Date”); provided that in no event shall any Determination Date occur later than the 10-year anniversary of the Date of Grant (the “Vesting End Date”). On each Determination Date, the Committee shall also determine the date on which the Performance-Based Vesting Requirements were attained (a “Goal Attainment Date”), provided that (i) in the event the applicable Goals are attained on different dates, the Performance-Based Vesting Requirements shall be deemed to have been attained on (and the Goal Attainment Date shall be) the date on which the last applicable Goal was attained and (ii) each Operational Goal shall be deemed to be attained (if at all) on the last day of the last fiscal quarter of the Company to which such Goal relates. Any Tranche that is not vested as of the Vesting End Date shall be forfeited, canceled and cease to be outstanding.

Schedule A – Performance-Based Vesting (Continued)

Chart 1 – Stock Price and Operational Goals

	Vesting Requirements
Tranche Number	Number of Options	Stock Price Goal ($)	Operational Goals
1	367,003	$237.50	Attainment of 1 of the 20 Goals listed in Chart 2
2	367,003	$296.88	Attainment of 2 of the 20 Goals listed in Chart 2
3	367,003	$371.09	Attainment of 3 of the 20 Goals listed in Chart 2
4	367,003	$463.87	Attainment of 4 of the 20 Goals listed in Chart 2
5	367,003	$579.83	Attainment of 5 of the 20 Goals listed in Chart 2
6	367,003	$724.79	Attainment of 6 of the 20 Goals listed in Chart 2
7	367,003	$905.99	Attainment of 7 of the 20 Goals listed in Chart 2
8	367,003	$1,132.49	Attainment of 8 of the 20 Goals listed in Chart 2
9	367,003	$1,415.61	Attainment of 9 of the 20 Goals listed in Chart 2
10	367,003	$1,769.51	Attainment of 10 of the 20 Goals listed in Chart 2
Total:	3,670,030

With respect to each Tranche, the applicable Stock Price Goal shall be deemed to have been attained as of any date if, and only if, both (a) the Six-Month Average Stock Price and (b) the Thirty-Day Average Stock Price are equal to or greater than the Stock Price Goal target amount set forth next to such Tranche in Chart 1 on such date; provided that the calculation of the Six-Month Average Stock Price and Thirty-Day Average Stock Price shall begin on the Date of Grant and shall not include any Daily Stock Price with respect to any date prior to the Date of Grant.

Following any attainment of a Stock Price Goal, any subsequent change in Daily Stock Price, Six-Month Average Stock Price or the Thirty-Day Stock Price shall have no effect on the attainment of such Goal.

The Stock Price Goals and Operational Goals are subject to adjustment, as determined by the Committee, as described in Schedule B.

Schedule A – Performance-Based Vesting (Continued)

Chart 2 – Operational Goals

Operational Goals
Operational Milestone Tier	Revenue Goals (millions)	Adjusted EBITDA Goals (millions)	Vesting Opportunity Per Row
1	$1,513	$378	1
2	$1,891	$473	1
3	$2,363	$591	1
4	$2,954	$739	1
5	$3,693	$923	1
6	$4,616	$1,154	2
7	$5,770	$1,442	2
8	$7,212	$1,803	2
9	$9,015	$2,254	2
10	$11,269	$2,817	2

Each Revenue Goal shall be deemed to have been attained as of any fiscal quarter end date if, and only if, Revenue is equal to or greater than the Revenue Goal target amount set forth in Chart 2 as of such date.  Following any attainment of a Revenue Goal, any subsequent change in Revenue shall have no effect on the attainment of such Goal.

Each Adjusted EBITDA Goal shall be deemed to have been attained as of any fiscal quarter end date if, and only if, Adjusted EBITDA is equal to or greater than the Adjusted EBITDA Goal target amount set forth in Chart 2 as of such date.  Following any attainment of an Adjusted EBITDA Goal, any subsequent change in Adjusted EBITDA shall have no effect on the attainment of such Goal.

Notwithstanding the foregoing, the calculation of Revenue and Adjusted EBITDA shall begin with the first fiscal quarter commencing after the fiscal quarter in which the Date of Grant occurs and shall not include any fiscal quarter of the Company prior to such fiscal quarter.

Notwithstanding the foregoing, in no event shall attainment of both Revenue and Adjusted EBITDA attributable to the same Operational Milestone Tier in Chart 2 count toward the attainment of more than one Operational Goal on any Determination Date in the case of the first five Operational Milestone Tiers (e.g., if Revenue for Tier 1 is achieved, Adjusted EBITDA for Tier 1 cannot count toward achievement of a different Operational Goal; conversely, both Revenue and Adjusted EBITDA for Tier 6 can count toward achievement of different Operational Goals).

The Operational Goals are subject to adjustment, as determined by the Committee, as described in Schedule B.

Schedule B – Adjustment of Stock Price and Operational Goals for Certain Acquisitions and Divestitures

Adjustments for Acquisitions

●	Any Revenue Goals that have not been attained as of the date the Company closes a merger or purchase of substantially all of the assets of another corporation or entity (an “Acquisition”), in each case with Target Revenue in excess of 2.5% of Revenue for the most recent fiscal year ending prior to such Acquisition with respect to which the Company has filed a Form 10-K with the SEC (such percentage of Revenue, the “Revenue Threshold”), shall be (i) increased by a dollar amount equal to 25% of such Target Revenue beginning with the first full fiscal quarter of the Company ending after the Acquisition; (ii) then increased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Target Revenue in the second full fiscal quarter of the Company ending after the Acquisition; (iii) then increased by a dollar amount equal to an additional 25%, or a cumulative 75%, of such Target Revenue in the third full fiscal quarter of the Company ending after the Acquisition; and (iv) then increased by a dollar amount equal to an additional 25%, or a cumulative 100%, of such Target Revenue in the fourth full fiscal quarter of the Company ending after the Acquisition and all future fiscal quarters of the Company thereafter.
●	Any Adjusted EBITDA Goals that have not been attained as of the date the Company closes an Acquisition with Target Adjusted EBITDA in excess of 5% of Adjusted EBITDA for the most recent fiscal year ending prior to such Acquisition with respect to which the Company has filed a Form 10-K with the SEC (such percentage of Adjusted EBITDA, the “Adjusted EBITDA Threshold”) shall be (i) increased by a dollar amount equal to 25% of such Target Adjusted EBITDA beginning with the first full fiscal quarter of the Company ending after the Acquisition; (ii) then increased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Target Adjusted EBITDA in the second full fiscal quarter of the Company ending after the Acquisition; (iii) then increased by a dollar amount equal to an additional 25% or a cumulative 75%, of such Target Adjusted EBITDA in the third full fiscal quarter of the Company ending after the Acquisition; and (iv) then increased by a dollar amount equal to an additional 25%, or a cumulative 100%, of such Target Adjusted EBITDA in the fourth full fiscal quarter of the Company ending after the Acquisition and all future fiscal quarters of the Company thereafter.
●	Any Adjusted EBITDA Goals that have not been attained as of the date the Company closes an Acquisition with Target Adjusted EBITDA losses in excess of the Adjusted EBITDA Threshold shall be (i) decreased by a dollar amount equal to 25% of such Target Adjusted EBITDA losses beginning with the first full fiscal quarter of the Company beginning after the Acquisition; (ii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Target Adjusted EBITDA losses in the second full fiscal quarter of the Company beginning after the Acquisition; (iii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 75%, of such Target Adjusted EBITDA losses in the third full fiscal quarter of the Company beginning after the Acquisition; and (iv) then decreased by a dollar amount equal to an additional 25%, or a cumulative 100% of such Target Adjusted EBITDA losses in the fourth full fiscal quarter of the Company beginning after the Acquisition and all future fiscal quarters of the Company thereafter.

Adjustments for Divestitures

●	Any Revenue Goals that have not been attained as of the date the Company closes a split-up, spin-off, divestiture or disposition involving Divestiture Revenue (a “Divestiture”) in excess of the Revenue Threshold shall be (i) decreased by a dollar amount equal to 25% of such Divestiture Revenue beginning with the first full fiscal quarter of the Company beginning after the Divestiture; (ii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Divestiture Revenue in the second full fiscal quarter of the Company beginning after the Divestiture; (iii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 75%, of such Divestiture Revenue in the third full fiscal quarter of the Company beginning after the Divestiture; and (iv) then decreased by a dollar amount equal to an additional 25%, or a cumulative 100%, of such Divestiture Revenue in the fourth full fiscal quarter of the Company beginning after the Divestiture and all future fiscal quarters of the Company thereafter.
●	Any Adjusted EBITDA Goals that have not been attained as of the date the Company closes a Divestiture with Divestiture Adjusted EBITDA in excess of the Adjusted EBITDA Threshold shall be (i) decreased by a dollar amount equal to 25% of such Divestiture Adjusted EBITDA beginning with the first full fiscal quarter of the Company beginning after the Divestiture; (ii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Divestiture Adjusted EBITDA in the second full fiscal quarter of the Company beginning after the Divestiture; (iii) then decreased by a dollar amount equal to an additional 25%, or a cumulative 75%, of such Divestiture Adjusted EBITDA in the third full fiscal quarter of the Company beginning after the Divestiture; and (iv) then decreased by a dollar amount equal to an additional 25%, or a cumulative 100%, of such Divestiture Adjusted EBITDA in the fourth full fiscal quarter of the Company beginning after the Divestiture and all future fiscal quarters of the Company thereafter.

●	Any Adjusted EBITDA Goals that have not been attained as of the date the Company closes a Divestiture with Divestiture Adjusted EBITDA losses in excess of the Adjusted EBITDA Threshold shall be (i) increased by a dollar amount equal to 25% of such Divestiture Adjusted EBITDA losses beginning with the first full fiscal quarter of the Company ending after the Divestiture; (ii) then increased by a dollar amount equal to an additional 25%, or a cumulative 50%, of such Divestiture Adjusted EBITDA losses in the second full fiscal quarter of the Company ending after the Divestiture; (iii) then increased by a dollar amount equal to an additional 25%, or a cumulative 75%, of such Divestiture Adjusted EBITDA losses in the third full fiscal quarter of the Company ending after the Divestiture; and (iv) then increased by a dollar amount equal to an additional 25%, or a cumulative 100%, of such Divestiture Adjusted EBITDA losses in the fourth full fiscal quarter of the Company ending after the Divestiture and all future fiscal quarters of the Company thereafter.
●	In the event of any split-up, spin-off, extraordinary dividend or similar transaction, the Daily Stock Price shall be calculated assuming the per-share amounts received by the Company’s stockholders in such transaction were reinvested in Stock at the time such amounts were received by Company stockholders, as determined in good faith by the Committee.

PERFORMANCE NON-QUALIFIED STOCK OPTION AWARD TERMS AGREEMENT

This Performance Non-Qualified Stock Option Award Terms Agreement, together with the Grant Notice to which it is attached, supplements and forms a part of the Agreement identified in the Grant Notice between Axon Enterprise, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) identified in the Grant Notice, and is effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).

AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a) “Accountant” shall have the meaning ascribed to it in Section 30.
(b) “Acquired Shares” means any shares of Stock acquired upon the exercise of the Options, after giving effect to any shares of Stock withheld by the Company in connection with such exercise for purposes of satisfying the applicable exercise price or tax obligation attributable to such exercise.
(c) “Acquisition” shall have the meaning ascribed to it in Schedule B of the Grant Notice.
(d) “Adjusted EBITDA” means, as of any date, for the previous four consecutive fiscal quarters, the Company’s net (loss) income attributable to common stockholders before interest expense, interest and other income (such as dividends), adjusted for one-time or non-recurring items, including gains and losses on investments (inclusive of strategic and non-strategic non-controlling minority investments and joint ventures or similar arrangements), transaction costs related to strategic investments and acquisitions (or divestitures), gains or losses or impairments related to dispositions of businesses, disposals and/or abandonments of intangible assets, disposals or impairment of land, property and/or equipment, restructuring costs (including non-recurring costs related to a reduction in force and/or to closing or exiting facilities), (benefit) provision for income taxes, depreciation and amortization and stock based compensation.
(e) “Adjusted EBITDA Threshold” shall have the meaning ascribed to it in Schedule B of the Grant Notice.
(f) “Affiliate” means any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2) and (3).
(g) “Agreement” shall have the meaning ascribed to it in the Grant Notice.
(h) “Annual Meeting” shall have the meaning ascribed to it in the Grant Notice.
(i) “Award” shall have the meaning ascribed to it in the Grant Notice.
(j) “Award Terms Agreement” shall have the meaning ascribed to it in the Grant Notice.
(k) “Axon Business” shall have the meaning ascribed to it in Section 22(c).
(l) “Board” means the Company’s Board of Directors, as constituted from time to time.

(m) “Cause” means, for purposes of termination of the Optionee’s employment, any of the following: (i) the Optionee’s commission of fraud, misrepresentation, theft or embezzlement of Company assets; (ii) the Optionee’s violation of law or of Company policies (including the Company’s Code of Business Conduct and Ethics) material to the performance of the Optionee’s duties; (iii) the Optionee’s repeated insubordination or failure to comply with any valid and legal directive of the Board; (iv) the Optionee’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Company or its Affiliates (including financial or reputational injury); (v) the Optionee’s conviction of, or plea of guilty or nolo contendere to a crime that constitutes either a felony or a misdemeanor involving embezzlement, misappropriation, moral turpitude or fraud, if such crime materially impairs the Optionee’s ability to perform services for the Company or results in harm (including financial or reputational) to the Company or its Affiliates; (vi) the Optionee’s material breach of the provisions of this Agreement, including specifically the restrictive covenant obligations described in Sections 22, 23 and 24 of this Agreement; (vii) the repeated failure of the Optionee to perform his duties after written notice of such failure from the Board (other than any such failure resulting from incapacity due to physical or mental illness) or (viii) the Optionee’s willful misconduct in the performance of his duties or engaging in any other actions that are reasonably expected to cause material financial or reputational harm to the Company or its Affiliates; provided, however, that in the event of any proposed termination for Cause related to the Optionee’s poor performance (and excluding, for the avoidance of doubt, clause (viii)), the Optionee’s termination shall be effective upon the expiration of a 30-day cure period following written notice by the Board and a lack of adequate corrective action having been undertaken by the Optionee to the reasonable satisfaction of the Board, in its sole discretion, during such 30-day cure period.
(n) “Change in Control” means any of the following:
i.The consummation of (A) a merger, consolidation, statutory share exchange or similar form of transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y), only if Company Voting Securities (as defined below) are issued or issuable (a “Reorganization”) or (B) the sale, transfer or other similar disposition of all or substantially all the assets of the Company to any Person or Persons, (other than (1) any disposition to an Affiliate or (2) any dividend or distribution of assets (including the stock of any Affiliate) to the stockholders of the Company) (a “Sale”), unless immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors (as defined below) at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
ii.any Person, corporation or other entity (other than (A) the Company or (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (ii), the following acquisitions shall not constitute a Change in Control:  any acquisition (x) directly from the Company, (y) by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (i) above;
iii.the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in subparagraph (i) above that does not otherwise constitute a Change in Control; or

iv.during any period of twenty-four (24) consecutive calendar months, individuals who were Directors on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the non-employee members of the Board, provided that any person becoming a Director subsequent to the first day of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director; provided, further, however, that no such individual shall be an Incumbent Director if such individual’s initial assumption of office occurs as a result of, or in connection with, (A) an actual or threatened proxy contest with respect to the election or removal of Directors, (B) actual or threatened solicitation of proxies or consents by or on behalf of any person or persons (whether or not acting in concert) other than the Board or (C) agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation.
(o) “CIC Option” means, with respect to any Change in Control, (i) any outstanding unvested Option in a Tranche for which the Stock Price Goal would be satisfied if each of the Six-Month Average Stock Price and the Thirty-Day Average Stock Price was deemed to be equal to the greater of (A) the most recent closing price of the Stock immediately prior to such Change in Control and (B) the per share Stock price received by the Company’s stockholders in connection with such Change in Control (such greater price, the “CIC Price”) and (ii) in the event the CIC Price is greater than the Stock Price Goal applicable to any Tranche but less than the Stock Price Goal applicable to the next Tranche, a pro rata portion of the Options in such next Tranche, based on a fraction the numerator of which is the excess of the CIC Price over the Stock Price Goal applicable to the first Tranche and the denominator of which is the excess of the Stock Price Goal applicable to the second Tranche over the Stock Price Goal applicable to the first Tranche.  All such determinations shall be made by the Committee in its discretion, which shall also have the discretion to make any such determination prior to the date of such Change in Control.
(p) “Closing Date” shall have the meaning ascribed to it in Section 4(b)(ii).
(q) “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.
(r) “Committee” means the Compensation Committee of the Board, as constituted from time to time.
(s) “Company” shall have the meaning set forth in the preamble to this Award Terms Agreement.
(t) “Confidential Information” means and includes:  (i) matters of a technical nature such as materials, models, devices, products, trade secret processes, techniques, data, formulas, inventions (whether or not patentable), specifications and characteristics of products and services planned or being developed; (ii) research subjects, methods and results; (iii) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; (iv) recorded communication; or (v) other information of a similar nature that is not generally disclosed to the public.
(u) “Customer” has the meaning ascribed to in Section 22(d).
(v) “Daily Stock Price” means, as of any trading day, the closing price for the Stock as reported on the NASDAQ Stock Market (or such other exchange on which the Stock is then traded) for such trading day.
(w) “Date of Grant” shall have the meaning set forth in the preamble to this Award Terms Agreement.
(x) “Determination Date” shall have the meaning ascribed to it in Schedule A of the Grant Notice.
(y) “Director” means any non-employee member of the Board, but solely in his or her capacity as such a member of the Board.
(z) “Divestiture” shall have the meaning ascribed to it in Schedule B of the Grant Notice.
(aa) “Divestiture Adjusted EBITDA” means, as of any date, the cumulative Adjusted EBITDA of the spun-off, split-off or divested business or entity for the four consecutive fiscal quarters completed immediately prior to the closing date of the relevant transaction; provided that if such business or entity does not have four fiscal quarters of operating history, the calculation shall be annualized based on available quarterly financial data, as determined in good faith by the Committee.

(bb) “Divestiture Revenue” means, as of any date, the cumulative revenue of the spun off, split-off, divested or disposed business or entity for the four consecutive fiscal quarters completed immediately prior to the closing date of the relevant transaction; provided that if such business or entity does not have four fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Committee.
(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including regulations thereunder and successor provisions and regulations thereto.
(dd) “Excise Tax” shall have the meaning ascribed to it in Section 30.
(ee) “Exercise Limit” shall have the meaning ascribed to it in Section 6(b).
(ff) “Expiration Date” shall have the meaning ascribed to it in Section 8.
(gg) “Fair Market Value” means, as of any date, the closing price for one share of Stock as reported on the NASDAQ (or any other exchange on which the Stock is then listed) for that date or, if no prices are reported for that date, the closing price on the last day on which such prices were reported.
(hh) “Family Member” means the Optionee’s spouse and any parent, stepparent, grandparent, child, stepchild or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Optionee) have more than 50% of the beneficial interest.
(ii) “Goal” means any Stock Price Goal or Operational Goal.
(jj) “Goal Attainment Date” shall have the meaning ascribed to it in Schedule A of the Grant Notice.
(kk) “Good Reason” means a material reduction of the Optionee’s duties, authority or responsibilities, in effect immediately prior to such reduction; provided, however, that changes by the Board to the Optionee’s specific job duties or reporting relationships which do not materially diminish the Optionee’s authority and responsibilities shall not constitute Good Reason.  Notwithstanding the foregoing, no termination by the Optionee shall constitute a termination for Good Reason unless: (i) the Optionee gives the Company notice of the existence of the condition constituting Good Reason within 30 days following the initial occurrence thereof; (ii) the Company does not remedy or cure the Good Reason condition within 30 days of receiving the notice described in clause (ii); and (iii) the Optionee terminates his employment within 30 days following the end of the cure period described in clause (ii).
(ll) “Holding Period Requirement” shall have the meaning ascribed to it in Section 9(a).
(mm) “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable:  (i) that relate directly to the business of Company, or to Company’s actual or demonstrably anticipated research or development; (ii) that result from any work performed by the Optionee for Company; (iii) in which equipment, supplies, facilities or trade secret information of Company is utilized; or (iv) that were conceived or developed during the time the Optionee was employed by the Company.
(nn) “Minimum Service Date” means, with respect to any Tranche, the later of (i) the first business day on or following the date that is a number of months after the Date of Grant equal to (A) (x) the number of such Tranche (i.e., in the case of Tranche 1, one; in the case of Tranche 10, 10) multiplied by 12, divided by (y) two plus (B) 36 and (ii) February 26, 2028.
(oo) “Non-Compete Period” shall have the meaning ascribed to it in Section 22(c).
(pp) “Normal Vesting Date” shall have the meaning ascribed to it in Section 4(a).
(qq) “Operational Goal” means any of the specified target amounts of either Revenue or Adjusted EBITDA as listed in Chart 2 of Schedule A of the Grant Notice.
(rr) “Optionee” shall have the meaning set forth in the preamble to this Award Terms Agreement.
(ss) “Options” shall have the same meaning ascribed to it in the Grant Notice.

(tt) “Parachute Payments” shall have the meaning ascribed to it in Section 30.
(uu) “Performance-Based Vesting Requirements” shall have the meaning ascribed to it in Schedule A of the Grant Notice.
(vv) “Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act.
(ww) “Post-CIC Award” shall have the meaning ascribed to it in Section 4(b)(iii).
(xx) “Reputational Harm” shall have the meaning ascribed to it in Section 10(b).
(yy) “Required Position” means the Optionee’s service in the role of chief executive officer of the Company (or in a role performing an equivalent function) or executive chairman of the Board (or in a role performing an equivalent function) pursuant to which the Optionee is devoting substantially all the Optionee’s business time, attention, skill and efforts to the business and affairs of the Company and its Subsidiaries.  Notwithstanding the foregoing, the Optionee shall be deemed to not be in the Required Position if, prior to the Vesting End Date, the Optionee (i) is the chief executive officer of any operating company (excluding investment entities or grant-making foundations) that is not affiliated with the Company or (ii) becomes a member of any for-profit board of directors without the prior written approval of the Board.
(zz) “Revenue” means, as of any date, the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Forms 10-Q and 10-K), for the previous four consecutive fiscal quarters of the Company, beginning with the Company’s first full fiscal quarter ending after the fiscal quarter in which the Date of Grant occurs.
(aaa) “Revenue Threshold” shall have the meaning ascribed to it in Schedule B of the Grant Notice.
(bbb) “SEC” means the U.S. Securities and Exchange Commission.
(ccc) “Section 409A” shall have the meaning ascribed to it in Section 28.
(ddd) “Section 21F” shall have the meaning ascribed to it in Section 22(a).
(eee) “Securities Act” means the Securities Act of 1933, as amended, including regulations thereunder and successor provisions and regulations thereto.
(fff) “Six-Month Average Stock Price” means, as of any date, (i) the sum of the Daily Stock Price of the Company for each trading day during the 181-calendar-day period ending immediately prior to such date divided by (ii) the number of trading days during such period.
(ggg) “Stock” means the common stock of the Company, par value $0.00001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Section 14.
(hhh) “Stock Price Goal” means any of the specified target amounts of both Six-Month Average Stock Price and Thirty-Day Stock Price as set forth in Chart 1 of Schedule A of the Grant Notice.
(iii) “Target Adjusted EBITDA” means, as of any date, the applicable cumulative Adjusted EBITDA for the four consecutive fiscal quarters completed immediately prior to the closing date of the relevant transaction; provided that if the relevant target business or entity does not have four fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Committee.
(jjj) “Target Revenue” means, as of any date, the applicable cumulative revenue of the relevant target business or entity (or, to the extent applicable, any predecessor to the relevant target entity) for the four consecutive fiscal quarters completed immediately prior to the closing date of the applicable Acquisition; provided that if the relevant target company or entity does not have four fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Committee.
(kkk) “Thirty-Day Average Stock Price” means, as of any date, (i) the sum of the Daily Stock Price of the Company for each trading day during the 30-calendar-day period ending immediately prior to such date divided by (ii) the number of trading days during such period.

(lll) “Tranche” shall have the meaning ascribed to it in Schedule A of the Grant Notice.
(mmm) “Unvested CIC Options” shall have the meaning ascribed to it in Section 4(b)(ii).
(nnn) “Vesting Date” means, with respect to any Option, the date (if any) on which such Option vested and became exercisable pursuant to Section 4.
(ooo) “Vesting End Date” shall have the meaning ascribed to it in Schedule A of the Grant Notice.
2. Grant of Option. Subject to the terms of this Agreement, the Company grants to the Optionee the right and option to purchase from the Company all or any part of the total number of shares of Stock specified in the Grant Notice effective as of the Date of Grant (but subject to stockholder approval as set forth in Section 5 and in the Grant Notice).  The Options granted under this Agreement are not intended to be “incentive stock options” under Section 422 of the Code.
3. Exercise Price. The exercise price of each Option is the exercise price per share of Stock specified in the Grant Notice.
4. Vesting of Tranches.
(a) General.  Except as otherwise provided in this Section 4 or in Section 5, with respect to each outstanding Tranche, subject to (i) the Committee’s determination that the applicable Performance-Based Vesting Requirements have been achieved in accordance with the terms and conditions set forth in this Agreement (including Schedule A of the Grant Notice) and (ii) the Optionee’s continued employment in the Required Position through the later of (x) the applicable Determination Date and (y) the applicable Minimum Service Date (such later date, a “Normal Vesting Date”), such Tranche shall vest as of such Normal Vesting Date; provided, however, that the Vesting End Date shall be deemed to be extended until the first Determination Date after the Vesting End Date solely for purposes of determining whether any Operational Goal for the last fiscal quarter ending prior to the Vesting End Date has been attained, and any Tranche that vests because of the attainment of any such Operational Goal shall be deemed to have vested prior to the Vesting End Date.
(b) Change in Control. (i) Prior to the consummation of a Change in Control that occurs prior to the Vesting End Date, the Committee shall determine whether any outstanding unvested Option in any Tranche is a CIC Option with respect to such Change in Control.

(ii) If the Optionee is employed by the Company in the Required Position on the date a Change in Control is consummated (the “Closing Date”), (x) any outstanding CIC Options with respect to which the applicable Minimum Service Date occurred prior to the Closing Date shall, without regard to whether the applicable Operational Goals were attained, vest effective as of the Closing Date and (y) any other CIC Option shall remain outstanding and eligible to vest subject solely to the Optionee’s continued employment through the applicable Minimum Service Date and without regard to the Performance-Based Vesting Conditions (any CIC Options described in this clause (y), “Unvested CIC Options”).  Any outstanding unvested Option in a Tranche that is not a CIC Option shall be forfeited, cancelled and cease to be outstanding as of the Closing Date.

(iii) In connection with a Change in Control, any CIC Options shall be subject to the authority of the Committee hereunder, including Section 14.  In the event that Unvested CIC Options remain outstanding following a Change in Control, whether by assumption, continuation or substitution of a new award (a “Post-CIC Award”), such Post-CIC Award shall vest in full in the event that, during the 24-month period following such Change in Control, the Optionee’s employment is terminated by the Company without Cause or the Optionee resigns for Good Reason; provided that the term of the Options set forth in Section 8 shall continue to apply.

(c) Termination Without Cause. Notwithstanding anything in Section 4(a) or (b) to the contrary, if either (i) the Company removes the Optionee from the Required Position (other than in connection with a termination of the Optionee’s employment by the Company for Cause or in connection with the Optionee’s death or disability) or (ii) the Optionee’s employment is terminated by the Company without Cause prior to the Vesting End Date, then, subject to a release of claims in form and substance satisfactory to the Company, any then outstanding Tranche shall vest as of the date of such event based solely on attainment of the applicable Stock Price Goals as of such date, without regard to the otherwise applicable Operational Goals.  In addition to any Tranches that vest as a result of the preceding sentence of this Section 4(c), a pro rata portion of the next outstanding unvested Tranche (if any are remaining) shall also vest as of such date, based on a fraction the numerator of which is the excess of the Six-Month Average Stock Price as of such date over the Stock Price Goal applicable to the first Tranche and the denominator of which is the excess of the Stock Price Goal applicable to the second Tranche over the Stock Price Goal applicable to the first Tranche.

(d) Death/Disability.  In the event of the Optionee’s death or disability and prior to the applicable Minimum Service Date, any then outstanding Tranche shall vest as of such termination based solely on attainment of the applicable Performance-Based Vesting Requirements as of such date, without regard to the Optionee’s continued employment.
(e) Leave of Absence. Unless otherwise determined by the Committee, the vesting of any then outstanding Tranche shall be suspended during any period of time prior to the Vesting End Date on which the Optionee is on approved leave of absence; provided that the term of the Options set forth in Section 8 shall continue to apply.
(f) Other Termination of Employment; Vesting End Date.  Except as otherwise provided in this Section 4, upon the earliest of (i) the Optionee ceasing to be employed in the Required Position, (ii) the Optionee’s termination of employment for any reason and (iii) the Vesting End Date, any outstanding unvested Tranche shall be forfeited, canceled and cease to be outstanding.
5. Stockholder Approval.  The Optionee acknowledges and agrees that this Agreement and this Award is being made prior to the approval of this Award by the Company’s stockholders.  The Company currently intends to submit this Award for the approval of the Company’s stockholders at the Annual Meeting.  Notwithstanding anything herein to the contrary, no portion of this Award shall vest and no Stock shall be delivered pursuant to the exercise of this Award prior to such stockholder approval.  The Optionee acknowledges and agrees that, if the Company’s stockholders do not approve this Award at the Annual Meeting (as determined by the Board in its sole discretion), this Award Agreement and this Award shall be null and void ab initio and have no further force or effect, and any portion of this Award that may have otherwise vested prior to such date shall be forfeited, cancelled and cease to be outstanding.
6. Exercise of Option; Exercise Limit.
(a) Subject to the Exercise Limit, each Option may be exercised pursuant to Section 7 at any time after it vests in accordance with Section 4 and before the Expiration Date.
(b) In the event that any Tranche vests within the six-month period following the vesting of any other Tranche, such Tranche shall remain vested but the initial exercisability of such Tranche shall be delayed until the earliest date such that, after giving effect to any prior application of this Section 6(b), no more than one Tranche first becomes exercisable in any six-month period (the “Exercise Limit”).  To the extent an Option is exercisable after the application of the Exercise Limit, it shall remain exercisable until the Expiration Date.  Notwithstanding the foregoing, the Exercise Limit shall cease to apply upon the Optionee’s death or the consummation of a Change in Control.
7. Method of Exercising Option.  Subject to the terms of this Agreement, the Options may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company.  The notice shall state the Optionee’s election to exercise Options and the number of underlying shares in respect of which an election to exercise has been made.  Such notice shall be signed by the Optionee, or if an Option is exercised by a person or persons other than the Optionee because of Optionee’s death, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Options.  As a condition to any such exercise, (i) the exercise price of such Option must be paid in cash or such other method permitted by the Committee, in its sole discretion, in compliance with applicable federal or state securities laws, regulations or rules of the NASDAQ Stock Market (or such other exchange on which the Stock is then traded), including a broker-assisted “cashless exercise” arrangement or cashless net-issuance arrangement, and communicated to the Optionee before the date the Optionee exercises the Option and (ii) provision must be made for the payment of any applicable taxes in accordance with Section 11.
8. Term of Option.  The Options granted under this Agreement (whether or not vested or exercisable) cease to be exercisable and expire, unless earlier forfeited, on the 15th anniversary of the Date of Grant, through and including the normal close of business of the Company on such date (the “Expiration Date”).
9. Holding Period Requirement.
(a) Following the vesting and exercise of any Options in any Tranche, the Optionee shall not sell, transfer, pledge, assign or otherwise alienate or hypothecate 20% of the Acquired Shares attributable to such Options at any time (including after the Expiration Date) prior to the date that is three years after any termination of the Optionee’s employment (the “Holding Period Requirement”).  Except as required to satisfy any applicable tax obligations, any dividends or other distributions by the Company on any Acquired Share subject to the Holding Period Requirement shall accrue and be held and retained by the Company on the same basis as such Acquired Share, and shall not be paid to the Optionee until and unless such Acquired Share is no longer subject to the Holding Period Requirement.

(b) Notwithstanding Section 9(a), the Holding Period Requirement shall be automatically waived as to all Acquired Shares (i) upon the occurrence of a Change in Control (and, for the avoidance of doubt, in the event the Optionee receives any Acquired Shares following a Change in Control, the Holding Period Requirement shall not be applicable thereto) or (ii) in the event that the Optionee’s employment is terminated by the Company without Cause or due to the Optionee’s death or disability.
(c) The Company shall hold any Acquired Shares subject to the Holding Period Requirement in escrow together with separate stock powers executed by the Optionee in blank for transfer.  The Company shall not dispose of shares held in escrow pursuant to this Section 9(c), except as otherwise provided in this Agreement.  At such time as any Acquired Share is no longer subject to the Holding Period Requirement, the Company shall release such share from escrow.
(d) Within 30 days following each date the Optionee receives any Acquired Share subject to the Holding Period Requirement, the Optionee shall execute and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to such Acquired Share in a form satisfactory to the Company, and the Optionee shall provide the Company with a copy of such executed and filed election promptly thereafter.
10. Clawback.
(a) General.  This Award and any Acquired Shares (and any other amounts payable under this Award) are subject to forfeiture or recoupment to the fullest extent required by applicable law, any applicable stock exchange listing standard, Section 10(b) of this Agreement and any recoupment or clawback policy adopted by the Company to comply with Rule 10D-1 under the Exchange Act.  By accepting this Award, the Optionee consents to the potential forfeiture or recoupment of his Award and any Acquired Shares (and any other amount payable under this Award) pursuant to any applicable law, listing standard, provision of this Agreement or Company policy, and agrees to be bound by and comply with such requirements and to return or repay the full amount required by such requirements.  Without limiting the foregoing, if the Date of Grant occurs prior to the adoption by the Company of a recoupment or clawback policy to comply with Rule 10D-1 under the Exchange Act, this Award and any Acquired Shares (and any other amounts payable under this Award) shall be subject thereto as though this Award was granted immediately after the effective date of such policy.
(b) Reputational Harm.  Without limiting any other rights and remedies available to the Company, in the event the Optionee’s employment is terminated by the Company for Cause due to willful actions or omissions by the Optionee after the Date of Grant that cause material reputational harm to the Company (“Reputational Harm”), then the Company may, at any time after such termination, (i) terminate or cancel all or any unvested portion of this Award or any vested but unexercised Options, (ii) recover from the Optionee any Acquired Shares (or other amounts paid under this Award) that are held in escrow pursuant to the Holding Period Requirements, or (iii) require the Optionee to remit to the Company the after-tax net value of any amount previously paid or received by the Optionee in respect of this Award (including Acquired Shares no longer subject to the Holding Period Requirements); provided that any recovery or remittance described in clause (ii) or (iii) above shall only apply with respect to amounts paid or received within the three-year period prior to the Optionee’s termination of employment for Reputational Harm.  The amount that the Company may recover from the Optionee in the event of a termination due to Reputational Harm shall be based on such factors the Board reasonably determines in its good-faith judgment are appropriate, including the impact of individuals other than the Optionee or events beyond the control of the Optionee, the cooperation of the Optionee in mitigating the Reputational Harm and the judgment of the Board as to the magnitude of the Reputational Harm to the Company.  No act or omission by the Optionee shall be considered “willful” for purposes of this Agreement unless done, or failed to be done, by the Optionee intentionally and in bad faith or if done, or failed to be done, by the Optionee following advice of the Company’s legal counsel.
(c) Reputational Harm Determination.  Notwithstanding anything in Section 10(b) to the contrary, the cessation of the Optionee’s employment shall not be deemed to be due to Reputational Harm unless and until there shall have been delivered to the Optionee a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding for all purposes the Optionee) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Optionee and the Optionee is given an opportunity, together with counsel for the Optionee, to be heard before the Board), finding that, in the good-faith opinion of the Board, Cause and Reputational Harm exist and specifying the particulars thereof in detail.

11. Withholding; Tax Advice. The Company shall have the power to withhold, or require the Optionee to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state or local taxes required to be withheld or otherwise due with respect to the exercise of the Option; provided that the amount of withholding will reflect the required minimum amount necessary to satisfy taxes if withholding at the minimum amount is necessary to avoid adverse accounting consequences.  To the extent that alternative methods of withholding are available under applicable law, the Committee shall have the power to choose among such methods including by: (a) using already owned shares of Stock; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Optionee is otherwise entitled to satisfy the required withholding amount; (d) certified personal check or other cash equivalent acceptable to the Company; or (e) cashless net-issuance arrangement.  By signing this Agreement, the Optionee acknowledges that neither the Company nor any of its representatives has provided the Optionee any tax-related advice with respect to the matters covered by this Agreement.  The Optionee understands and acknowledges that the Optionee is solely responsible for obtaining his own tax advice with respect to the matters covered by this Agreement.
12. Nontransferability of Options. The Options shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as permitted by the Committee.  In addition, the Committee may, in its sole discretion and in compliance with applicable federal or state securities laws, regulations or rules of the NASDAQ Stock Market (or such other exchange on which the Stock is then traded), permit the transfer of any Option or any Acquired Share to a Family Member, trust or partnership, or to a charitable organization (including law enforcement-based charitable organizations), in each case for estate planning purposes or to any other person in the Committee’s sole discretion; provided that no value or consideration is received by the Optionee with respect to such transfer.
13. No Right to Continued Employment. This Agreement shall not be construed to confer upon the Optionee any right to continue employment with the Company (or continue employment as the Company’s Chief Executive Officer) and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Optionee’s employment at any time for any reason.
14. Administration by Committee. This Agreement shall at all times be administered by the Committee.  The Committee shall have the sole and complete discretion with respect to all matters under this Agreement and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company.  Each member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be a party or in which such member may be involved by reason of any action taken or failure to act in connection with the administration of this Agreement.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such member of the Committee may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise.
15. Adjustments upon Specified Events.  In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, split-up or spin-off, extraordinary dividend or other extraordinary distribution (whether in the form of cash, Stock or other property), Change in Control, recapitalization, rights offering, liquidation, merger, consolidation, combination, exchange of shares, or other similar corporate change or event in respect of the Stock, the Committee shall equitably adjust, in the manner the Committee determines appropriate, any or all of: (a) the number and class of shares of Stock or other property subject to this Award; (b) any numeric or share-based limit expressed in this Agreement; (c) the number and class of and/or price of shares of Stock subject to this Award; (d) the performance period, performance targets and/or other goals applicable to this Award; or (e) any other terms of an Award that are affected by the event.  In the event of any such transaction, the Committee, in its discretion, may provide in substitution for any or all of this Award such alternative consideration (including cash) as it, in good faith, may determine, including (i) making provision for a cash payment to the Optionee in consideration for the cancelation of this Award, including a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Stock subject to the applicable Option over the aggregate exercise price of such Option, (ii) canceling and terminating any Option having a per-share exercise price equal to, or in excess of, the Fair Market Value of a share of Stock subject to such Option without any payment or consideration therefor or (iii) establishing a date upon which such Award will expire unless exercised prior thereto.  Any action taken pursuant to this Section 15 shall be taken in a manner consistent with the requirements of Section 409A.  The adjustments permitted under this Section 15 shall be binding on the Optionee without the Optionee’s consent or further action thereby.
16. Compliance with Securities and Applicable Laws.

(a) General.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to deliver any Acquired Shares or issue or deliver any related certificates evidencing shares of Stock, make any book-entry credits, or take any other action to evidence the ownership of shares of Stock pursuant to the exercise of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act, the Exchange Act, or any other applicable federal or state securities laws, regulations, or rules of the NASDAQ Stock Market (or such other exchange on which the Stock is then traded).  All Stock certificates, book-entry credits, or other evidence of ownership delivered pursuant to this Agreement are subject to any stop-transfer orders and other restrictions as the Company deems necessary or advisable to comply with applicable law and the rules and regulations and the rules of the NASDAQ Stock Market (or such other exchange on which the Stock is then traded).  The Company may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Company may require that the Optionee make such reasonable covenants, agreements and representations as the Company, or its counsel, deem advisable in order to comply with any such laws, regulations or requirements.
(b) Further Limits on Disposition. The Optionee understands and acknowledges that, as of the Date of Grant, any Option and any shares of Stock subject to the Option are not registered under the Securities Act or any applicable state securities laws and may not be sold, assigned, transferred or disposed of (including transfer by gift or operation of law) except in accordance with this Agreement.  If this Award is approved by stockholders at the Annual Meeting, the Company shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Stock subject to this Award.
17. No Stockholder Rights.  The Optionee shall have no voting rights or any other rights as a stockholder of the Company with respect to any Option unless and until shares of Stock are in fact issued to the Optionee in connection with this exercise of the Option.
18. Governing Law; Forum Selection. The place of administration of this Agreement shall be conclusively deemed to be within the State of Arizona and the validity, construction, rights, obligations, remedies and performance of this Agreement shall be governed by the laws of the State of Arizona. The parties agree that any action or proceeding initiated to enforce this Agreement shall be brought solely in the State of Arizona. Any dispute involving or affecting this Agreement shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules of the American Arbitration Association then in effect, and with applicable law. BY SIGNING THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. Both parties will bear their own costs, attorneys’ fees and other expenses incurred in connection with the preparation and/or review of this Agreement. Should the Optionee or the Company employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for the breach of any terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ fees incurred or expended in connection therewith. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment or otherwise.
19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under this Agreement.
20. Amendment; No Repricing. This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee. The Company may not, without the approval of the stockholders: (a) reduce, reprice or take any other action relative to the Options that would be treated as a repricing under applicable NASDAQ Listing Rules (or the rules of any other exchange on which the Stock is then traded); (b) cancel the Options in exchange for cash or in exchange for any other option or other equity security with an exercise price that is less than the exercise price of the Options; or (c) extend the exercise period of the Options beyond the Expiration Date.
21. Severability; Entire Agreement.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and the Agreement shall be construed, enforced and interpreted as if such unenforceable provision had never been contained herein.  This Agreement (including the Grant Notice) constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.
22. Restrictive Covenants.

(a) Confidential Information.  The Optionee agrees to maintain the confidentiality of and not use, directly or indirectly, confidential and proprietary information of the Company.  The Optionee represents that the Optionee will return all Company Confidential Information in the Optionee’s possession to the Company upon termination of his employment with the Company.  The Optionee agrees that, following his termination of employment for any reason, he will not directly or indirectly, alone or as a partner, officer, director or stockholder of any other firm or entity, use the Confidential Information to solicit or attempt to influence any client, customer or other person to direct its purchase of products or services away from the Company.  The parties agree that this Agreement does not limit the Optionee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies.  This confidentiality provision does not apply to communications necessary between Company management, its attorneys and auditors or members of its Board, Optionee’s immediate family members, attorneys, or legal and financial planners or tax preparers who are also bound by this confidentiality provision. Nothing in this Agreement shall prevent the Optionee from the disclosure of confidential Information or trade secrets that: (i) is made: (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Optionee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Optionee may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to the Optionee’s attorney and use the Confidential Information or trade secrets in the court proceeding if the Optionee or the Optionee’s attorney: (i) files any document containing Confidential Information or trade secrets under seal; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to court order.  The Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.  All information which the Optionee has a reasonable basis to consider Confidential Information or which is treated by the Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by the Optionee, or by others, and without regard to the manner in which the Optionee obtains access to such information. The Optionee agrees that the Company shall have the right to notify any future or prospective employers, or individuals or entities with whom the Optionee may be entering into a contractual relationship, of the provisions of this Section 22 for purposes of ensuring that the Company’s interests are protected.  This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, the Optionee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits the Optionee from:  (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate Section 22(a), to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.
(b) Inventions. The Optionee agrees that all Inventions made, authored or conceived by the Optionee, either solely or jointly with others, during the Optionee’s employment with the Company, shall be the sole and exclusive property of the Company. The Optionee is hereby notified that this Section 22 does not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed initially on the Optionee’s own time and (i) which does not relate: (1) directly to the business of the Company; or (2) to the Company’s actual or demonstrably anticipated research, development or products; or (ii) which does not result from any work performed by the Optionee for the Company.

(c) Covenant Not to Compete.  The Optionee agrees that while employed by the Company and during the 24-month period following termination of the Optionee’s employment with the Company for any reason (the “Non-Compete Period”), he will not, directly or indirectly, own, control, manage, operate or act for or on behalf of, assist in, engage in, have any financial interest in, or participate in any way, including as an owner, partner, employee, officer, agent, board member, consultant, advisor, volunteer, stockholder or investor in, any entity, person, business or enterprise that is engaged in the design, manufacture, marketing, selling, importing, exporting, servicing or supporting of less lethal weapons, law enforcement cameras, digital evidence management, record management systems, computer-aided dispatch systems, machine learning, artificial intelligence, unmanned vehicles (e.g., drones), virtual reality or any other technology or products that the Company is engaged in or is on the roadmap to enter over the Non-Compete Period at the time of termination of employment; or related professional services marketed, sold or provided to public safety customers in connection with the products mentioned above throughout the world (the “Axon Business”). The Optionee acknowledges that his continued employment with the Company and this Agreement are more than sufficient consideration for this covenant not to compete. The Optionee further acknowledges that the Company is engaged in marketing and selling its products throughout the world and that this covenant not to compete is necessary and reasonable to protect the Company and that the Company will suffer irreparable harm and other damages in the event of a breach of this provision. The Optionee acknowledges that his training and experience have prepared him for employment or other business opportunities to sell products and perform services for businesses other than those in the Axon Business. Accordingly, the Optionee acknowledges that the restrictions contained in this covenant not to compete will not unduly prevent him from obtaining employment or business opportunities other than in the Axon Business. The Optionee also acknowledges that the time, scope and geographic area of this covenant not to compete are reasonable and necessary to protect the interests of the Company and the Axon Business.
(d) No Solicitation of Customers.  The Optionee shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed or electronic communication with, any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way. It is not a breach of this subsection for Optionee to respond to an unsolicited inquiry from a Customer by informing that Customer that “I am subject to a contractual restriction and am unable to assist you”, or words of similar effect. For purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time while the Optionee was employed by the Company. The Optionee acknowledges and agrees that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.
(e) Covenant Not to Recruit and Hire.  The Optionee shall not: (i) directly or indirectly hire, solicit or recruit, or attempt to hire, solicit or recruit, any employee of the Company to leave their employment with the Company, nor shall the Optionee contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company; or (ii) solicit, encourage or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any supplier, vendor or contractor who conducted business with the Company at any time during the 24-month period preceding the termination of the Optionee’s employment with the Company for any reason, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall the Optionee otherwise interfere with any business relationship between the Company and any such supplier, vendor or contractor.
(f) Covenant Not to Disparage. The Optionee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, or any of its affiliates, its directors, officers, employees or its products.  The Optionee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, any member of the Board or advisory board, competitors, vendors, employees (past and present) and clients.

(g) Acknowledgments. The Optionee further acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation neither to disclose nor to use Confidential Information other than for the Company’s exclusive benefit and his obligations not to compete and not to solicit employees is necessary to protect the Confidential Information and, consequently, to preserve the value and goodwill of the Company. The covenants set forth in this Section 22 are necessarily of a special, unique and extraordinary nature, and the loss arising from a breach thereof cannot reasonably and adequately be compensated by money damages, as such breach will cause the Company to suffer irreparable harm. Accordingly, in the event of any breach or threatened breach of any of the covenants set forth in this Section 22, the Company will be entitled to seek an injunctive or other extraordinary relief from a court of competent jurisdiction to restrain the violation or threatened violation of such covenants by the Optionee or any person acting for or with the Optionee in any capacity. The remedy set forth herein will be cumulative and not in limitation of any other remedies available to the Company. The covenants set forth in this Section 22 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in which the Company sold products or services. In the event that the provisions of this Section 22 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the court does not exercise the power granted to it in the prior sentence, the Optionee and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
23. Cooperation. The Optionee agrees that while employed by the Company and all times thereafter, to cooperate with the Company regarding any claims, litigation or related matters involving the Company, including providing truthful (a) information by phone, email or otherwise upon reasonable request and (b) testimony by deposition or in court as may be reasonably required, with the Company paying reasonable compensation, travel and per diem expenses.
24. Return of Company Property. All computers, tablets, phones, equipment, records, files, lists (including computer-generated lists), data, drawings, documents, equipment and similar items relating to the Company’s business that the Optionee generated or received from the Company remain the Company’s sole and exclusive property. The Optionee further represents that the Optionee has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. The Optionee agrees to promptly return to the Company all property of the Company in Optionee’s possession upon termination of his employment with the Company, for any reason, including all Company documents, equipment or other materials.
25. Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at Legal@axon.com or its principal office to the attention of the Secretary, and to the Optionee at the Optionee’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other.  Any notice shall be deemed to be given only when received, but if the Optionee is no longer employed by the Company, such notice shall be deemed to have been duly given by the Company when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States government.
26. Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and same instrument.
27. Interpretation.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender and the neuter as the context requires.
28. Section 409A.  The Company intends (but cannot and does not guarantee) that this Agreement and the Option comply with and meet all, or qualify for an exception to, the requirements of Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance with Section 409A or an exception thereto.  The Optionee acknowledges that the Company makes no representations or warranties regarding the tax treatment or tax consequences of the Option, including the application of Section 409A.  In any case, the Optionee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Optionee or for the Optionee’s account in connection with any Option (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold the Optionee harmless from any or all of such taxes or penalties.

29. Independent Counsel.  The Optionee acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and representation of independent counsel and tax advisors prior to entering into this Agreement and the transactions contemplated hereby.
30. Section 280G.  Notwithstanding any other provision in this Agreement to the contrary, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by the Company prior to the applicable Change in Control (the “Accountant”)) that the vesting of the Options, together with the aggregate amount of any other payments, distributions, benefits and entitlements of any type payable by the Company or any affiliate to the Optionee or for the Optionee’s benefit, in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 30, would be payable to the Optionee, exceeds the greatest amount of Parachute Payments that could be paid to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Optionee shall not exceed the amount which produces the greatest after-tax benefit to the Optionee after taking into account any Excise Tax to be payable by the Optionee.  For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to the Optionee, if doing so would place the Optionee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments).  Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A; provided that in no event may the Parachute Payments be reduced in a manner that would subject the Optionee to additional taxation under Section 409A.

[PRELIMINARY COPY-SUBJECT TO COMPLETION]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12586-P90082

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXON ENTERPRISE, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of eight directors of the Company named in the proxy statement.

Nominees:	For	Against	Abstain
A. Adriane Brown	☐	☐	☐
B. Michael Garnreiter	☐	☐	☐
C. Mark W. Kroll	☐	☐	☐
D. Matthew R. McBrady	☐	☐	☐
E. Hadi Partovi	☐	☐	☐
F. Graham Smith	☐	☐	☐
G. Patrick W. Smith	☐	☐	☐
H. Jeri Williams	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR for the following proposal:

The Board of Directors recommends you vote FOR proposals 4 and 5:

	For	Against	Abstain
4. Proposal No. 4 requests that shareholders vote to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2023.	☐	☐	☐
5. Proposal No. 5 requests that shareholders vote to approve the 2023 CEO Performance Award.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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